The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-133251
Subject to completion, dated June 6, 2006
Preliminary Prospectus Supplement
(To Prospectus Dated April 12, 2006)
TELEFÓNICA EMISIONES S.A.U.
(incorporated with limited liability in the Kingdom of Spain)
$           Floating Rate Senior Notes due
$           Fixed Rate Senior Notes due
guaranteed by:
TELEFÓNICA, S.A.
(incorporated with limited liability in the Kingdom of Spain)
The $                  floating rate senior notes due                  (the “Floating Rate Notes”) will bear interest at the then-applicable U.S. Dollar three-month LIBOR rate plus         % per year, and the $         fixed rate senior notes due                   (the “Fixed Rate Notes” and collectively, together with the Floating Rate Notes, the “Notes”) will bear interest at         % per year. Interest on the Floating Rate Notes will be payable on each                  ,                 ,                  and                  of each year, beginning on                  , 2006. Interest on the Fixed Rate Notes will be payable on each  and                  of each year beginning on                  , 2006. The Floating Rate Notes will mature at 100% of their principal amount on                  . The Fixed Rate Notes will mature at 100% of their principal amount on                  . The Floating Rate Notes and the Fixed Rate Notes constitute separate series of securities issued under the Indenture (as defined herein). The Notes may be offered and sold in multiple series with different maturities, interest rates and other terms.
Subject to applicable law, the Notes of each series will be unsecured and will rank equally in right of payment with other unsecured unsubordinated indebtedness of Telefónica Emisiones S.A.U. (the “Issuer”). The Guarantee (as defined herein) as to the payment of principal, interest and Additional Amounts (as defined herein) will be a direct, unconditional unsecured and unsubordinated obligation of our parent, Telefónica, S.A., (the “Guarantor”) and, subject to applicable law, will rank equally in right of payment with its other unsecured unsubordinated indebtedness.
For a more detailed description of the Notes of each series and the related Guarantee, see “Description of the Notes and the Guarantee” beginning on page S–28.
Investing in the Notes involves risks. See “Risk Factors” beginning on page S–16.

Proceeds, before
		Underwriting	expenses, to
		Discounts	Telefónica
	Price to Public	and Commissions	Emisiones S.A.U.

Per Fixed Rate Note	%	%	%
Total for Fixed Rate Notes	$	$	$
Per Floating Rate Note	%	%	%
Total for Floating Rate Notes	$	$	$
Total	$	$	$
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to purchasers in registered book entry form through The Depository Trust Company (“DTC”) on or about June     , 2006, which will be the 7th business day following the date of pricing of the Notes. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Application will be made for the Notes described in this Prospectus Supplement to be listed on the New York Stock Exchange (the “NYSE”).
Joint Bookrunning Lead Managers

Citigroup	Credit Suisse	Deutsche Bank Securities	Lehman Brothers
June     , 2006.

PROSPECTUS SUPPLEMENT

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
          This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this offering of the Notes and also adds to and updates information contained in the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The second part is the accompanying Prospectus which gives more general information, some of which does not apply to this offering.
          If the description of this offering varies between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information contained in or incorporated by reference in this Prospectus Supplement.
          In this Prospectus Supplement and any other prospectus supplements, the “Issuer” refers to Telefónica Emisiones S.A.U. and “Telefónica”, “Telefónica, S.A.” the “Group” or the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. “O2” refers to O2 plc, a subsidiary of Telefónica. We use the words “we”, “us” and “our” to refer to the Issuer or the Guarantor, as the context requires. We use the word “you” to refer to prospective investors in the securities.
SPANISH WITHHOLDING TAX REQUIREMENTS
          Under Spanish law, interest payments in respect of the Notes will be subject to withholding tax in Spain, currently at the rate of 15% (expected to increase to 18% on January 1, 2007), in the case of (i) individual holders who are resident for tax purposes in Spain and (ii) holders who receive payments through a Tax Haven (as defined in Royal Decree 1080/1991, of July 5). Each of the Issuer and the Guarantor is required pursuant to Spanish law to submit to the Spanish tax authorities certain details relating to Beneficial Owners of the Notes who receive interest payments on the Notes. Beneficial Owners in respect of whom such information is not provided to the Issuer or the Guarantor in accordance with the procedures described herein will receive payments net of Spanish withholding tax, currently at the rate of 15% (expected to increase to 18% on January 1, 2007). Neither the Issuer nor the Guarantor will pay Additional Amounts (as defined herein) in respect of any such withholding tax in any of the above cases. See “Taxation— Spanish Tax Considerations— Evidencing of Beneficial Owner Residency in Connection with Interest Payments”.
          We, the Guarantor, Acupay System LLC (“Acupay”) and JPMorgan Chase Bank N.A. (in its capacity as Paying Agent and for other limited purposes, the “Paying Agent”) will enter into a tax certification agency agreement to be dated as of the issue date of Notes (the “Tax Certification Agency Agreement”). Beneficial Owners may not be beneficiaries under the Tax Certification Agency Agreement. The Tax Certification Agency Agreement will incorporate, among other things, certain procedures arranged by Acupay and DTC that will facilitate the collection of information regarding the identity and residence of Beneficial Owners who (i) are exempt from Spanish withholding tax requirements and therefore entitled to receive payments in respect of the Notes free and clear of Spanish withholding taxes and (ii) are (a) direct participants in DTC, (b) hold their interests through securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant in DTC (each such entity an “indirect DTC participant”), or (c) hold their interests through direct or indirect DTC participants. These procedures are set forth in Annex A to this Prospectus Supplement. No arrangements or procedures have been made by the Issuer or the Guarantor with respect to any depository or clearing system other than the procedures arranged by Acupay and DTC mentioned above.
          DTC is under no obligation to continue to perform such procedures and such procedures may be modified or discontinued at any time. In addition, DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us.

i

          The Issuer and the Guarantor have agreed in the Indenture, so long as any principal amount of the Notes remains outstanding, to, insofar as it is practicable, maintain or implement procedures to facilitate the collection of information concerning the identity and country of residence of Beneficial Owners so long as such collection is required under Spanish law to allow payment of interest on the Notes free and clear of Spanish withholding tax. However, neither the Issuer nor the Guarantor can assure you that it will be practicable to do so.
          The Tax Certification Agency Agreement, according to its terms, including the tax certification procedures annexed thereto, may be modified, amended or supplemented only by an instrument in writing duly executed by the Issuer, the Guarantor, Acupay and the Paying Agent, the parties to such agreement (except if such modification, amendment or supplement does not affect the rights and obligations of the Paying Agent, in which case neither the consent of the Paying Agent nor its execution of such instrument shall be required); provided, however, that any modification, amendment or supplement to the tax certification procedures may be made only if it is (i) necessary to reflect a change in applicable Spanish law, regulation, ruling or interpretation thereof, provided that the parties to the Tax Certification Agency Agreement are provided with an opinion of independent Spanish counsel to the effect that such modification, amendment or supplement is necessary as a result of such change in applicable Spanish law, regulation, ruling or interpretation thereof, (ii) necessary to reflect a change in applicable clearing systems rules or procedures or to add procedures for one or more new clearing systems, provided that the parties to the Tax Certification Agency Agreement are provided with written communication from the applicable clearing system or clearing systems to this effect (including, without limitation, written communications in the form of an e-mail or written posting) and an opinion of independent Spanish counsel to the effect that such modified or new procedures do not conflict with applicable Spanish tax legislation or (iii) not materially detrimental to Beneficial Owners, as evidenced, in the case of any modification, amendment or supplement that requires the prior written consent of the Paying Agent, an officer’s certificate of the Issuer and the Guarantor to that effect, on which the Paying Agent shall be entitled to rely when consenting to such modification, amendment or supplement under this item (iii); and provided further that any modification, amendment or supplement of any of the rights or duties of the Paying Agent thereunder, shall require the prior written consent of the Paying Agent.
          The tax certification procedures set forth in Annex A to this Prospectus Supplement provide that payments of interest to any DTC participants that fail or for any reason are unable to comply with the procedures herein for the provision of the required Beneficial Owner information in respect of all Beneficial Owners who are entitled to an exemption from Spanish withholding tax and who own their beneficial interests in the Notes through such participants, will be paid net of Spanish withholding tax in respect of such DTC participant’s entire beneficial interest in the Notes. In particular, should the required Beneficial Owner information submitted by a DTC participant be inconsistent with its DTC holdings in the Notes on any Interest Payment Date, then such DTC participant will be paid net of Spanish withholding tax with respect to such DTC’s participant’s entire holding in the Notes. If this were to occur, affected Beneficial Owners would have to either follow (acting through the DTC participant through which they hold their beneficial interest in the Notes) the quick refund procedures set forth in Article II of Annex A to this Prospectus Supplement or apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the procedures set forth in Article II of Annex B to this Prospectus Supplement. See “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”. We and the Guarantor will not pay any Additional Amounts with respect to any such withholding.
          If DTC or the participants in DTC are unable to facilitate the collection of the required Beneficial Owner information, we may attempt to remove the Notes from the DTC clearing system, and this may affect the liquidity of the Notes. Provision has been made for each series of the Notes to be represented by certificated Notes in the event that the Notes cease to be held through DTC. See “Description of the Notes and the Guarantee—Form, Denomination, Transfer and Registration”.
          See “Risk Factors—Risks Relating to the Notes”.

ii

SUMMARY
          The following brief summary is not intended to be nor is it complete and is provided solely for your convenience. It is qualified in its entirety to the full text and more detailed information contained elsewhere in this Prospectus Supplement, the accompanying Prospectus, any amendments or supplements to this Prospectus Supplement and the accompanying Prospectus and the documents that are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. You are urged to read this Prospectus Supplement and the other documents mentioned above in their entirety.
The Group
          Telefónica, S.A., the Guarantor, is the parent company of the Group and was incorporated under the laws of the Kingdom of Spain on April 19, 1924. The Group is:

•	a diversified telecommunications group which provides a comprehensive range of services, mainly in Spain and 13 countries in Latin America, through one of the world’s largest and most modern telecommunications networks;

•	mainly focused on providing fixed and mobile telephony services and using broadband as a means to develop each of these businesses; and

•	expanding the Group’s presence in Europe, following its acquisition of all of the shares of O2 in April 2006 and its acquisition of a majority stake in Cesky Telecom in June 2005.
          The following significant events have occurred in 2005 and 2006:

•	In January 2005, Telefónica Móviles completed the acquisition of 100% of BellSouth Chile and BellSouth Argentina (Movicom).

•	In June 2005, the Guarantor acquired a majority stake in Cesky Telecom. Telefónica has consolidated Cesky Telecom’s results of operations in its consolidated financial statements since July 2005 (see Item 18 of Telefónica’s Annual Report on Form 20-F for the year ended December 31, 2005 and filed with the SEC on April 12, 2006 (the “Form 20-F”). The acquisition of Cesky Telecom, the leading operator of fixed telephony and mobile telephony in the Czech Republic, will serve as a platform for the Group to further develop its business in Europe.

•	In July 2005, Terra Networks was merged into Telefónica. This merger was intended to allow Telefónica to enhance its business model based on the integration of fixed line telephony and Internet services, following the market’s evolution towards broadband services.

•	In November 2005, Telefónica announced its agreement to acquire O2, a European mobile communication services provider with operations in the United Kingdom, Germany, Ireland and the Isle of Man. The acquisition of substantially all the shares of O2 was completed in early 2006.

•	On March 29, 2006, Telefónica’s Board of Directors approved a merger plan for the absorption of Telefónica Móviles, S.A. by Telefónica, S.A. The Board of Directors of Telefónica Móviles also approved the merger plan. The merger is subject to approval by Telefónica’s shareholders and the shareholders of Telefónica Móviles at their respective annual shareholders’ meetings (June 20 and June 21, respectively). It is expected that the closing of the transaction will occur within two months of the date of such meetings.

•	On April 7, 2006, Telefónica announced that it would become Colombia Telecom’s new strategic partner following the auction for a majority stake in the Colombian operator.

As the controlling shareholder in Colombia Telecom, Telefonica will take over management of the company with ownership of 50% of outstanding shares plus one. The rest of the operator’s share capital will remain in the government’s hands. The deal was formalized on April 17, 2006 with the signing of an Investment Agreement pursuant to which Telefonica will become Colombia Telecom’s strategic partner, taking over management of the operator with ownership of 50% of the company’s shares plus one.

•	On April 28, 2006, Telefónica announced the possible sale of its holding in the share capital of Telefónica Publicidad e Información, S.A. (“TPI”) within the framework of a tender offer for all shares by Yell Group plc (“Yell”). The price of the offer by Yell is €8.50 per share, giving a total price of €1,838 million for the 59.905% of TPI currently owned by Telefónica, with Telefónica receiving, in addition, €86.5 million in dividends prior to the sale.
          In 2005, Telefónica reorganized the structure of its business lines to reflect the Group’s new multinational scope and the integration of new businesses that have been recently acquired. The objectives of this new structure are to: (i) seek to take advantage of newly-created opportunities for synergies among our businesses; (ii) continue to transform Telefónica into a customer-service orientated company with a special focus on delivering high quality customer service and innovation and (iii) continue developing and offering integrated telecommunications solutions to each customer segment.
          In 2005, Telefónica’s principal business lines were:

•	Telefónica de España: fixed line telephony in Spain;

•	Telefónica Móviles: mobile telephony in Spain and Latin America;

•	Telefónica Latinoamérica: fixed line telephony in Latin America;

•	Cesky Group: integrated telecommunications services in the Czech Republic;

•	Telefónica Contenidos: audio-visual media and content in Europe and Latin America;

•	Directories Business: publication, development and sale of advertising for telephone directories in Europe and Latin America (this business line is represented by Telefónica’s holdings in TPI, which is currently the subject of a tender offer by Yell); and

•	Atento: call centers in Europe, Latin America and North Africa.
          In order to integrate O2 into the Group, in 2006 Telefónica will be adding a new business line that will be principally comprised of O2 and will also include Cesky Telecom and Telefónica Deutschland. All other subsidiaries that are not part of Telefónica’s core business lines, including Telefónica Publicidad e Informacion, S.A., Endemol Entertainment Holding N.V., Telefónica Contenidos, S.A. and Telefónica Servicios Audiovisuales, S.A. will be managed by Telefónica’s Director of Affiliates.
          Telefónica, S.A., the parent company of the Group, also operates as a holding company with the following objectives:

•	coordinate the Group’s activities;

•	allocate resources efficiently among the Group;

•	provide managerial guidelines for the Group;

•	manage the portfolio of businesses;

•	provide cohesion within the Group; and

•	foster synergies among the Group’s subsidiaries.
          Telefónica’s principal executive offices are located at Gran Vía, 28, planta 3, 28013 Madrid, Kingdom of Spain, and its telephone number is: +34 91 584 4700.

Telefónica Emisiones S.A.U.
          We are a wholly-owned subsidiary of the Guarantor. We were incorporated on November 29, 2004, as a company with unlimited duration and with limited liability and a sole shareholder under the laws of Spain (sociedad anónima unipersonal). Our share capital is €62,000 divided into 62,000 ordinary shares of par value €1 each, all of them issued and fully paid and each of a single class. We are a financing vehicle for the Group. We have no material assets. Spanish reserve requirements must be met prior to the payment of dividends, and dividends may only be distributed out of income for the previous year or out of unrestricted reserves, and our net worth must not, as a result of the distribution, fall below our paid-in share capital (capital social). There are no other restrictions on Telefónica’s ability to obtain funds from us through dividends, loans or otherwise. Spanish Law 13/1985 requires that the proceeds of the offering of the Notes be deposited with Telefónica or one of its consolidated subsidiaries.
          On February 2, 2006, we issued EMTN bonds under the Telefónica Emisiones, S.A.U. €15,000,000,000 Programme for the Issuance of Wholesale Debt Instruments guaranteed by Telefónica, S.A. and admitted to the official list of the United Kingdom Financial Services Authority and to the London Stock Exchange, as follows:

•	€2,250,000,000 aggregate principal amount of 3.75 percent Instruments due 2011;

•	€1,750,000,000 aggregate principal amount of 4.375 percent Instruments due 2016;

•	£750,000,000 aggregate principal amount of 5.375 percent Instruments due 2018; and

•	£500,000,000 aggregate principal amount of 5.375 percent Instruments due 2026.
          We have used the proceeds of the issuances to provide loans to Telefónica, S.A.
          Our principal office is located in Telefónica’s principal executive offices at Gran Vía, 28, planta 3, 28013 Madrid, Kingdom of Spain, and the telephone number is: +34 91 584 4700.

THE OFFERING
          For a more detailed description of the Notes and the Guarantee, see “Description of the Notes and the Guarantee”.

Issuer	Telefónica Emisiones S.A.U.

Guarantor	Telefónica, S.A.

Trustee, Paying Agent and Calculation Agent	JPMorgan Chase Bank, N.A. will be acting as the initial Trustee and Paying Agent, with respect to each series of Notes, and Calculation Agent with respect to the Floating Rate Notes under, and as such terms are defined in, the Indenture.

Notes Offered	$ aggregate principal amount of floating rate senior notes due . The Floating Rate Notes will bear the following CUSIP: , the following ISIN: and the following Common Code: .

$ aggregate principal amount of fixed rate senior notes due . The Fixed Rate Notes will bear the following CUSIP: , the following ISIN: and the following Common Code: .

The Notes may be offered and sold in multiple series with different maturities, interest rates and other terms.

Issue Price	% (Floating Rate Notes).

% (Fixed Rate Notes).

Interest Payable on the Notes	The Floating Rate Notes will bear interest at the then-applicable U.S. Dollar three-month LIBOR rate plus % per year, payable on each , , and of each year, beginning on , 2006.

The Fixed Rate Notes will bear interest at % per year, payable on each and of each year, beginning on , 2006.

Early Redemption for Taxation or Listing Reasons	If, in relation to the Notes of a series (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Notes of such series, (x) the Issuer or the Guarantor, as the case may be, is or would be required to pay any Additional Amounts (as defined herein) or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal, premium, if any, or interest on the Notes of such series, provided that such payment cannot with reasonable effort by the Guarantor be structured to avoid such deduction or withholding, and (ii) such circumstances are evidenced by the delivery by the Issuer or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail, the Issuer or the Guarantor, as the case may be, may, at its election and having given not less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) to the holders in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 150 days prior to the date on which the Issuer or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due.

In addition, if any series of Notes is not listed on an organized market in an OECD country no later than 45 days prior to the initial Interest Payment Date (as defined herein) on such series of Notes, the Issuer or the Guarantor, as the case may be, may, at its option and having given not less than 15 days’ notice (ending on a day which is no later than a Business Day (as defined herein) immediately preceding such Interest Payment Date) to the holders of such series of Notes in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount, together with accrued interest, if any, thereon to but not including the redemption date; provided that from and including the issue date of the Notes of such series to and including such Interest Payment Date, the Issuer will use its reasonable efforts to obtain or maintain such listing, as applicable.

In the event of an early redemption of the Notes for the reasons set forth above, the Issuer or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of the Notes redeemed net of the withholding tax applicable to such payments (currently 15% and expected to increase to 18% on January 1, 2007). If this were to occur, Beneficial Owners would have to either follow the Quick Refund Procedures set forth in Article II of Annex A to this Prospectus Supplement, or the Direct Refund from Spanish Tax Authorities Procedures set forth in Article II of Annex B of this Prospectus Supplement in order to apply directly to the Spanish tax authorities for any refund to which they may be entitled. See “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”.

For a description of the Spanish tax treatment applicable to the accrued interest, if any, on the Notes upon an early redemption of such Notes, see “Taxation—Spanish Tax Considerations”.

Optional Redemption of the Notes	The Issuer may, at its election and having given not less than 30 nor more than 60 days’ notice to the holders in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem from time to time all or a portion of the outstanding Floating Rate Notes at a “make whole” redemption price determined in the manner set forth in this Prospectus Supplement. See “Description of the Notes and the Guarantee—Optional Redemption of Floating Rate Notes”.

The Issuer may, at its election and having given not less than 30 nor more than 60 days’ notice to the holders in accordance with the terms described under “Description of the Notes and the Guarantee—Notices” (which notice shall be irrevocable), redeem from time to time all or a portion of the outstanding Fixed Rate Notes at a “make whole” redemption price determined in the manner set forth in this Prospectus Supplement. See “Description of the Notes and the Guarantee—Optional Redemption of Fixed Rate Notes”.

Status of the Notes	The Notes of each series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) the payment obligations of the Issuer under the Notes of such series will rank at least pari passu with all other unsecured and unsubordinated indebtedness, present and future, of the Issuer, except as the obligations of the Issuer may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain. See “Description of the Notes and the Guarantee—Status of the Notes”.

Form of Notes	The Notes of each series will be initially represented by one or more global security certificates (each, a “Global Certificate”) which will be deposited with a custodian for DTC and Notes represented thereby will be registered in the name of Cede & Co., as nominee for DTC. You will not receive Certificated Notes (as defined herein) unless one of the events described under the heading “Description of the Notes and the Guarantee—Form, Denomination, Transfer and Registration” occurs.

You may hold beneficial interests in the Notes of a series represented by a Global Certificate directly through DTC if you are a participant in DTC or indirectly through organizations that are participants in DTC or that have accounts with DTC. In order to confirm any position that is held through an indirect participant of a clearing system, the direct participant holding the Notes directly through the relevant clearing system must confirm their indirect participant’s downstream position.

See “Description of the Notes and the Guarantee—Form, Denomination, Transfer and Registration”.

Status of the Guarantee	Pursuant to the Guarantee, Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by the Issuer under the Notes of each series on an unsubordinated and unconditional basis. The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes will be effectively subordinated to those obligations that are preferred under law 22/2003 (Ley Concursal) dated July 9, 2003 (the “Insolvency Law”).

As of March 31, 2006, the Guarantor had no outstanding secured indebtedness and approximately €61.55 billion of outstanding un-

secured indebtedness. See “Description of the Notes and the Guarantee— The Guarantee”.

Beneficial Owner Identification Requirements under Spanish Tax Laws	Under Spanish Law 13/1985 (as amended by Law 19/2003 and Law 23/2005) and Royal Decree 2281/1998 as amended by Royal Decree 1778/2004, the Issuer and the Guarantor are required to provide to the Spanish tax authorities certain information relating to Beneficial Owners of the Notes who receive interest payments.

This information includes the identity and country of residence of Beneficial Owners and the amount of interest received by such Beneficial Owners, and must be obtained with respect to each Interest Payment Date by 8:00 p.m. (New York time) on the fourth New York Business Day (as defined herein), before such Interest Payment Date or, under certain circumstances, by 9:45 a.m. (New York time) on such Interest Payment Date and filed by the Issuer and the Guarantor with the Spanish tax authorities on an annual basis.

We, the Guarantor, Acupay and the Paying Agent will enter into the Tax Certification Agency Agreement, which, among other things, will incorporate certain procedures arranged by Acupay and DTC that will facilitate the collection of information concerning the identity and residence of Beneficial Owners. The Indenture provides that the Trustee, Paying Agent and, with respect to the Floating Rate Notes, the Calculation Agent, will, to the extent applicable, comply with such procedures. The delivery of such information, while the Notes are in global form, shall generally be made through the relevant direct and indirect participants in DTC (including Euroclear and Clearstream). The Issuer or the Guarantor, as the case may be, will withhold at the then-applicable rate (currently 15% and expected to increase to 18% on January 1, 2007) from any interest payment in respect of any principal amount of the Notes as to which the required information has not been provided or the required procedures have not been followed and will not pay any Additional Amounts with respect to any such withholding.

See “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments” and Annex A to this Prospectus Supplement.

Listing	Application will be made to list the Notes of each series on the NYSE. Trading on the NYSE is expected to begin within 30 days after delivery of the Notes.

Governing Law	Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, the Indenture, the Notes and the Guarantee shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

The due authorization of the Notes and the ranking of the Notes and the Guarantee shall be governed by Spanish law.

Use of Proceeds	We expect that the net proceeds from this offering, after deducting the underwriters’ discounts but before expenses, will be approxi-

mately $ . We intend to deposit the net proceeds with the Guarantor. The Guarantor intends to use the proceeds to repay the principal amount under Tranche A of the loan facilities that we entered into on October 31, 2005 to finance the acquisition of O2. Any proceeds remaining after such repayment shall be used for general corporate purposes. See “Use of Proceeds”.

Denomination	The denomination of the Notes is $1,000.

Settlement	Pursuant to Rule 15c-6(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the underwriters expect to deliver the Notes to purchasers in registered form through DTC on or about June , 2006 which will be the 7th business day following the date of pricing of the Notes.

Risk Factors	Investing in the Notes involves risks.

You should carefully consider the risk factors in the “Risk Factors” section in this Prospectus Supplement and in Item 3.D. in the Form 20-F.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Telefónica, S.A.
          The following tables present certain summary historical consolidated financial information of Telefónica, S.A. You should read this table in conjunction with “Operating and Financial Review and Prospects” and the Guarantor’s consolidated financial statements included in the Guarantor’s Form 20-F. The information in these tables is qualified in its entirety by reference to such consolidated financial statements and the notes thereto included in the Form 20-F and the unaudited financial information as of and for the three month periods ended March 31, 2005 and 2006, as filed with the SEC on Form 6-K on June 6, 2006, which is incorporated herein by reference. You should not rely solely on the summarized information in this section of this Prospectus Supplement.
          The basis of presentation and principles of consolidation of the information below are described in detail in Note 2 of the Guarantor’s consolidated financial statements. The Guarantor’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as adopted by the European Union (“IFRS-EU”). IFRS-EU applied by us in our consolidated financial statements does not differ from International Financial Reporting Standards (“IFRS”), as published by the International Accounting Standards Board (“IASB”), effective as of December 31, 2005, and therefore, comply fully with IFRS, as published by the IASB. IFRS differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain income statement and balance sheet amounts have been reconciled to U.S. GAAP in the Guarantor’s Form 20-F incorporated herein by reference. For additional information about the U.S. GAAP reconciliation, you should read Note 23 of the notes to the Guarantor’s consolidated financial statements. See also “Summary of Certain Differences between IFRS and U.S. GAAP”.

	For the year ended		For the three months ended
	December 31,		March 31,

	2004	2005	2005	2006(1)

	(euros in millions)
Consolidated Income Statement Data of the Guarantor in accordance with IFRS
Net sales and rendering of services	30,280.92	37,882.16	8,278.8	12,036.4
Other income	1,133.41	1,418.26	279.8	397.8
Supplies	(7,637.33)	(10,065.05)	(2,114.5)	(3,512.6)
Personnel expenses	(5,095.17)	(5,656.34)	(1,298.1)	(1,679.8)
Other expenses	(6,459.80)	(8,302.60)	(1,731.3)	(2,555.1)

Operating income before depreciation and amortization (OIBDA)(2)	12,222.03	15,276.43	3,414.7	4,686.7
Depreciation and amortization	(5,666.03)	(6,717.68)	(1,526.4)	(2,152.7)
Operating Income	6,556.00	8,558.75	1,888.3	2,534.1
Share of profit (loss) of associates	(50.49)	(128.21)	(9.1)	21.8
Net financial expenses	(1,462.06)	(1,796.37)	380.5	519.0
Net exchange differences	(177.05)	162.04	(62.8)	4.7

Net financial income (expense)	(1,639.11)	(1,634.33)	(317.7)	(523.7)
Profit before taxes from continuing operations	4,866.40	6,796.21	1,561.5	2,032.1
Corporate income tax	(1,512.78)	(1,969.15)	(579.9)	(666.2)
Profit for the year from continuing operations	3,353.62	4,827.06	981.6	1,365.9

Profit from discontinued operations after taxes	131.97	—	—	—

Profit for the year	3,485.59	4,827.06	981.6	1,365.9
Minority interests	(309.92)	(381.21)	(69.4)	(92.4)
Profit for the year attributable to equity holders of the Guarantor	3,175.67	4,445.85	912.2	1,273.5

	For the year ended
	December 31,

	2004	2005

	(euros in millions)
Consolidated Income Statement Data of the Guarantor in accordance with U.S. GAAP

Total revenues	29,854.90	35,993.30

Income (loss) before tax	3,947.58	6,056.12

Corporate income tax	(1,400.81)	(1,911.92)

Net income	2,546.77	4,144.20

	At December 31,
			At March 31,
	2004	2005	2006

	(euros in millions)

Consolidated Balance Sheet Data of the Guarantor in accordance with IFRS

Cash and cash equivalents	914.35	2,213.21	4,468.1

Property, plant and equipment	23,193.37	27,992.60	33,500.8

Total assets	60,078.86	73,173.77	103,039.5

Non-current liabilities	27,742.58	35,126.47	52,210.7

Equity (net)	12,342.47	16,158.43	15,328.1

	For the year ended
	December 31,

	2004	2005

	(euros in millions)

Consolidated Balance Sheet Data of the Guarantor in accordance with U.S. GAAP

Total assets	62,455.91	76,647.79

Long-term debt	14,881.90	25,167.58

Shareholders’ equity	15,872.85	19,221.96

	Year ended
	December 31,

	2004	2005

	(euros in millions)
Financial Ratios of the Guarantor in accordance with IFRS

Operating income/operating revenues (ROS) (%)	.22	.23

Statistical Data of the Guarantor (not including O2):

Total Accesses:(3)

Fixed telephony accesses	37,768.5	40,859.0

Internet and Data accesses	10,872.2	12,859.9

Narrowband	5,672.5	5,166.9

Broadband	4,736.7	6,902.7

Other accesses(4)	463.0	790.3

Pay TV	410.7	683.2

Mobile accesses	74,441.4	99,124.0

Total Accesses	123,492.8	153,526.0

	At December 31,

	2004	2005

	(euros in millions)
Net Financial Debt of the Guarantor:(5)

Non-current interest-bearing debt	17,492.2	25,167.6

Current interest-bearing debt	10,210.4	9,235.9

Gross financial debt	27,702.6	34,403.5

Other payables	533.6	438.2

Non-current financial assets(6)	(1,070.9)	(1,043.7)

Current financial assets	(2,556.6)	(1,517.8)

Cash and cash equivalents	(914.4)	(2,213.2)

Net financial debt	23,694.4	30,067.0

Employees:

Telefónica Group’s employees (at period-end)	173,554	207,641

(1)	Includes the results of operations of O2 for the first time and is therefore not directly comparable to results of operations for the three months ended March 31, 2005.

(2)	Operating income before depreciation and amortization is calculated by excluding depreciation and amortization expenses from our operating income in order to eliminate the impact of generally long-term capital investments that cannot be significantly influenced by our management in the short-term. Our management believes that operating income before depreciation and amortization is meaningful for investors because it provides an analysis of our operating results and our segment profitability using the same measure used by our management. Operating income before depreciation and amortization also allows us to compare our results with those of other companies in the telecommunications sector without considering their asset structure. We use operating income before depreciation and amortization to track our business evolution and establish operational and strategic targets. Operating income before depreciation and amortization is also a measure commonly reported and widely used by analysts, investors and other interested parties in the telecommunications industry. Operating income before depreciation and amortization is not an explicit measure of financial performance under IFRS or U.S. GAAP and may not be comparable to other similarly titled measures for other companies. Operating income before depreciation and amortization should not be considered an alternative to operating income as an indicator of our operating performance, or an alternative to cash flows from operating activities as a measure of our liquidity.

The following table provides a reconciliation of operating income before depreciation and amortization to operating income for the Telefónica for the periods indicated (euros in millions).

			For the three
	For the year ended		months ended
	December 31,		March 31,

	2004	2005	2005	2006

Operating income before depreciation and amortization (OIBDA)	12,222.03	15,276.43	3,414.7	4,686.7

Depreciation and amortization expense	(5,666.03)	(6,717.68)	(1,526.4)	(2,152.7)

Operating income	6,556.00	8,558.75	1,888.3	2,534.1

(3)	“Access” refers to a connection to any of the telecommunications services offered by the Telefónica Group. We present the Guarantor’s customer base using this model because the integration of telecommunications services in bundled service packages has changed the way residential and corporate customers contract for our services. Because a single customer may contract for multiple services, we believe it is more accurate to count the number of accesses, or services a customer has contracted for, as opposed to only counting our number of customers. For example, a customer that has fixed line telephony service and broadband service represents two accesses rather than a single customer: a fixed telephony access and a broadband access. The following are the main categories of accesses:

•	Fixed Telephony accesses: includes PSTN lines (public switched telephone network), ISDN lines (integrated services digital network) and circuits. For purposes of calculating our number of fixed line accesses, we multiply our lines to service as follows: PSTN (×1); basic ISDN (×1); primary ISDN (×30, 20 or 10); 2/6 digital access (×30);

•	Internet and data accesses: includes broadband accesses (wholesale ADSL and retail ADSL lines), narrowband accesses (internet service through the PSTN) and other accesses (unbundled local loops, circuits and other accesses including WiFi and fibre optic cable);

•	Pay TV: includes cable TV and Imagenio IP TV (Internet Protocol TV); and

•	Mobile accesses (includes mobile telephony).

(4)	Includes broadband cable accesses in El Salvador, wireless fidelity (“Wi-Fi”) accesses, satellite accesses in Latin America, broadband fiber optics and leased circuits.

(5)	This information provides a reconciliation of net financial debt to gross financial debt for the Guarantor as at the dates indicated. Net financial debt is calculated by deducting the positive mark-to-market value of derivatives with a maturity beyond one year from the relevant balance sheet date and other interest-bearing assets (each of which are components of non-current financial assets in our consolidated balance sheet), current financial assets and cash and cash equivalents from the sum of (i) current and non-current interest-bearing debt (which we refer to collectively as our gross financial debt) and (ii) other payables (a component of non-current trade and other payables in our consolidated balance sheet). Although net financial debt is a non-GAAP measure, it is widely used in Europe by financial institutions to assess liquidity and the adequacy of a company’s financial structure. The limitation on the use of net financial debt is that it effectively assumes that gross debt can be reduced by our cash and other liquid assets. In fact, it is unlikely that the Guarantor would use all of its liquid assets to reduce its gross debt all at once, as such assets must also be available to pay employees, suppliers and taxes, and otherwise to meet the Guarantor’s operating needs and capital expenditure requirements. Our management believes that net financial debt is meaningful for investors because it provides an analysis of our solvency using the same measure used by our management. We use net financial debt to calculate internally certain solvency and leverage ratios used by management. Net financial debt is not an explicit measure of indebtedness under IFRS or U.S. GAAP and may not be comparable to other similarly titled measures for other companies. Net debt should not be considered an alternative to gross financial debt (the sum of current and non-current interest-bearing liabilities) as a measure of our liquidity.

(6)	Positive mark-to-market value of derivatives with a maturity beyond one year from the relevant balance sheet date and other interest-bearing assets.

O2 plc
          The following tables present certain summary historical consolidated financial information of O2. You should read this table in conjunction with the O2 consolidated financial statements included in the Current Report on Form 6-K filed with the SEC by the Guarantor on May 16, 2006, which amends and supercedes the Form 6-K filed with the SEC by the Guarantor on April 12, 2006 (“the Form 6-K regarding O2 financial information”). The information in these tables is qualified in its entirety by reference to the O2 consolidated financial statements included in the Form 6-K regarding O2 financial information. You should not solely rely on the summarized information in this section of this Prospectus Supplement.
          The audited financial statements of O2 as at and for the year ended March 31, 2005 have been prepared in accordance with U.K. GAAP, which differs in some significant respects from U.S. GAAP and from IFRS.
          The consolidated unaudited financial information of O2 at and for the six months ended September 30, 2005 has been prepared in accordance with IFRS. Effective April 1, 2005 O2 adopted IFRS for the preparation of its consolidated financial statements. IFRS differs in some significant respects from accounting principles generally accepted in the United Kingdom (“U.K. GAAP”) and U.S. GAAP. To facilitate comparison between the financial information at and for the six months ended September 30, 2005 and the financial information at and for the six months ended September 30, 2004, O2 has restated its financial information at September 30, 2004 and for such period in accordance with IFRS. Additionally, the IFRS information for the six months ended September 30, 2004 and 2005 have not been audited. Accordingly, the financial information and corresponding line items presented at and for the six months periods ended September 30, 2004 and 2005 are not comparable with the financial information presented with respect to the years ended March 31, 2004 and 2005. In addition, results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended September 30, 2005 are not necessarily indicative of results that may be expected for the entire ten month period ended January 31, 2006 or any other period.
          The basis of presentation and principles of consolidation are described in detail in Note 1 of O2’s consolidated financial statements.

	(Audited)		(Unaudited)
	For the year ended		For the six months
	March 31,		ended September 30,

	2004	2005	2004	2005
	(U.K. GAAP)	(U.K. GAAP)	(IFRS)	(IFRS)

	(pounds in millions)		(pounds in millions)
Consolidated Income Statement Data of O2 in accordance with U.K. GAAP and IFRS, respectively

Revenue	5,694	6,683	3,227	3,615

Cost of Sales	(3,314)	(3,799)	(1,786)	(2,073)

Gross Profit	2,380	2,884	1,441	1,542

Administrative Expenses	(2,222)	(2,543)	(1,091)	(1,197)

Operating Profit	158	341	350	345

Share of operating loss of joint ventures and associates	—	(3)	(4)	—

Total Operating Profit	158	338	346	345

Costs of capital reorganisation	—	(20)	—	—

Loss on sale of business — discontinued operation	(5)	—	—	—

Net interest payable/receivable and similar charges	(58)	(9)	(7)	12

Profit on Ordinary Activities before Taxation	95	309	339	357

Tax on profit on ordinary activities	71	(8)	(3)	(7)

Profit for the period	166	301	336	350

Dividends	—	(196)	—	—

Retained Profit for the period	166	105	336	350

	For the year ended		For the six months
	March 31,		ended September 30,

	2004	2005	2004	2005

	(U.S. GAAP)
	(pounds in millions)
Consolidated Income Statement Data of O2 in accordance with U.S. GAAP

Net (loss)/profit	180	(33)	72	(213)

	As at March 31,

	2004	2005

	(pounds in millions)
Balance Sheet Data of O2 in accordance with U.K. GAAP

Total current assets	2,043	2,473

Tangible assets	3,996	4,449

Intangible assets	7,354	7,045

Other non-current assets	5	2

Total assets	13,398	13,969

Short-term debt	54	56

Total current liabilities	1,624	1,975

Long-term debt	1,328	1,348

Other long-term liabilities	298	309

Total liabilities	3,304	3,688

Total shareholders’ equity	10,094	10,281

Balance Sheet Data of O2 in accordance with U.S. GAAP

Shareholders’ equity	16,943	17,110

	As at September 30,

	2004	2005

	(pounds in millions)
Balance Sheet Data of O2 in accordance with IFRS

Total current assets	2,445	2,773

Tangible assets	3,645	4,038

Intangible assets	7,969	7,636

Other non-current assets	27	17

Total assets	14,086	14,464

Short-term debt	105	94

Total current liabilities	1,852	1,899

Long-term debt	1,399	1,385

Other long-term liabilities	684	677

Total liabilities	4,040	4,055

Shareholders’ equity	10,046	10,409

Balance Sheet Data of O2 in accordance with U.S. GAAP

Shareholders’ equity	17,230	16,867
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
          See the accompanying Prospectus attached as part of this Prospectus Supplement for pro forma financial data in accordance with U.S. GAAP giving effect to (i) the Guarantor’s agreement to acquire the minority interest in Telefónica Móviles S.A. and (ii) the Guarantor’s acquisition of O2.

RISK FACTORS
          In addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, prospective investors should carefully consider the risks described below before making any investment decisions. The risks described below are not the only ones that we face. Additional risks not currently known to us or that we currently deem immaterial may also impair our business and results of operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks, and investors could lose all or part of their investment.
Risks Related to our Business
We endeavor to implement our business plans successfully, but factors beyond our control may prevent us from doing so, which could have a material adverse effect on our business.
          Our ability to increase our revenues and maintain our position as a leading European and Latin American provider of advanced telecommunications and Internet services will depend in large part on the successful, timely and cost-effective implementation of our business plans.
          Factors beyond our control that could affect the implementation and completion of our business plan include:

•	difficulties in developing and introducing new technologies;

•	declining prices for some of our services;

•	the effect of increased competition;

•	the effect of adverse economic trends in our principal markets;

•	the effect of foreign exchange fluctuations on our results of operations;

•	difficulties in obtaining applicable government, shareholder and other approvals;

•	difficulties in entering into key contracts with third parties;

•	our ability to establish and maintain strategic relationships;

•	difficulties in integrating our acquired businesses;

•	the effect of future acquisitions on our financial condition and results of operations;

•	difficulties in securing the timely performance of independent contractors hired to engineer, design and construct portions of our network;

•	the potential lack of attractive investment targets;

•	difficulties in attracting and retaining highly skilled and qualified personnel;

•	changes in regulations or the interpretation or enforcement thereof and other possible regulatory actions; and

•	the effect of unanticipated network interruptions.

A material portion of our foreign operations and investments is located in Latin America, and we are therefore exposed to risks inherent in operating and investing in Latin America.
          At December 31, 2005, approximately 51.2% of our assets were located in Latin America. In addition, approximately 41.5% of our revenue from operations for 2005 was derived from our Latin American operations. Our foreign operations and investments in Latin America are subject to various risks, including risks related to the following:

•	government regulations and administrative policies may change quickly;

•	currencies may be devalued or may depreciate or currency restrictions and other restraints on transfer of funds may be imposed;

•	the effects of inflation and currency depreciation may require certain of our subsidiaries to undertake a mandatory recapitalization or commence dissolution proceedings;

•	governments may expropriate assets;

•	governments may impose burdensome taxes or tariffs;

•	political changes may lead to changes in the business environments in which we operate;

•	our operations are dependent on concessions and other agreements with existing governments; and

•	economic downturns, political instability and civil disturbances may negatively affect our operations.
          In addition, revenues from operations of our Latin American subsidiaries, their market value and the dividends and management fees expected to be received from them are exposed to material country risk as a result of adverse economic conditions in the region that may adversely affect demand, consumption and exchange rates.
Our financial condition and results of operations may be adversely affected if we do not effectively manage our exposure to foreign currency exchange and interest rate risk.
          We are exposed to various types of market risk in the normal course of our business, including the impact of changes in foreign currency exchange rates, as well as the impact of changes in interest rates. We employ risk management strategies to manage this exposure, in part through the use of financial derivatives such as foreign currency forwards, currency swap agreements and interest rate swap agreements. In particular, in order to limit our exposure to Latin American currency exchange rate fluctuations, we use financial derivatives and other instruments. We also use derivatives and funding in foreign currencies in order to hedge our exposure to the Czech crown and the British pound, following our acquisitions of Cesky Telecom and O2, respectively. If the financial derivatives market is not sufficiently liquid for our risk management purposes, or if we cannot enter into arrangements of the type and for the amounts necessary to limit our exposure to currency exchange rate fluctuations, such failure could adversely affect our financial condition and results of operations. Also, our other risk management strategies may not be successful, which could adversely affect our financial condition and results of operations. For a more detailed description of our financial derivatives transactions, see “Item 11—Quantitative and Qualitative Disclosures About Market Risk” in the Form 20-F and note 15 to our consolidated financial statements.
We are exposed to increased liquidity and solvency risks following our acquisition of O2, thereby increasing our vulnerability to capital markets and business downturns, and reducing our strategic flexibility.
          We financed our entire acquisition cost of O2 with £17.9 billion (approximately €26.4 billion calculated based on a euro-pound exchange rate of €1.47 = 1.00 on October 31, 2005) of debt incurred under a credit facility. As a result, our leverage has increased, and our credit ratings have decreased following recent downgradings by the credit rating agencies. The credit facility has two tranches: one of which has a one-year maturity, which may be extended to two years and to two and a half years (with respect to 50% of the amount of such tranche); and the other which has a three-year maturity. Accordingly, we will be obligated to repay the entire principal amount of such debt within such period, unless we are able to refinance such debt with longer term debt. Although we have refinanced a portion of our outstanding borrowings under the credit facility through the issuance in January 2006 of approximately £4 billion aggregate principal amount of long-term bonds that mature in 2011, 2016, 2018 and 2026, we continue to have substantial refinancing needs. As of June 1, 2006, £13.66 billion (approximately €19.9 billion calculated based on a euro-pound exchange rate of €0.6847 = 1.00 on June 1, 2006) was outstanding under these credit facilities.
          If our business performance deteriorates significantly, we may not be able to repay the debt maturing in the next three years with generated free cash flow plus other committed credit lines, or issue long-term debt in an amount sufficient to refinance our outstanding debt as it matures. Additional credit ratings downgrades by the credit ratings agencies could limit substantially our ability to borrow long term debt in the capital markets and thus make it more difficult to refinance the outstanding amount under the facility or increase significantly our cost of funding.
          Our goal to reduce our leverage over the coming years may diminish our ability to face competitive threats, take advantage of attractive acquisition opportunities or follow a strategy requiring substantial cash consumption. If our leverage reduction goal is not met, our lenders could seek to reduce their loans to us and may refrain from granting further credit.
          For a more detailed description of our liquidity risk, see “Item 11—Quantitative and Qualitative Disclosures About Market Risk” in the Form 20-F.
The development of our business could be hindered if we fail to maintain satisfactory working relationships with our partners.
          Some of our operations are conducted through joint ventures in which we own a significant, but less than controlling, ownership interest. For example, Brasilcel in Brazil, which is jointly controlled by Telefónica Móviles and Portugal Telecom, is conducted through a joint venture. As a result of our less than controlling interest in these joint ventures, our company does not have absolute control over the operations of the venture.
          In addition, in some cases where we own a majority of the joint venture, we may be subject to provisions in shareholders’ agreements restricting our ability to control the joint venture. The relevant corporate governance provisions vary from joint venture to joint venture and often depend upon the size of our investment relative to that of the other investors, our experience as a telecommunications operator in the relevant jurisdiction compared to that of the other investors and the preference or requirement of foreign governments that local owners hold an interest in licensed telecommunications operators. As a result, in these cases we must generally obtain the cooperation of our partners in order to implement and expand upon our business strategies and to finance and manage our operations.
          The risk of disagreement or deadlock is inherent in jointly controlled entities, and there is the risk that decisions against our interests will be made and that we may not realize the expected benefits from our joint ventures, including economies of scale and opportunities to realize potential synergies and cost savings. In addition, our joint venture partners may choose not to continue their partnerships with us. Moreover, changes in control of our partners could affect our relationships with them and the management of the joint ventures.
The costs and difficulties of acquiring and integrating businesses could impede our future growth, adversely affect our competitiveness and adversely affect our results of operations.
          We may enter into, and have recently consummated, acquisition transactions in order to, among other things, provide services in countries in which we do not currently have operations, take advantage of growth opportunities or enhance our product portfolio in a market where we currently have operations, as we have recently done. Such recent acquisitions include: Telefónica Móviles’ acquisition of BellSouth’s wireless operations in Latin America; the acquisition by Telefónica of Cesky Telecom in the Czech Republic; and the acquisition of substantially all of the shares of O2 by Telefónica in January 2006 pursuant to a cash tender offer.
          These and our future acquisitions may expose us to certain risks, including the following:

•	the difficulty of assimilating the operations, information technology systems and personnel of the acquired entities;

•	the difficulty of operating in new countries in Europe where we have not previously had operations and where, for example, business practices may exist that are different from those in Spain and Latin America;

•	the potential disruption to our ongoing business caused by senior management’s focus on the acquisition;

•	our failure to incorporate successfully licensed or acquired technology into our network and product offerings;

•	our acquisition of O2 may not be integrated successfully;

•	the expected cost savings and any other synergies from an acquisition may take longer to realize than expected or may not be fully realized;

•	the failure to maintain uniform standards, controls, procedures and policies; and

•	the impairment of relationships with employees as a result of changes in management and ownership.
          We cannot assure you that we will be successful in overcoming these risks, and our failure to overcome these risks could have a negative effect on our business, financial condition and results of operations.
We may be adversely affected by unanticipated network interruptions.
          Unanticipated network interruptions as a result of system failures whether accidental or otherwise, including due to network, hardware or software failures, that affect the quality of, or cause an interruption in, our service could result in customer dissatisfaction, reduced revenues and traffic, and costly repairs and could harm our reputation. Although we carry business interruption insurance, our insurance policy may not provide coverage in amounts sufficient to compensate us for any losses we incur.
Risks Relating to our Industry
We face intense competition in most of our markets, which could result in decreases in current and potential customers, revenues and profitability.
          We face significant competition in all of the markets in which we operate. Thus, we are subject to the effects of actions by our competitors in the markets where we have operations. Our competitors could:

•	offer lower prices, more attractive discount plans or better services and features;

•	develop and deploy more rapidly new or improved technologies, services and products;

•	bundle offerings of one type of service with others;

•	in the case of the wireless industry, subsidize handset procurement; or

•	expand and enhance more rapidly their networks.

          Furthermore, some of our competitors in certain markets have, and some potential competitors may enjoy, competitive advantages, including the following:

•	greater name recognition;

•	greater financial, technical, marketing and other resources;

•	larger customer bases; and

•	well-established relationships with current and potential customers.
          To compete effectively with our competitors, we will need to market successfully our services and anticipate and respond to various competitive factors affecting the relevant markets, such as the introduction of new products and services by our competitors, pricing strategies adopted by our competitors, changes in consumer preferences and general economic, political and social conditions. If we are unable to compete effectively with our competitors, it could result in price reductions, lower revenues, under-utilization of our services, reduced operating margins and loss of market share.
We operate in a highly regulated industry and could become subject to more burdensome regulation, which could adversely affect our businesses.
          As a multinational telecommunications company, we are subject to different laws and regulations in each of the jurisdictions in which we provide services. Furthermore, the licensing, construction, operation and interconnection arrangements of our communications systems are regulated to varying degrees by national, state, regional, local and supranational authorities, such as the European Union. These authorities could adopt regulations or take other actions that could adversely affect us and our companies, including revocation of any of our licenses or concessions to offer services in a particular market, failure to renew a license or concession, modification of the terms of a license or concession or the granting of new licenses or concessions to competitors, changes in the regulation of international roaming prices and mobile termination rates, introduction of virtual mobile operators and regulation of mobile data services. Increased or significant changes in the regulation of the activities of our operating companies, including the regulation of rates that may be charged to customers for services, could have a material adverse effect on our business, financial condition and results of operations.
          Regulatory policies applicable in many of the countries in which we operate generally favor increased competition in most of our market segments, especially in the fixed line and wireless service industries, including by granting new licenses in existing licensed territories in order to permit the entry of new competitors. These regulatory policies are likely to have the effect, over time, of reducing our market share in the relevant markets in which we operate. In addition, because we hold leading market shares in many of the countries in which we operate, we could face regulatory actions by national or, in Europe, European Union antitrust or competition authorities if it is determined that we have prevented, restricted or distorted competition. These authorities could prohibit us from making further acquisitions or continuing to engage in particular practices or impose fines or other penalties on us, which, if significant, could harm our financial performance and future growth. For a complete description of the regulatory proceedings we currently face, please see “Item 8—Financial Information—Legal Proceedings” in the Form 20-F.
We operate under license and concession contracts.
          Most of our operating companies require licenses or concessions from the governmental authorities of the countries in which they operate. These licenses and concessions specify the types of services permitted to be offered by our operating companies. The continued existence and terms of our licenses and concessions are subject to review by regulatory authorities in each country and to interpretation, modification or termination by these authorities. The terms of these licenses granted to our operating companies and conditions of the license renewal vary from country to country. Although license renewal is not usually guaranteed, most licenses do address the renewal process and terms, which we believe we will be able to satisfy. As licenses approach the end of their terms, we intend to pursue their renewal as provided by each of the license agreements.

          Many of these licenses and concessions are revocable for public interest reasons. The rules of some of the regulatory authorities with jurisdiction over our operating companies require us to meet specified network build-out requirements and schedules. In particular, our existing licenses and concessions typically require that we satisfy certain obligations, including minimum specified quality, service and coverage conditions and capital investment. Failure to comply with these obligations could result in the imposition of fines or revocation or forfeiture of the license for the relevant area. In addition, the need to meet scheduled deadlines may require our companies to expend more resources than otherwise budgeted for a particular network build-out.
The industry in which we operate is subject to rapid technological changes, and if we are unable to adapt to such changes our ability to provide competitive services could be materially adversely affected.
          The telecommunications industry is in a period of rapid technological change. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. We expect that new products and technologies will emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices for our services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use, and may consequently reduce the revenues generated by our products and services and require investment in new technology. Our most significant competitors in the future may be new entrants to our markets who are not burdened by an installed base of older equipment. In addition, we may be subject to competition in the future from other companies that are not subject to regulation as a result of the convergence of telecommunications technologies. As a result, it may be very expensive for us to upgrade our products and technology in order to continue to compete effectively with new or existing competitors. Such increased costs could adversely affect our business, financial condition and results of operations.
Our business depends on the upgrading of our existing networks.
          We must continue to upgrade our existing wireless and fixed line networks in a timely and satisfactory manner in order to retain and expand our customer base in each of our markets, to enhance our financial performance and to satisfy regulatory requirements. Among other things, we could be required to:

•	upgrade the functionality of our networks to permit increased customization of services;

•	increase coverage in some of our markets;

•	expand and maintain customer service, network management and administrative systems; and

•	upgrade older systems and networks to adapt them to new technologies.
          Many of these tasks are not entirely under our control and may be affected by applicable regulation. If we fail to execute them successfully, our services and products may be less attractive to new customers and we may lose existing customers to our competitors, which would adversely affect our business, financial condition and results of operations.
Our business could be adversely affected if our suppliers fail to provide necessary equipment and services on a timely basis.
          We depend upon a small number of major suppliers for essential products and services, mainly network infrastructure. These suppliers may, among other things, extend delivery times, raise prices and limit supply due to their own shortages and business requirements. If these suppliers fail to deliver products and services on a timely basis, our business and results of operations could be negatively affected. Similarly, interruptions in the supply of telecommunications equipment for our networks could impede network development and expansion, which in some cases could adversely affect our ability to satisfy our license requirements.

The wireless industry may be harmed by reports suggesting that radio frequency emissions cause health problems.
          Media and other reports have suggested that radio frequency emissions from wireless handsets and base stations may cause health problems. If consumers harbor health-related concerns, they may be discouraged from using wireless handsets. While we are not aware that such health risks have been substantiated, there can be no assurance that these concerns could have an adverse effect on the wireless communications industry and, possibly, expose wireless providers, including us, to litigation. Even if the authorized health institutions confirm there is no scientific evidence of adverse health effects, we cannot assure you that further medical research and studies will refute a link between the radio frequency emissions of wireless handsets and base stations and these health concerns. Government authorities could increase regulation of wireless handsets and base stations as a result of these health concerns and wireless companies, including Telefónica Móviles and O2, could be held liable for costs or damages associated with these concerns, which could have an adverse effect on our business, financial condition and results of operations. In Spain, for example, Telefónica Móviles was required by law to test and certify the emissions of all its base stations in or close to populated areas. For the year ended December 31, 2005, such tests have again confirmed lower emission levels than those required by Royal Decree 1066/2001, which approves the regulation and which establishes the conditions for the protection of the public spectrum domain, restrictions for radio frequency emissions and measures for protection against radio frequency emissions. If in the future Telefónica Móviles fails to comply fully with these standards, it could be subject to claims or regulatory actions.
Other Risks
We face risks associated with litigation.
          We are party to lawsuits and other legal proceedings in the ordinary course of our business. An adverse outcome in, or any settlement of, these or other lawsuits (including any that may be asserted in the future) could result in significant costs to us. In addition, our senior management may be required to devote substantial time to these lawsuits which they could otherwise devote to our business. For a more detailed description of current lawsuits, see “Item 8—Financial Information—Legal Proceedings” in the Form 20-F.
Risks Relating to the Notes
We are required to provide certain information relating to Beneficial Owners to the Spanish tax authorities. We will withhold Spanish withholding tax from any interest payment in respect of any principal amount of the Notes as to which the required Beneficial Owner information has not been provided or the required information collection procedures have not been followed.
          Under Spanish Law 13/1985 (as amended by Law 19/2003 and Law 23/2005) and Royal Decree 2281/1998, as amended by Royal Decree 1778/2004, we and the Guarantor are required to provide certain information relating to Beneficial Owners to the Spanish tax authorities. This information includes the identity and country of residence of each Beneficial Owner that receives an interest payment on the Notes and the amount of interest received by such Beneficial Owner, and must be obtained with respect to each Interest Payment Date by 8:00 p.m. (New York time) on the fourth New York Business Day prior to such Interest Payment Date or, under certain circumstances, by 9:45 a.m. (New York time) on such Interest Payment Date and filed by us and the Guarantor with the Spanish tax authorities on an annual basis. In the event of an early redemption of the Notes for the reasons described under “Description of the Notes and the Guarantee—Redemption and Purchase—Early Redemption for Taxation Reasons”, or if DTC or its direct or indirect participants fail to provide us and the Guarantor (through Acupay) with the required information described under “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments” in respect of the Beneficial Owner of any principal amount of Notes, we or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of such principal amount net of the withholding tax applicable to such payments (currently 15% and expected to increase to 18% on January 1, 2007). If this were to occur, affected Beneficial Owners would have to either follow the Quick Refund Procedures set forth in Article II of Annex A to this Prospectus Supplement or apply directly to the Spanish tax authorities for any refund to which they may be entitled, as set forth in Article II of Annex B of this Prospectus

Supplement. See “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”. We and the Guarantor will not pay any Additional Amounts with respect to any such withholding.
We, the Guarantor, Acupay and the Paying Agent will enter into the Tax Certification Agency Agreement, which, among other things, will incorporate certain procedures arranged by Acupay and DTC to facilitate the collection of information concerning the identity and residence of Beneficial Owners through the relevant participants in DTC. If the procedures prove ineffective or if the relevant participants in DTC fail to provide the required information as of each Interest Payment Date, we will withhold at the then-applicable rate (currently 15% and expected to increase to 18% on January 1, 2007) from any interest payment in respect of the outstanding principal amount of the Notes as to which the agreed procedures prove ineffective or have not been followed and neither we nor the Guarantor will pay any Additional Amounts with respect to any such withholding.
          We, the Guarantor, Acupay and the Paying Agent will enter into the Tax Certification Agency Agreement, which, among other things, will incorporate certain procedures arranged by Acupay and DTC to facilitate the collection of information concerning the identity and country of residence of Beneficial Owners. The Indenture provides that the Trustee, Paying Agent and, with respect to the Floating Rate Notes, the Calculation Agent, will, to the extent applicable, comply with such procedures. These procedures are new and we cannot ensure that they will enable us to collect all the information concerning the identity and country of residence of Beneficial Owners required by the Spanish tax authorities on a timely basis. In the event that these procedures prove ineffective, we will be required to withhold at the then-applicable rate (currently 15% and expected to increase to 18% on January 1, 2007) from any interest payment in respect of the outstanding principal amount of the Notes as to which the agreed procedures prove ineffective and neither we nor the Guarantor will pay any Additional Amounts with respect to any such withholding.
          The delivery of the required Beneficial Owner identity and country of residence information, while the Notes are in global form, must be made through the relevant direct or indirect participants in DTC in accordance with the procedures set forth under “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”. No arrangements or procedures have been made by us or the Guarantor with respect to any depository or clearing system other than those procedures arranged by Acupay and DTC mentioned above. Each such DTC participant must provide the required information for each of the Beneficial Owners holding interests through such participant as of each Interest Payment Date, and neither we nor the Guarantor shall be responsible for any participant’s failure to do so. Such failure may arise as a result of the failure of an indirect DTC participant (including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”)) holding through such direct DTC participant to provide the necessary information in a timely manner. In the event of any failure by a DTC participant to comply with these procedures, Acupay will use reasonable efforts to notify such DTC participant of any deficiencies in the information provided by such DTC participant, and in the event any DTC participant fails or is unable to correct such deficiencies in a timely manner, we will withhold at the then-applicable rate from any interest payment in respect of the entire outstanding principal amount of the Notes held through such DTC participant. Neither we nor the Guarantor will pay any Additional Amounts with respect to any such withholding.
          Investors should be aware that the tax certification procedures set forth in Annex A to this Prospectus Supplement provide that payments of interest to any DTC participants that do not for any reason provide the required Beneficial Owner information in respect of Beneficial Owners who are entitled to an exemption from Spanish withholding tax and who own their beneficial interests in the Notes through such DTC participants will be paid net of Spanish withholding tax in respect of such Beneficial Owners’ entire beneficial interest in the Notes held through such DTC participant and neither we nor the Guarantor will pay any Additional Amounts with respect to any such withholding. If this were to occur, affected Beneficial Owners would have to either follow (acting through the DTC participant through which they hold their beneficial interest in the Notes) the quick refund procedures set forth in Article II of Annex A to this Prospectus Supplement or apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the procedures set forth in Article II of Annex B to this Prospectus Supplement. See “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”.

If the Notes of a series are not listed on an organized market in an OECD country no later than 45 days prior to the initial Interest Payment Date for the Notes of such series, the Issuer or the Guarantor, as the case may be, may, at its option, redeem such series of Notes without penalty or premium.
          If any series of Notes is not listed on an organized market in an OECD country no later than 45 days prior to the initial Interest Payment Date on such series of Notes, the Issuer or the Guarantor, as the case may be, may, at its option and having given no less than 15 days’ notice (ending on a day which is no later than the Business Day immediately preceding the initial Interest Payment Date) to the holders of such series of Notes in accordance with the terms described herein, redeem all of the outstanding Notes of such series at their principal amount without any penalty or premium in respect thereof, together with accrued interest, if any, thereon to but not including the redemption date. We have committed to make our best efforts to make an application to list the Notes on the NYSE; however, no such listing can be assured. See “Description of the Notes and Guarantee—Redemption and Purchase—Early Redemption for Taxation Reasons”.
There exist certain risks relating to the coordination of certain provisions of U.S. and Spanish Law.
          In Spain, issuers of debt securities such as the Notes are generally required to have a standing committee of securities holders (sindicato de obligacionistas) that is represented by a commissioner (comisario). The Indenture, however, is required to be qualified under the U.S. Trust Indenture Act of 1939 (the “Trust Indenture Act”), and the Trust Indenture Act contains mandatory provisions related to the appointment of a trustee that are difficult to reconcile with such standing committee and commissioner requirements. Neither Spanish law nor Spanish case law specifically address a transaction, as this offering of Notes, where a Spanish sociedad anónima, such as us, carries out an issuance of debt instruments in the United States registered under the Securities Act and pursuant to an indenture qualified under the Trust Indenture Act. However, based on the opinion of scholars that have addressed such issue, Spanish counsel has opined that no such committee and commissioner is required under the circumstances of this offering. Accordingly, no such committee and commissioner exists with respect to the Notes. We cannot assure you that a court would not find that the validity or other characteristics of the Notes are affected by the absence of such committee or commissioner. The lack of such committee and commissioner does not, however, affect the validity of the Guarantee granted by the Guarantor in respect of the Notes.
Certain provisions of the Insolvency Law could affect the ranking of the Notes upon an insolvency (concurso) of the Issuer.
          Certain provisions of the Insolvency Law could affect the status of the Notes on an insolvency (concurso) of the Issuer. In particular, there is uncertainty surrounding the interpretation of article 87.6 of the Insolvency Law, which may result in claims against the Issuer under the Notes being re-classified as subordinated obligations of the Issuer, ranking junior to all unsecured and unsubordinated indebtedness of the Issuer that does not benefit from a guarantee of the Guarantor. However, if such claims were re-classified as described above the ranking of the Guarantee would remain unaffected and the payment obligations of the Guarantor under the Guarantee in relation to the Notes would continue to be classified as ordinary debts.
If a public market for the Notes does not develop, your ability to resell the Notes and the market price of the Notes may be adversely affected.
          Each series of Notes is a new issue of securities for which an extensive public market may not develop. If the Notes of a series are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, general economic conditions, our performance and other factors. Although applications will be made for the Notes of each series to be admitted to listing on the NYSE, there is no assurance that such applications will be accepted or, that the Notes will be so admitted. We have been advised by the underwriters that they intend to make a market in the Notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Your right to receive payments of interest and principal on the Notes and the Guarantee is effectively junior to certain other obligations of the Issuer and the Guarantor.
          The Notes of each series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) the payment obligations of the Issuer under the Notes of such series will rank at least pari passu with all other unsecured and unsubordinated indebtedness, present and future, of the Issuer, except as the obligations of the Issuer may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain. Pursuant to the Guarantee, the Guarantor will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Notes of each series on an unsubordinated and unconditional basis. The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes will be effectively subordinated to those obligations that are preferred under the Insolvency Law. However, the Notes and the Guarantee will be effectively subordinated to all of, respectively, our and the Guarantor’s secured indebtedness, to the extent of the value of the assets securing such indebtedness, and other obligations that rank senior under Spanish law. As of March 31, 2006, the Guarantor had no secured indebtedness outstanding and approximately €61.55 billion of unsecured indebtedness outstanding. The Guarantee is also structurally subordinated to all indebtedness of subsidiaries of Telefónica insofar as any right of Telefónica to receive any assets of any of its subsidiaries or equity affiliates upon Telefónica’s liquidation, dissolution, winding up, receivership, reorganization or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of the Guarantee to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s or equity affiliate’s creditors (including trade creditors and holders of debt or guarantees issued by such subsidiary).
You may be unable to enforce judgments obtained in U.S. courts against us or the Guarantor.
          All of our directors and substantially all the directors and executive officers of the Guarantor are not residents of the United States, and substantially all the assets of these companies are located outside of the United States. As a consequence, you may not be able to effect service of process on these non-U.S. resident directors and executive officers in the United States or to enforce judgments against them outside of the United States. We have been advised by our Spanish counsel, Uría Menéndez, that there is doubt as to whether a Spanish court would enforce a judgment of liability obtained in the United States against us or the Guarantor predicated solely upon the securities laws of the United States. See “Enforceability of Certain Civil Liabilities” in the accompanying Prospectus.

USE OF PROCEEDS
          We expect that the net proceeds from this offering, after deducting the underwriters’s discounts but before expenses, will be approximately $                    . We intend to deposit the net proceeds with the Guarantor. The Guarantor intends to use the proceeds to repay the principal amount of under Tranche A of the loan facilities that we entered into on October 31, 2005 to finance the acquisition of O2. Any proceeds remaining after such repayment shall be used for general corporate purposes. Tranche A of the loan facilities matures on October 30, 2006, subject to certain extension provisions.
          Affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. are lenders under Tranche A of the loan facilities. Therefore, such affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. will receive their pro rata share of the amounts used from the net proceeds of this offering to repay a portion of the amounts owed under Tranche A of the loan facilities.

CAPITALIZATION AND INDEBTEDNESS
          The following table sets forth the capitalization of the Guarantor on an unaudited consolidated basis in accordance with IFRS-EU as of March 31, 2006 and as adjusted to reflect the issuance of $                     aggregate principal amount of Notes (converted to euros utilizing the Noon Buying Rate for June      , 2006 of $                     per €1.00, as announced by the Federal Reserve Bank of New York) and the application of the net proceeds thereof as described in “Use of Proceeds”.

	As of March 31, 2006

	(euros in millions)
	unaudited

	Actual	As adjusted (1)

Equity	15,328.1	15,328.1
Equity attributable to equity holders of the parent	11,545.3	11,545.3
Minority interest	3,782.8	3,782.8
Outstanding indebtedness	61,548.1
Long-term debt	42,041.5
Short term debt including current maturities	19,506.6	19,506.6
Total Capitalization and Indebtedness	76,876.2

(1)	Reflects the Guarantor’s issuance of $ aggregate principal amount of Notes and the application of the net proceeds thereof.
         The following are the principal transactions affecting the capitalization of the Guarantor after March 31, 2006:

•	During April 2006, $149 million was drawn down under a credit facility agreement arranged on November 26, 2004 among the Guarantor and several branches of ABN Amro Bank, N.V. (amounting, in total to $377.1 million) underwritten by the export credit agencies of Finland (“Finnvera”) and Sweden (“EKN”), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing will cover up to 85% of the purchases of networks equipment to be made by Telefónica Móviles Group companies from Ericsson and Nokia.

•	On April 28, 2006, Telefonica Europe, B.V., a wholly owned subsidiary of the Guarantor, prepaid €758 million of principal under Tranche A of the loan facilities that the Guarantor entered into on October 31, 2005 to finance the acquisition of O2. As of April 28, 2006, the total amount outstanding under this loan was approximately £13.7 billion.

•	Since March 31, 2006, the outstanding amount of the European Commercial Paper Program of Telefonica Europe, B.V., a wholly owned subsidiary of the Guarantor, has been reduced by €352 million.

DESCRIPTION OF THE NOTES AND THE GUARANTEE
          The following is a summary of the terms of the Floating Rate Notes and the Fixed Rate Notes. Each series of Notes will be issued under an indenture (the “Base Indenture”), dated as of                     , 2006, among the Issuer, Telefónica and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”), as supplemented, with respect to the Floating Rate Notes, by the First Supplemental Indenture and, with respect to the Fixed Rate Notes, by the Second Supplemental Indenture, each to be dated as of                     , 2006, among the Issuer, Telefónica and JPMorgan Chase Bank, N.A. as Trustee and Paying Agent and, with respect to the First Supplemental Indenture, as Calculation Agent (the Base Indenture, as supplemented, the “Indenture”). Each series of Notes will be issued pursuant to the resolution adopted by the sole shareholder of the Issuer on April 7, 2006 and reflected in a public deed of issuance executed and registered with the Mercantile Registry of Madrid (the “Public Deed of Issuance”) on or prior to the date of settlement of the offering, which is currently expected to be                     , 2006. The Floating Rate Notes and the Fixed Rate Notes shall be designated Series      and Series      of the Issuer, respectively, in the Public Deed of Issuance.
          The following summary of material provisions of each series of Notes, the Guarantee and the Indenture does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Notes, the Guarantee and the Indenture, including the definitions of the terms provided therein. Upon request, you may obtain a copy of the Public Deed of Issuance and the Indenture from the Trustee.
General
          The Floating Rate Notes will be issued in $ aggregate principal amount and will mature at 100% of their principal amount on                     (including any earlier date on which the principal of the Floating Rate Notes becomes due and payable, the “Floating Rate Note Maturity Date”). The Fixed Rate Notes will be issued in $                    aggregate principal amount and will mature at 100% of their principal amount on                     (including any earlier date on which the principal of the Fixed Rate Notes becomes due and payable, the “Fixed Rate Note Maturity Date” and, together with the Floating Rate Maturity Date, each a “Maturity Date”). The Notes may be offered and sold in multiple series with different maturities, interest rates and other terms. The Notes of each series will be issued only in registered form in denominations of $1,000. Neither series of the Notes will be entitled to the benefit of any sinking fund or similar custodial arrangement.
          The Floating Rate Notes and the Fixed Rate Notes constitute separate series of securities issued under the Indenture. The Indenture provides that, in addition to the Floating Rate Notes and the Fixed Rate Notes, notes, bonds and other evidences of indebtedness of other series may in the future be issued thereunder without limitation as to aggregate principal amount. Unless otherwise provided pursuant to the Indenture for a series of Notes, the Issuer may from time to time, without the consent of the holders of Notes of such series, create and issue further Notes having the same terms and conditions as the previously issued Notes of such series in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or issue price), so that such further issue shall be consolidated and form a single series with the outstanding Notes of such series; provided, however, that any such further issuance will only be made if either such additional Notes are issued with no more than de minimis original issue discount for U.S. federal income tax purposes or such further issuance is a “qualified reopening” as such term is defined under Treasury Regulations Section 1.1275-2(k)(3) promulgated under the Internal Revenue Code of 1986 (the “Code”).
          Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by the Issuer under the Notes of each series on an unsubordinated and unconditional basis.
Payment of Interest
          The Notes of each series will bear interest from                     , 2006 or from the most recent date through which the Issuer has paid or provided for interest on the Notes of such series.

Floating Rate Notes
          The interest rate per annum for the Floating Rate Notes will be reset on the first day of each Interest Period (as defined below) and will be equal to, in the case of the Floating Rate Notes, LIBOR (as defined below) plus                % as determined by the Calculation Agent. JPMorgan Chase Bank, N.A. will initially act as Calculation Agent. The amount of interest for the Floating Rate Notes for each day such Floating Rate Notes are outstanding, which is referred to as the “Daily Interest Amount,” will be calculated by dividing the applicable interest rate in effect for that day by 360 and multiplying the result by the aggregate outstanding principal amount of Floating Rate Notes on that day. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period.
          Subject to and in accordance with the tax certification procedures set forth in Annex A to this Prospectus Supplement, the Issuer or the Guarantor, as the case may be, will pay interest on the Floating Rate Notes quarterly on each                     ,                     , and                     of each year beginning on                     , 2006 until the Floating Rate Note Maturity Date, and on the Floating Rate Note Maturity Date. Each of the dates on which interest on the Floating Rate Notes will be paid is referred to as a “Floating Interest Payment Date”. If any Floating Interest Payment Date would fall on a day that is not a Business Day, other than the Floating Interest Payment Date that is also the Floating Rate Note Maturity Date, that Floating Interest Payment Date will be postponed to the following day that is a Floating Rate Business Day, except that if such next Floating Rate Business Day is in a different month, then that Floating Interest Payment Date will be the immediately preceding day that is a Floating Rate Business Day. For the purposes of this Prospectus Supplement, a “Floating Rate Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York, London, England or the city of Madrid, Spain, are authorized or required by law or executive order to close.
          Except as described below for the first Interest Period (as defined herein), on each Floating Interest Payment Date, the Issuer or the Guarantor, as the case may be, will pay interest on the Floating Rate Notes for the period commencing on and including the immediately preceding Floating Interest Payment Date and ending on and including the day immediately preceding that Floating Interest Payment Date. The first Interest Period (as defined below) will begin on and include                     , 2006 and, subject to the immediately preceding paragraph, will end on and include                     , 2006. Each period for which interest is payable on the Floating Rate Notes is referred to as an “Interest Period”.
          “LIBOR” with respect to each Interest Period shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the first day of that Interest Period that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date (as defined below). If Telerate Page 3750 does not include the applicable rate or is unavailable on the Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the first day of that Interest Period. If at least two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent (after consultation with the Issuer) will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of that Interest Period. If at least two rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
          “Determination Date” with respect to any Interest Period will be the second London Banking Day preceding the first day of that Interest Period. “London Banking Day” is any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

          “Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.
          “Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate or any successor service (or such other page as may replace Page 3750 on that service or a successor service).
          All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 3.576545% (or .03576545) being rounded to 3.57655% (or ..0357655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
          The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
          The Calculation Agent will, upon the request of any holder, provide the interest rate on the Floating Rate Notes then in effect.
          The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Issuer and the Guarantor of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be earlier than 60 days after the receipt of such notice by the Issuer and the Guarantor, unless the Issuer and the Guarantor agree in writing to accept less notice. The Calculation Agent may be removed (with or without cause) at any time by the filing with it of any instrument in writing signed on behalf of the Issuer and the Guarantor by any proper officer or an authorized person thereof and specifying such removal and the date when it is intended to become effective, subject to (if such Calculation Agent is not the Trustee) the written consent of the Trustee, which consent shall not be unreasonably withheld. Such resignation or removal shall take effect only upon the date of the appointment by the Issuer and the Guarantor, as hereinafter provided, of a successor Calculation Agent. If within 60 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Issuer and the Guarantor by an instrument in writing signed on behalf of the Issuer and the Guarantor, as the case may be, by any proper officer or an authorized person thereof and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent under the Indenture. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Issuer and the Guarantor of its compensation, if any is owed to it, for services rendered under the Indenture and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it under the Indenture.
          Any successor Calculation Agent appointed under the Indenture shall execute and deliver to its predecessor and to the Issuer and the Guarantor an instrument accepting such appointment under the Indenture, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent under the Indenture, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.
          Any person into which the Calculation Agent may be merged or converted or with which the Calculation Agent may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any person succeeding to all or substantially all of the assets and business of the Calculation Agent, or all or substantially all of the corporate trust business of the Calculation Agent shall, to the extent permitted by applicable law and provided that it shall have an established place of business in The City of New York, be the successor Calculation Agent under the Indenture without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Issuer and the Guarantor within 30 days of such merger, conversion, consolidation or sale.
          All calculations of the Calculation Agent in respect of the Floating Rate Notes, in the absence of manifest error, shall be conclusive for all purposes and binding on the Issuer, the Guarantor and the holders of Floating Rate Notes. The Issuer and the Guarantor may appoint a successor Calculation Agent with the written consent of the Trustee, which consent shall not be unreasonably withheld.

Fixed Rate Notes
          The Fixed Rate Notes will bear interest from                     , 2006 at an annual rate of      %. Subject to and in accordance with the tax certification procedures set forth in Annex A to this Prospectus Supplement, the Issuer or the Guarantor, as the case may be, will pay interest on the Fixed Rate Notes semi-annually on each                     and of each year, beginning on                     , 2006 until the Fixed Rate Note Maturity Date, and on the Fixed Rate Note Maturity Date. Each such date is referred to as a “Fixed Interest Payment Date” and, together with each Floating Interest Payment Date, as an “Interest Payment Date”. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Except as described below for the first Fixed Interest Payment Date, on each Fixed Interest Payment Date, the Issuer or the Guarantor, as the case may be, will pay interest on the Fixed Rate Notes for the period commencing on and including the immediately preceding Fixed Interest Payment Date and ending on and including the day immediately preceding that Fixed Interest Payment Date. On the first Fixed Interest Payment Date, the Issuer or the Guarantor, as the case may be, will pay interest for the period beginning on and including                     , 2006 and ending on and including                     , 2006.
          If any Fixed Interest Payment Date falls on a day that is not a Fixed Rate Business Day, the interest payment shall be postponed to the next day that is a Fixed Rate Business Day, and no interest on such payment shall accrue for the period from and after such Fixed Interest Payment Date. For the purposes of this Prospectus Supplement, a “Fixed Rate Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York or the city of Madrid, Spain are authorized by law or executive order to close.

Common Terms
          If the Maturity Date of any Note is not a Floating Rate Business Day, in the case of the Floating Rate Notes, or a Fixed Rate Business Day, in the case of the Fixed Rate Notes, payment of principal and interest on the applicable series of Notes will be made on the next succeeding day that is a Floating Rate Business Day or a Fixed Rate Business Day, as applicable, and no interest will accrue for the period from and after such Maturity Date. Interest on each Note will be paid only to the person in whose name such Note was registered at the close of business on the 10th New York Business Day prior to the applicable Interest Payment Date (each such date, a “Regular Record Date”). Notwithstanding the Regular Record Dates established in the terms of the Notes, the Issuer has been advised by DTC that through their accounting and payment procedures they will, in accordance with their customary procedures, credit interest payments received by DTC on any Interest Payment Date based on DTC participant holdings of the Notes of the applicable series on the close of business on the New York Business Day immediately preceding each such Interest Payment Date. A “New York Business Day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.
Payments of Additional Amounts
          All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Notes of a series and the Guarantee by the Issuer or the Guarantor will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. Subject to the following paragraph, in the event that such withholding or deduction is required by law, the Issuer or the Guarantor shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such series of Notes of such amounts as would have been received by them had no such withholding or deduction been required.
          However, the Issuer and the Guarantor will not be required to pay any Additional Amounts in respect of any Note of a series:

(i) to a holder of such Note who is liable for such taxes, duties, assessments or governmental charges in respect of such Note by reason of it (or the Beneficial Owner for whose benefit it holds such Note) having some connection with the Kingdom of Spain other than the mere holding of such Note (or such beneficial interest);

(ii) to a holder of such Note in respect of whom the Issuer or the Guarantor does not receive such information (which may include a tax residence certificate) concerning such holder’s identity and tax residence (or the identity and tax residence of the Beneficial Owner for whose benefit it holds such Note) as it may require in order to comply with Law 13/1985 of May 25 (as amended by Law 19/2003 of July 4 and Law 23/2005 of November 18) and any implementing legislation or regulation;

(iii) presented for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that the relevant holder would have been entitled to such Additional Amounts on presenting the same for payment on the expiry of such period of 30 days;

(iv) where the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directives;

(v) presented for payment (where presentation is required) by or on behalf of a holder (or Beneficial Owner) who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;

(vi) to or for the benefit of individuals resident for tax purposes in the Kingdom of Spain or individuals or any other legal entities resident in, or obtaining income through, a tax haven territory (as defined in Royal Decree 1080/1991 of July 5); or

(vii) to or for the benefit of a Spanish-resident legal entity subject to Spanish Corporate Income Tax if the Spanish tax authorities determine that the Notes of such series do not comply with exemption requirements specified in the Reply to a Consultation of the Directorate General for Taxation (Dirección General de Tributos) dated July 27, 2004 or otherwise and require a withholding to be made.
          Additional Amounts in respect of the Notes of a series will also not be paid with respect to any payment to a holder of any Notes of such series who is a fiduciary, a partnership, a limited liability company or other than the sole Beneficial Owner of that payment, to the extent that payment would be required by the laws of the Kingdom of Spain (or any political subdivision thereof or any authority or agency therein or thereof having power to tax) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in that limited liability company or a Beneficial Owner who would not have been entitled to the Additional Amounts had it been the holder.
          For the purposes of (iii) above, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the Paying Agent on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders in accordance with the Indenture.

          For a description of the formalities which holders (or the Beneficial Owner for whose benefit it holds such Note) of each series of Notes must follow in order to claim an exemption from withholding tax and certain disclosure requirements imposed on the Issuer and the Guarantor relating to the identity and tax residence of Beneficial Owners, see “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments” and “Risk Factors—Risks Relating to the Notes”.
          In addition, Beneficial Owners resident in, or obtaining income through, a tax haven territory (as defined in Royal Decree 1080/1991 of July 5) are not entitled to claim exemption from withholding tax. For a list of tax havens as of the date of this Prospectus Supplement, see “Taxation—Spanish Tax Considerations—Tax Havens”.
Form, Transfer and Registration
          The Notes of each series will be initially represented by one or more Global Certificates which will be deposited with a custodian for DTC, and Notes represented thereby will be registered in the name of Cede & Co., as nominee of DTC, for the accounts of participants in DTC. Except as provided below with respect to exchanges of beneficial interests in Notes represented by a Global Certificate for Certificated Notes (as defined below), Notes of a series represented by a Global Certificate may not be transferred except as a whole by DTC as the depositary for such Global Certificate to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.
          Ownership of beneficial interests in a Note represented by a Global Certificate will be limited to persons, called participants, that have accounts with DTC or persons that may hold interests through participants in DTC.
          Upon the issuance of the Notes of a series represented by a Global Certificate, DTC will credit, on its book-entry registration and transfer system, the applicable participants’ accounts with the respective principal or face amounts of such Notes beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of such Notes will designate the accounts to be credited. Ownership of beneficial interests in a Note represented by a Global Certificate will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.
          So long as the Notes of a series are represented by a Global Certificate, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such Global Certificate for all purposes under the Indenture. Except as described below, owners of beneficial interests in a Note represented by a Global Certificate will not be entitled to have the Notes represented by such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes (as defined below) and will not be considered the holders of such Notes under the Indenture. Accordingly, each person owning a beneficial interest in a Note represented by a Global Certificate must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a Beneficial Owner under the Indenture.
          To facilitate subsequent transfers, all Notes of a series represented by a Global Certificate will be registered in the name of DTC’s nominee, Cede & Co. The deposit of the Notes of each series with a custodian for DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of such Notes. DTC’s records reflect only the identity of the direct participants to whose accounts beneficial interests in such Notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
          The Issuer or the Guarantor, as the case may be, will make payments due on the Notes of each series represented by a Global Certificate to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice upon timely receipt of any payment of principal, interest or other distribution in respect of the Notes represented by a Global Certificate is to credit participants’ accounts in amounts proportionate to their respective beneficial interests in such Notes represented by a Global Certificate as shown on the records of DTC. Payments by participants to owners of beneficial interests in any Notes of a series represented by a Global Certificate held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name”, and will be the responsibility of those participants. Payment to Cede & Co. is the responsibility of the Issuer or the Guarantor, as the case may be. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to Beneficial Owners of Notes of the applicable series is the responsibility of direct and indirect participants. None of the Issuer, the Guarantor, the Trustee or any other agent of the Issuer or the Guarantor or any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in any Notes represented by a Global Certificate or for maintaining, supervising or reviewing any records relating to those beneficial interests.
          Transfers between participants in DTC will be reflected in accordance with DTC’s procedures.
          The Issuer and the Guarantor expect that DTC will take any action permitted to be taken by a holder only at the direction of one or more participants to whose account the DTC interests in any Notes represented by the applicable Global Certificate are credited and only in respect of such portion of the aggregate principal amount of the Notes of the applicable series as to which such participant or participants has or have given such direction.
          Beneficial interests in Notes of any series represented by a Global Certificate will be exchangeable for Notes of such series represented by individual security certificates (“Definitive Certificates”) and registered in the name or names of owners of such beneficial interests as specified in instructions provided by DTC to the Trustee (“Certificated Notes”) only if: (i) DTC notifies the Issuer that it is unwilling or unable to continue to act as depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days after the date of such notice from DTC, (ii) the Issuer notifies the Trustee in writing that it has reasonably elected to cause the issuance of Certificated Notes of such series or (iii) there shall have occurred and be continuing an Event of Default (as defined below) with respect to the Notes of such series and the Notes of such series will be accelerated in accordance with their terms and the terms of the Indenture.
          In any such instance, an owner of a beneficial interest in the Notes of a series represented by a Global Certificate would be entitled to delivery of Certificated Notes of such series equal in principal amount to that beneficial interest and to have those Certificated Notes registered in its name. Certificated Notes of such series so issued would be issued as registered notes in authorized denominations. Certificated Notes of a series, if issued, could be transferred by presentation of Definitive Certificates representing such Certificated Notes for registration to the Trustee at its New York offices and such Definitive Certificates would need to be duly endorsed by the applicable holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee duly executed by the holder or his attorney duly authorized in writing.
          Although the Issuer and the Guarantor expect that DTC will continue to perform the foregoing procedures in order to facilitate transfers of interests in each Note of a series represented by a Global Certificate among participants of DTC. DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Guarantor, the underwriters or the Trustee will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
          DTC has advised the Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those participants (or other representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.
          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Issuer and the Guarantor believe to be reliable, but none of the Issuer, the Guarantor or the underwriters takes any responsibility for its accuracy or completeness. The Issuer and the Guarantor assume no responsibility for the performance by DTC or its direct or indirect participants of their respective obligations, including obligations that DTC or its direct or indirect participants have under the rules and procedures that govern DTC’s operations.
Status of the Notes
          The Notes of each series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank pari passu without any preference among themselves and (subject to any applicable statutory exceptions) the payment obligations of the Issuer under the Notes of such series will rank at least pari passu with all other unsecured and unsubordinated indebtedness, present and future, of the Issuer, except as the obligations of the Issuer may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain.
The Guarantee
          Telefónica, as Guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by the Issuer under the Notes of each series on an unsubordinated and unconditional basis, pursuant to a guarantee dated as of                     , 2006 (the “Guarantee”). Amounts to be paid by the Guarantor under the Guarantee shall be paid without deduction or withholding for any present or future taxes or duties imposed by the Kingdom of Spain or any political subdivision thereof, unless the withholding or deduction of such taxes or duties is required by law or regulation or by the official interpretation thereof. In that event, the Guarantor will pay such Additional Amounts as may be necessary in order that each net payment on the Notes of the applicable series after such deduction or withholding will not be less than the amount provided for in each security certificate representing such Notes to be then due and payable, subject to the exceptions described under “—Payments of Additional Amounts” above. The obligations of the Guarantor under the Guarantee are unaffected by any invalidity, irregularity or unenforceability of the Notes of the applicable series or the Indenture, any failure to enforce the provisions of such Notes or the Indenture, or any waivers, modification or indulgence granted to the Issuer in respect thereof by the holders of such series of Notes or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or the Guarantor.
          Under the Guarantee, the Guarantor will waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, the benefits of orden, división and excusión under Spanish law, any right to require a proceeding first against the Issuer, protest or notice with respect to the Notes of the applicable series, or the indebtedness evidenced thereby and all demands whatsoever, and will covenant that the Guarantee will not be discharged except by payment in full of the principal of, interest on and Additional Amounts, if any, on such Notes of the applicable series and the Guarantor shall have fully performed all its obligations in accordance with the provisions of the Notes of such series, the Guarantee and the Indenture. The Guarantor shall be subrogated to all rights of the holders of the applicable series of Notes and the Trustee against the Issuer in respect of any amounts paid to such holders by the Guarantor.
          The obligations of the Guarantor under the Guarantee in respect of the Notes of a series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor under the Guarantee and will rank pari passu without any preference among such obligations of the Guarantor under the Guarantee in respect of the Notes of such series and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the Guarantee in respect of the Notes of each series will be effectively subordinated to those obligations that are preferred under the Insolvency Law.

Consolidation, Merger, Etc.; Assumption
          Neither the Issuer nor the Guarantor shall consolidate with or merge (which term shall include for the avoidance of doubt a scheme of arrangement) into any other person or convey, transfer or lease all or substantially all of its assets to any person, and neither the Issuer nor the Guarantor shall permit any person to consolidate with or merge into the Issuer or the Guarantor, convey, transfer or lease all or substantially all of its assets to the Issuer or the Guarantor, unless:

(i) in the case the Issuer or the Guarantor shall consolidate with or merge into another person or convey, transfer or lease all or substantially all of its assets to any person, the person formed by such consolidation or into which the Issuer or the Guarantor is merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Issuer or the Guarantor shall be a corporation, partnership or trust, shall be organized and validly existing, under the laws of the Kingdom of Spain or a member of the European Union or an OECD country and shall expressly assume, by a supplemental indenture that complies with the Trust Indenture Act executed and delivered to the Trustee in form and substance reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts and any additional sums payable pursuant to paragraph (ii) below) (a) in the case of the Issuer, on all the Notes of each series and (b) in the case of the Guarantor, under the Guarantee, and the performance or observance of every covenant of the Indenture relating thereto on the part of the Issuer to be performed or observed and, in the case of the Guarantor, the due and punctual payment of the principal of and any premium and interest (including all Additional Amounts and any additional sums payable pursuant to paragraph (ii) below) on all the Notes of each series and the performance or observance of every covenant of the Indenture and the Guarantee relating thereto on the part of the Guarantor to be performed or observed;

(ii) if the person formed by such consolidation or into which the Issuer or the Guarantor is merged or to whom the Issuer or the Guarantor has conveyed, transferred or leased its properties or assets is a person organized and validly existing under the laws of a jurisdiction other than the Kingdom of Spain such person agrees to indemnify the holder of each Note of each series against (a) any tax, assessment or governmental charge imposed on any such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease; and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease;

(iii) immediately prior to the consummation of such transaction, no Event of Default with respect to a series of Notes, shall have occurred;

(iv) the consummation of such transaction must not cause an Event of Default under the Notes of any series or the Guarantee which the Issuer or the Guarantor, as the case may be, does not reasonably believe can be cured within 90 days from the date of such transaction; and

(v) the Issuer or the Guarantor has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.
          No vote by the holders for any such consolidation, merger, conveyance, transfer or lease is required, unless as part of the transaction the Issuer or the Guarantor, as applicable, make changes to the Indenture requiring holder approval, as described later under “Modification and Waiver”. The Issuer and the Guarantor may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. The Issuer and the Guarantor may take these actions even if they result in:

•	a lower credit rating being assigned to the Notes; or

•	Additional Amounts becoming payable in respect of withholding tax and, as a result, the Notes being subject to redemption at the option of the Issuer or the Guarantor, as the case may be, as described later under “—Redemption and Purchase—Early Redemption for Taxation Reasons”.
          The Issuer and the Guarantor have no obligation under the Indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to holders of the Notes of any series, in connection with a merger, consolidation, sale conveyance or lease of assets that is permitted under the Indenture.
          Upon any consolidation of the Issuer or the Guarantor with, or merger of the Issuer or the Guarantor into, any other person or any conveyance, transfer or lease all or substantially all of the assets of the Issuer or the Guarantor in accordance with the provisions described above, the successor person formed by such consolidation or into which the Issuer or the Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or the Guarantor, as the case may be, under the Indenture with the same effect as if such successor person had been named as the Issuer or the Guarantor therein, as the case may be, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the Indenture and the Notes of each series or Guarantee, as the case may be.
          In the case of any such consolidation, merger, conveyance, transfer or lease, if the acquiring or resulting entity’s jurisdiction of incorporation or residence for tax purposes (the “Taxing Jurisdiction”) is not the Kingdom of Spain, Additional Amounts will be payable under the Notes or the Guarantee, as applicable, for taxes imposed by the acquiring or resulting entity’s Taxing Jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or after the date of the consolidation, merger, conveyance, transfer or lease rather than taxes imposed on those payments by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax.
          Additional Amounts will be payable on interest or principal due prior to the date of the consolidation, merger, conveyance, transfer or lease only for taxes imposed by the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above. The acquiring or resulting entity will also be entitled to redeem the Notes in the circumstances described below under the section entitled “—Redemption and Purchase—Early Redemption for Taxation Reasons” for any change or amendment to, or change in the application or official interpretation of, the laws or regulations of such entity’s Taxing Jurisdiction (which change, amendment or change in the application or official interpretation becomes effective on or after the date of the merger, consolidation, sale, conveyance or lease).
          The Guarantor or any subsidiary of the Guarantor may assume the obligations of the Issuer under the Notes without the consent of the holders. Any Notes so assumed, unless assumed directly by the Guarantor, will have the benefit of the Guarantee in respect of such Notes. In the event of an assumption by an entity within a Taxing Jurisdiction other than Spain, Additional Amounts under the Notes will be payable for taxes imposed by the assuming entity’s Taxing Jurisdiction (subject to exceptions equivalent to those that apply to the obligation to pay Additional Amounts for taxes imposed by Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax described above under the section entitled “—Payments of Additional Amounts”) on payments of interest or principal made on or subsequent to the date of such assumption rather than taxes imposed on these payments by Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax. In the event of such assumption, the Guarantor or the applicable subsidiary of the Guarantor will be entitled to redeem the Notes in the circumstances described in the preceding paragraph.
          Additional Amounts for payments of interest or principal made on or prior to the date of the assumption will be payable only for taxes imposed by Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, subject to the exceptions discussed under “—Payments of Additional Amounts” above.

          An assumption of the obligations of the Issuer under the Notes of a series may be considered for U.S. federal income tax purposes to be an exchange of Notes of such series for new Notes by the Beneficial Owners, resulting in recognition of taxable gain or loss for U.S. federal income tax purposes and other possible adverse tax consequences. Beneficial Owners should consult their own tax advisers regarding the U.S. federal, state and local income tax consequences of any assumption.
Negative Pledge
          So long as any of the Notes of a series remains outstanding (as defined in the Indenture), neither the Issuer nor the Guarantor will create or will have outstanding any mortgage, pledge, lien or other charge (“Encumbrance”) upon the whole or any part of its present or future assets, in order to secure any Relevant Indebtedness (as defined below) issued or guaranteed by the Issuer, the Guarantor or by any other Person unless such Notes of a series are equally and ratably secured therewith, for as long as such Relevant Indebtedness shall be so secured.
          The Issuer and the Guarantor are, however, allowed to secure Relevant Indebtedness in the following circumstances:

(i) if the Relevant Indebtedness was originally offered, distributed or sold primarily to the residents of the Kingdom of Spain; or

(ii) if the Relevant Indebtedness matures within one year of its date of issue; or

(iii) if such Encumbrance affects assets of an entity which, when such Encumbrance was created, was unrelated to the Guarantor or the Issuer and which was subsequently acquired by the Guarantor or the Issuer;

provided, that nothing in this section shall limit the ability of the Issuer or the Guarantor, as the case may be, to grant or permit to subsist Encumbrances over any or all of their respective present or future assets to secure Relevant Indebtedness issued or guaranteed by the Issuer, the Guarantor or any other Person to the extent that the aggregate principal amounts so secured do not exceed 5% of the consolidated net tangible assets of the Guarantor, as reflected in the most recent balance sheet (prepared in accordance with such accounting principles as are generally accepted in the Kingdom of Spain at the date of such computation and as applied by the Guarantor) prior to the time such Relevant Indebtedness was issued or guaranteed.
          “Relevant Indebtedness” means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which, in any of the above cases, is or are, or is or are capable of being, quoted, listed, dealt in or traded on a stock exchange or other recognized securities market. For the avoidance of doubt, any “obligation for the payment of borrowed money” as used in the definition of Relevant Indebtedness does not include obligations of the Issuer or the Guarantor which, pursuant to the requirements of law and accounting principles generally accepted in the Kingdom of Spain need not, and are not, reflected in the balance sheet of the Issuer or the Guarantor, as the case may be.
          “Consolidated Net Tangible Assets of the Guarantor” means, in accordance with IFRS-EU, the total amount of assets of the Guarantor and its consolidated Subsidiaries, including investments in unconsolidated Subsidiaries, after deduction of (i) goodwill, (ii) intangible assets, and (iii) amounts due from stockholders for uncalled capital. Solely for purposes of this definition, “Subsidiary” means any company in respect of which the Guarantor owns, directly or indirectly, more than half of the voting rights of the shares of such company, or when the Guarantor owns half or less of the voting power but controls such company, i.e. has the power to govern the financial and operating policies of such company so as to obtain benefits from its activities.

Redemption and Purchase

Early Redemption for Taxation Reasons
          If, in relation to the Notes of a series, (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Notes of such series, (x) the Issuer or the Guarantor, as the case may be, is or would be required to pay any Additional Amounts as provided in the Indenture or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal, premium, if any, or interest on the Notes of such series, provided that such payment cannot with reasonable effort by the Guarantor be structured to avoid such deduction or withholding and (ii) such circumstances are evidenced by the delivery by the Issuer or the Guarantor, as the case may be, to the Trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail, the Issuer or the Guarantor, as the case may be, may, at its option and having given no less than 30 nor more than 60 days’ notice (ending on a day upon which interest is payable) to the holders in accordance with the terms described under “—Notices” below (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 150 days prior to the date on which the Issuer or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due.
          In addition, if any series of Notes is not listed on an organized market in an OECD country no later than 45 days prior to the initial Interest Payment Date on such series of Notes, the Issuer or the Guarantor, as the case may be, may, at its option and having given no less than 15 days’ notice (ending on a day which is no later than a Business Day immediately preceding such Interest Payment Date) to the holders of such series of Notes in accordance with the terms described under “—Notices” below (which notice shall be irrevocable), redeem all of the outstanding Notes of such series at their principal amount, together with accrued interest, if any, thereon to but not including the redemption date; provided that from and including the issue date of the Notes of such series to and including such Interest Payment Date, the Issuer will use its reasonable efforts to obtain or maintain such listing, as applicable.
          In the event of an early redemption of the Notes for the reasons set forth above, the Issuer or the Guarantor, as the case may be, will be required to withhold tax and will pay interest in respect of the principal amount of the Notes redeemed net of the withholding tax applicable to such payments (currently 15% and expected to increase to 18% on January 1, 2007). If this were to occur, Beneficial Owners would have to either follow the Quick Refund Procedures set forth in Article II of Annex A to this Prospectus Supplement or apply directly to the Spanish tax authorities for any refund to which they may be entitled pursuant to the procedures set forth in Article II of Annex B to this Prospectus Supplement. See “Taxation—Spanish Tax Considerations—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”.
          For a description of the Spanish tax treatment applicable to the accrued interest, if any, on the Notes upon an early redemption of such Notes, see “Spanish Tax Considerations”.

Optional Redemption of Floating Rate Notes
          The Issuer may redeem all or a portion of the Floating Rate Notes at its election from time to time as set forth below. Notice of redemption shall be given by first-class mail postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each holder of Floating Rate Notes to be redeemed at his or her address appearing in the Register. The Issuer may redeem such Floating Rate Notes at a redemption price equal to the greater of:

•	100% of the principal amount of such Floating Rate Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date of the Floating Rate Notes; and

•	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon through the redemption date and assuming that LIBOR through the applicable Floating Rate Maturity Date would remain constant as of the date of redemption) discounted to the redemption date of the Floating Rate Notes being redeemed on a bond-equivalent yield basis (using the same interest rate convention as that used in computing interest on the Floating Rate Notes) at a rate per annum equal to LIBOR as of the redemption date [plus] basis points for the Floating Rate Notes being redeemed, plus accrued and unpaid interest on such Floating Rate Notes (or any portion thereof) being redeemed to, but excluding, the redemption date of the Floating Rate Notes (or any portion thereof) being redeemed.
      Optional Redemption of Fixed Rate Notes
          The Issuer may redeem all or a portion of the Fixed Rate Notes at its election at any time or from time to time as set forth below. Notice of redemption shall be given by first-class mail postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each holder of Notes of the applicable series to be redeemed at his or her address appearing in the Register. The Issuer may redeem such Fixed Rate Notes at a redemption price equal to the greater of:

•	100% of the principal amount of such Fixed Rate Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date of such Fixed Rate Notes; and

•	as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal thereof and interest thereon (exclusive of interest accrued thereon to the redemption date) discounted to the redemption date of the Fixed Rate Notes being redeemed on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate [plus] basis points for the Fixed Rate Notes being redeemed, plus accrued and unpaid interest on the principal amount of such Fixed Rates Notes (or any portion thereof) being redeemed to, but excluding, the redemption date of the Fixed Rate Notes (or any portion thereof) being redeemed.
          “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Notes; provided that if the period from the redemption date to the Fixed Rate Maturity Date is greater than the longest maturity appearing in the most recently published statistical release designated “H.15(519)” referred to in the definition of “Treasury Rate” below, then the Comparable Treasury Issue for purposes of such redemption shall be deemed to be the                     , unless the Independent Investment Banker determines that such                security is no longer an appropriate reference for purposes of determining the Treasury Rate.
          “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations or, if only one such quotation is obtained, such quotation.
          “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Issuer and the Guarantor, which may be one of the Reference Treasury Dealers.
          “Reference Treasury Dealer” means each of (1) Lehman Brothers Inc. and its successors, provided that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer and the Guarantor will substitute therefor another

Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Issuer and the Guarantor.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third New York Business Day preceding such redemption date.
          “Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the Fixed Rate Notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Independent Investment Banker on the third New York Business Day preceding the redemption date.

Purchase of Notes
          The Issuer, the Guarantor or any of their respective subsidiaries may at any time purchase Notes in the open market or otherwise at any price.

Cancellation of Redeemed and Purchased Notes
          All unmatured Notes redeemed or purchased otherwise than in the ordinary course of business of dealing in securities or as a nominee will be cancelled immediately and may not be reissued or resold.
Events of Default, Waiver and Notice
          “Event of Default”, with respect to Notes of any series of the Issuer, means any one of the following events which occurs and is continuing:

(i) the Issuer fails to pay, and the Guarantor fails to honor the Guarantee with respect to payments of, principal of, interest due on or any Additional Amounts in respect of the Notes of that series for a period of 21 days from the stated maturity of such principal or interest payment;

(ii) the Issuer fails to perform any other obligation arising from the Notes of that series or the Guarantor fails to perform any other obligation arising under the Guarantee of the Notes of such series and in each case, such failure continues for more than 60 days (90 days if the failure to perform relates to an obligation of the Issuer or the Guarantor arising pursuant to a transaction described under “—Consolidation, Merger, Etc.; Assumption”) after there has been given, by the Trustee or holders of not less than 25% in principal amount of the outstanding Notes of such series, a written notice to the Issuer specifying such failure and requiring it to be remedied, and stating that such notice is a “Notice of Default” under the Indenture;

(iii) the Issuer or the Guarantor fails (taking into account any applicable grace periods) to fulfill any payment obligation in excess of €100,000,000 or its equivalent in any other currency under any Relevant Indebtedness or under any guarantees or suretyships provided for under any Relevant Indebtedness of others, and this failure remains uncured for 30 days;

(iv) the holders of any other Relevant Indebtedness of the Issuer or the Guarantor accelerate any payment obligation in excess of €100,000,000 or its equivalent in any other currency as a result of the Issuer or the Guarantor entering into a transaction described and in accordance with the conditions set forth under “—Consolidation, Merger, Etc.; Assumption”, which transaction constitutes an event of default in respect of such other Relevant Indebtedness;

(v) the Issuer or the Guarantor announces its inability to meet its financial obligations;

(vi) a court commences insolvency proceedings (concurso) against the Issuer or the Guarantor and any such proceeding is not discharged or dismissed within 60 days;

(vii) the Issuer or the Guarantor goes into liquidation unless it is done as a result of the Issuer or the Guarantor entering into a transaction described and in accordance with the conditions set forth under “—Consolidation, Merger, Etc.; Assumption”;

(viii) the Issuer or the Guarantor makes a filing seeking relief under any applicable bankruptcy or insolvency (concurso) laws; or

(ix) the Guarantee ceases to be valid or legally binding for any reason.
          If any Event of Default shall occur in relation to the Notes of a series (taking into account any applicable grace period), the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of such series may, by written notice to the Issuer, at the Corporate Trust Office (and to the Trustee if given by the holders), declare that such Note or Notes of such series, as the case may be, including principal and all interest then accrued and unpaid on such Note or Notes of such series, as the case may be, shall be immediately due and payable, whereupon the same shall, to the extent permitted by applicable law, become immediately due and payable at its principal amount, together with all interest, if any, accrued and unpaid thereon and Additional Amounts, if any, payable in respect thereof without presentment, demand, protest or other notice of any kind, all of which the Issuer or the Guarantor, as the case may be, will expressly waive, unless, prior thereto, all Events of Default in respect of the Notes of such series shall have been cured. Such declarations of acceleration may be rescinded and past defaults may be waived, except defaults in payment of principal of, interest on or Additional Amounts, if any, by holders of a majority of the outstanding principal amount on the Notes of such series pursuant to the procedures and under the conditions described under “—Modification and Waiver” below; provided, however, that the amounts due to the Trustee under the Indenture have been paid. Holders of Notes represented by one or more Global Certificate should consult with their banks or brokers for information on how to give notice or direction to, or make a request of, the Trustee and to make or cancel a declaration of acceleration. The Indenture provides that none of the terms of the Indenture will require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not reasonably assured to the Trustee.
Defeasance; Covenant Defeasance
          The Fixed Rate Notes will be subject to the defeasance and covenant defeasance provisions in the Indenture.
          The Issuer and the Guarantor shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Fixed Rate Notes and the provisions of the Indenture as it relates to such outstanding Notes shall no longer be in effect, and the Trustee, at the expense of the Issuer, shall, upon the order of the Issuer or the Guarantor, execute proper instruments acknowledging the same, when:

(i) the Issuer or the Guarantor has deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture), irrevocably (irrespective of whether the conditions in subparagraphs (ii), (iii), (iv), (v), (vi) and (vii) below have been satisfied, but subject to certain provisions in the Indenture relating to the application of trust money), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Fixed Rate Notes, U.S. Dollars or U.S. government obligations in an amount which will provide not later than the opening of business on the due date of any payment referred to in subsection (A), (B) or (C) of this subparagraph (i) U.S. Dollars or U.S. government obligations in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any), (B) interest on, and (C) Additional Amounts, if any, on such outstanding Fixed Rate Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of such Fixed Rate Notes;

(ii) no Event of Default with respect to the Fixed Rate Notes has occurred and is continuing on the date of such deposit and no Event of Default under subparagraphs (v), (vi) or (viii) under the section entitled “—Events of Default, Waiver and Notice” is in occurrence and continues on a date which is six months after the date of such deposit;

(iii) the Issuer or the Guarantor has delivered to the Trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters to the effect that holders of the Fixed Rate Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

(iv) such defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Fixed Rate Notes are in default within the meaning of the Trust Indenture Act);

(v) such defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”);

(vi) if the Fixed Rate Notes are then listed on any securities exchange, the Issuer or the Guarantor has delivered to the Trustee an opinion of counsel to the effect that such deposit, defeasance and discharge will not cause such Fixed Rate Notes to be delisted from such exchange; and

(vii) the Issuer or the Guarantor has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance and discharge of the entire indebtedness on all outstanding Fixed Rate Notes have been complied with;

provided, however, that a defeasance described above shall not impair or affect (a) the rights of holders of Fixed Rate Notes to receive, from the trust funds described in subparagraph (i) above, payment of the principal of (and premium, if any) and any installment of principal of (and premium, if any), interest on, or Additional Amounts, if any, on such Fixed Rate Notes on the stated maturity of such principal or installment of principal of (and premium, if any) or interest, or any mandatory sinking fund payments or analogous payments applicable to the Fixed Rate Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of such Fixed Rate Notes, (b) the Issuer’s and the Guarantor’s obligations with respect to such Fixed Rate Notes and Guarantee, respectively, under certain provisions of the Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture and (d) the provisions of the Indenture relating to the application of trust money.
          The Issuer and the Guarantor by board resolution may elect to be released from their respective obligations under any specified provisions of the Indenture applicable to the Fixed Rate Notes outstanding, and the provisions so specified in such resolution, as they relate to outstanding Fixed Rate Notes, shall no longer be in effect, and the Trustee, at the expense of the Issuer, shall, upon the order of the Issuer or the Guarantor, execute proper instruments acknowledging the same, when:

(i) the Issuer or the Guarantor has deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of the Indenture), irrevocably (irrespective of whether the conditions in subparagraphs (ii), (iii), (iv), (v), (vi), (vii) and (viii) below have been satisfied, but subject to certain provisions in the Indenture relating to the application of trust money), as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Fixed Rate Notes, U.S. Dollars or U.S. government obligations in an amount which will provide not later than the opening of business on the due date of any payment referred to in subsection (A), (B) or (C) of this subparagraph (i) U.S. Dollars or U.S. government obligations in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge (A) the principal of (and premium, if any), (B) interest on, and (C) Additional Amounts, if any, on such outstanding Fixed Rate Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of such Fixed Rate Notes;

(ii) such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Issuer or the Guarantor is a party or by which either is bound;

(iii) no Event of Default with respect to the Fixed Rate Notes has occurred and is continuing on the date of such deposit and no Event of Default under subparagraphs (v), (vi) and (viii) under the section entitled “—Events of Default, Waiver and Notice” is in occurrence and continues on a date which is six months after the date of such deposit;

(iv) the Issuer or the Guarantor has delivered to the Trustee an opinion of counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the holders of the Fixed Rate Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, and covenant defeasance had not occurred;

(v) such covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of the Trust Indenture Act);

(vi) such covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act;

(vii) if the Fixed Rate Notes are then listed on any securities exchange, the Issuer or the Guarantor has delivered to the Trustee an opinion of counsel of recognized standing to the effect that such deposit and covenant defeasance will not cause such Fixed Rate Notes to be delisted from such exchange; and

(viii) the Issuer or the Guarantor has delivered to the Trustee an officer’s certificate and an opinion of counsel of recognized standing, each stating that all conditions precedent provided for relating to the covenant defeasance of the specified provisions of the Indenture as they relate to the outstanding Fixed Rate Notes have been complied with.

          From and after the date when the foregoing conditions have been met, the Issuer or the Guarantor, as the case may be, may omit to comply with, and shall have no liability in respect of, any term, covenant, condition or limitation set forth in any of the specified provisions of the Indenture with respect to which the covenant defeasance has taken place as contemplated under the Indenture, but the remainder of the Indenture and the Notes of any other series will be unaffected thereby.
The Trustee, Paying Agent and Calculation Agent
          JPMorgan Chase Bank, N.A. will be acting as the initial Trustee and Paying Agent for each series of Notes and Calculation Agent for the Floating Rate Notes under the Indenture.
          In addition to acting as Trustee, JPMorgan Chase Bank, N.A. also maintains various banking and trust relationships with us and some of our affiliates. JPMorgan Chase Bank, N.A. has advised us that its parent, JPMorgan Chase & Co. (“JPMorgan”), has entered into an agreement with The Bank of New

York Company (“BNY”) pursuant to which JPMorgan intends to exchange portions of JPMorgan Chase Bank, N.A.’s corporate trust business, including municipal and corporate trusteeships, for the consumer, small business and middle market banking businesses of BNY’s subsidiary, The Bank of New York, JPMorgan Chase Bank, N.A. has further advised us that this exchange transaction has been approved by both companies’ boards of directors, is subject to regulatory approvals, and is expected to close in the late third quarter or fourth quarter of 2006. Upon closing of the exchange transaction, JPMorgan Chase Bank, N.A. anticipates that The Bank of New York would succeed it as Trustee, Paying Agent and Calculation Agent under the Indenture.
Replacement of Notes
          If any Certificated Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the office of the Trustee subject to applicable laws, on payment by the claimant of the expenses incurred in connection with such replacement and on the terms as to evidence, security, indemnity and otherwise as the Issuer, the Guarantor and the Trustee may reasonably require.
Modification and Waiver

Modification Without Consent of Holders
          The Issuer, the Guarantor and the Trustee may enter into one or more supplemental indentures without the consent of the holders of a series of Notes under the Indenture to:

•	secure the Notes of such series;

•	evidence the succession of another person to the Issuer or the Guarantor and the assumption by any such successor of the covenants and agreements of the Issuer or the Guarantor in the Indenture and in the Notes of such series;

•	evidence or provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes of such series;

•	change the terms of the Notes of such series to correct a manifest error (for the avoidance of doubt, no other modification may be made to the terms of the Notes of such series); or

•	change the Indenture in any manner which does not affect the terms of the Notes of such series or interests of the holders thereof.

Modification with Consent of Holders
          With the consent of the holders of not less than a majority in principal amount of a series of Notes, the Issuer, the Guarantor and the Trustee may add any provisions to, or change in any manner or eliminate any of the provisions of, or waive any past defaults with respect to, the Indenture or modify in any manner the rights of the holders of such series of Notes. However, the Issuer, the Guarantor and the Trustee may not make any of the following changes to the Notes of such series without the consent of each holder of such series of Notes that would be affected by such change:

•	change the stated maturity of the principal of or any installment of the principal of or interest on any Note of such series;

•	reduce the principal amount of any Note of such series;

•	reduce the rate or extend the time of payment of interest on, any Note of such series;

•	reduce any amount payable on redemption of any Note of such series;

•	change the obligations of the Issuer or the Guarantor to pay Additional Amounts on any Note of such series;

•	waive a default in the payment of principal of, or interest on any Note of such series;

•	change the currency in which the principal, premium, or interest on, any Note of such series is payable;

•	impair the right of any holder to take legal action to enforce the payment on the Notes of such series or the Guarantee when due; or

•	reduce the quorum requirements or the percentage of Notes of such series the consent of whose holders is required for modification of the Indenture.
     Maintenance of Tax Certification Procedures
          The Issuer and the Guarantor have agreed in the Indenture, so long as any principal amount of the Notes remains outstanding, to, insofar as it is practicable, maintain or implement procedures to facilitate the collection of information concerning the identity and country of residence of Beneficial Owners so long as such collection is required under Spanish law to allow payment of interest on the Notes free and clear of Spanish withholding tax.
Notices
          Notices to holders will be deemed to be validly given if mailed to them at their respective addresses as recorded in the register kept by the Trustee, and will be deemed to have been validly given on the seventh day after the date of such mailing.
Governing Law
          Pursuant to Section 5-1401 of the general Obligations Law of the State of New York, the Indenture, the Notes and the Guarantee shall be governed by, and shall be construed in accordance with, the laws of the State of New York.
          The due authorization of the Notes and the ranking of the Notes and Guarantee shall be governed by Spanish law.
Consent to Jurisdiction
          The Issuer and the Guarantor have submitted to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, the City of New York, and any appellate court from any such court thereof, with respect to any legal suit, action or proceeding based on or arising under the Notes or the Indenture and have agreed that all claims in respect of such suit or proceeding shall be determined in any such court.

TAXATION
Spanish Tax Considerations
          The information provided below does not purport to be a complete analysis of the tax law and practice currently applicable in Spain and does not purport to address the tax consequences applicable to all categories of investors, some of which may be subject to special rules.
          Prospective purchasers of the Notes are advised to consult their own tax advisors as to the tax consequences, including those under the tax laws of the country of which they are resident, of purchasing, owning and disposing of Notes.
          The summary set out below is based upon Spanish law as in effect on the date of this Prospectus Supplement and is subject to any change in such law that may take effect after such date. On March 17, 2006, the Official Gazette of the Spanish Parliament published a proposal to amend the IIT (as defined below) law, the CIT (as defined below) law, the NRIT (as defined below) law and the Net Wealth Tax law. The final version of the law, if passed by the Spanish Parliament, may affect the Spanish tax treatment of the Notes. References in this section to noteholders include the Beneficial Owners of the Notes. The statements regarding Spanish law and practice set forth below assume that the Notes will be issued, and transfers thereof will be made, in accordance with the Paying Agency Agreement.
          This information has been prepared in accordance with the following Spanish tax legislation in force at the date of this Prospectus Supplement:

(i)	of general application, Additional Provision Two of Law 13/1985 of May 25 on investment ratios, own funds and information obligations of financial intermediaries, as amended by Law 19/2003 of July 4 on legal rules governing foreign financial transactions and capital movements and various money laundering prevention measures, and Law 23/2005 of November 18 on certain tax measurers to promote the productivity (“Law 13/1985”), as well as Royal Decree 2281/1998 of October 23, developing certain disclosure obligations to the tax authorities, as amended by Royal Decree 1778/2004 of July 30 establishing information obligations in relation to preferred securities and other debt instruments and certain income obtained by individuals resident in the European Union and other tax rules;

(ii)	for individuals resident for tax purposes in Spain which are subject to the Individual Income Tax (“IIT”), Royal Legislative Decree 3/2004 of March 5 promulgating the Consolidated Text of the Individual Income Tax Law and Royal Decree 1775/2004 of July 30 promulgating the Individual Income Tax Regulations, along with Law 19/1991 of June 6 on Net Wealth Tax and Law 29/1987 of December 18 on Inheritance and Gift Tax;

(iii)	for legal entities resident for tax purposes in Spain which are subject to the Corporate Income Tax (“CIT”), Royal Legislative Decree 4/2004 of March 5 promulgating the Consolidated Text of the Corporate Income Tax Law and Royal Decree 1777/2004 of July 30 promulgating the Corporate Income Tax Regulations; and

(iv)	for individuals and entities who are not resident for tax purposes in Spain which are subject to the Non-Resident Income Tax (“NRIT”), Royal Legislative Decree 5/2004 of March 5 promulgating the Consolidated Text of the Non-Resident Income Tax Law and Royal Decree 1776/2004 of July 30 promulgating the Non-Resident Income Tax Regulations, along with Law 19/1991 of June 6 on Net Wealth Tax and Law 29/1987 of December 18 on Inheritance and Gift Tax.
          Whatever the nature and residence of the noteholder, the acquisition and transfer of Notes will be exempt from indirect taxes in Spain, i.e., exempt from Transfer Tax and Stamp Duty, in accordance with the Consolidated Text of such tax promulgated by Royal Legislative Decree 1/1993 of September 24 and exempt from Value Added Tax, in accordance with Law 37/1992 of December 28 regulating such tax.

Individuals with Tax Residency in Spain

Individual Income Tax (Impuesto sobre la Renta de las Personas Fisicas)
          Both interest periodically received and income derived from the transfer, redemption or repayment of the Notes constitute a return on investment obtained from the transfer of a person’s own capital to third parties in accordance with the provisions of Section 23.2 of the IIT law, and must be included in the general portion of the investor’s IIT taxable income, subject to marginal rates for year 2006 up to 45%.
          Both types of income are subject to a withholding on account of IIT at the rate of 15%. The individual holder may credit the withholding against his or her final IIT liability for the relevant tax year.
          If the period during which the income derived from the transfer, redemption or repayment of the Notes is generated exceeds two years, a 40% reduction may be applied to both withholdings and inclusion in IIT taxable income.
          Net Wealth Tax (Impuesto sobre el Patrimonio)
          Individuals who are resident in Spain for tax purposes and hold Notes on the last day of any year will be subject to the Spanish Net Wealth Tax for such year at marginal rates for year 2006 varying between 0.2% and 2.5% of the quoted average value of the Notes during the last quarter of the year during which such Notes were held, with an exempt amount established by the competent autonomous community (comunidad autónoma), or €108,182.18 if no exempt amount is established.
          Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)
          Individuals who are resident in Spain for tax purposes who acquire ownership or other rights over any Notes by inheritance, gift or legacy will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish regional and state rules. The applicable tax rates range for year 2006 between 7.65% and 81.6%, depending on relevant factors.

Legal Entities with Tax Residency in Spain

Corporate Income Tax (Impuesto sobre Sociedades)
          Both interest periodically received and income derived from the transfer, redemption or repayment of the Notes are subject to CIT (at the general tax rate of 35% for year 2006) in accordance with the rules for this tax.
          In accordance with Section 59.s) of the CIT regulations, there is no obligation to withhold on income payable to Spanish CIT taxpayers (which, for the sake of clarity, include Spanish tax resident investment funds and Spanish tax resident pension funds) from financial assets traded on organized markets in OECD countries. The Issuer will make an application for the Notes to be traded on the NYSE and, upon admission to trading on the NYSE, the Notes will fulfill the requirements set forth in the legislation for exemption from withholding. If the Notes are not listed on an organized market in an OECD country no later than 45 days prior to the initial Interest Payment Date, we or the Guarantor, as the case may be, shall be entitled to redeem the Notes upon at least 15 days’ notice to the noteholders. See “Description of the Notes and Guarantee—Redemption and Purchase—Early Redemption for Taxation Reasons”.
          The Directorate General for Taxation (Dirección General de Tributos—“DGT”), on July 27, 2004, issued a ruling indicating that in the case of issues made by entities resident in Spain, as in the case of the Issuer, application of the exemption requires that the Notes be placed outside Spain in another OECD country. We consider that the issue of the Notes will fall within this exemption as the Notes are to be sold outside Spain and in the international capital markets. Consequently, we will not withhold on interest payments to Spanish CIT taxpayers that provide relevant information to qualify as such. If the Spanish tax authorities maintain a different opinion on this matter, however, the Issuer will be bound by that opinion and will, with immediate effect, make the appropriate withholding and we and the Guarantor will not, as a result, pay Additional Amounts.
          In order to implement the exemption from withholding, the procedures laid down in the Order of December 22, 1999 will be followed. No reduction percentage will be applied. See “—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”.
          Net Wealth Tax (Impuesto sobre el Patrimonio)
          Spanish legal entities are not subject to the Spanish Net Wealth Tax.
          Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)
          Legal entities resident in Spain for tax purposes which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax but must include the market value of the Notes in their taxable income for CIT purposes.

Individuals and Legal Entities with no Tax Residency in Spain

Non-Resident Income Tax (Impuesto sobre la Renta de no Residentes)
          (i)               Non-resident investors acting through a permanent establishment in Spain
          If the Notes form part of the assets of a permanent establishment in Spain of a person or legal entity who is not resident in Spain for tax purposes, the tax rules applicable to income deriving from such Notes are, generally, the same as those set out above for Spanish CIT taxpayers. See “Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)”. Ownership of the Notes by investors who are not resident in Spain for tax purposes will not in itself create the existence of a permanent establishment in Spain.
          (ii)               Non-resident investors not acting through a permanent establishment in Spain
          Both interest payments periodically received and income derived from the transfer, redemption or repayment of the Notes, obtained by individuals or entities who are not resident in Spain for tax purposes and do not act, with respect to the Notes, through a permanent establishment in Spain, are exempt from NRIT. This exemption is not applicable if such income is obtained through countries or territories classified as tax havens, as listed below (being those included in Royal Decree 1080/1991 of July 5), in which case such income will be subject to NRIT in Spain at the rate of 15% (expected to increase to 18% on January 1, 2007), which the Issuer will withhold.
          In order to be eligible for the exemption from NRIT, it is necessary to comply with certain information obligations relating to the identity of the Beneficial Owners entitled to receive an interest payment on the Notes, in the manner detailed under “—Evidencing of Beneficial Owner Residency in Connection with Interest Payments”, as laid down in Section 12 of Royal Decree 2281/1998, as amended by Royal Decree 1778/2004. If these information obligations are not complied with in the manner indicated, we will withhold 15% (expected to increase to 18% on January 1, 2007) and we will not pay Additional Amounts.
          Beneficial Owners not resident in Spain for tax purposes and entitled to exemption from NRIT who do not timely provide evidence of their tax residency in accordance with the procedure described in detail below, may obtain a refund of the amount withheld from the Spanish tax authorities by following the Direct Refund Procedures described in Article II of Annex B to this Prospectus Supplement.
          Net Wealth Tax (Impuesto sobre el Patrimonio)
          To the extent that income derived from Notes is exempt from NRIT, individual Beneficial Owners not resident in Spain for tax purposes who own interests in such Notes on the last day of any year will be exempt from the Spanish Net Wealth Tax. Furthermore, individual Beneficial Owners resident in a country with which Spain has entered into a double tax treaty in relation to wealth tax that provides for taxation in such noteholder’s country of residence will not be subject to such tax.
          If the provisions of the foregoing two sentences do not apply, individuals not resident in Spain for tax purposes who own interests in Notes on the last day of any year will be subject to the Spanish Net Wealth Tax, with no exempt amount, at marginal rates varying for year 2006 between 0.2% and 2.5% of the quoted average value of the Notes during the last quarter of the year during which such Notes were held.
          Non-Spanish resident legal entities are not subject to the Spanish Net Wealth Tax.

Inheritance and Gift Tax (Impuesto sobre Sucesiones y Donaciones)
          Individuals not resident in Spain for tax purposes who acquire ownership or other rights over Notes by inheritance, gift or legacy, will be subject to the Spanish Inheritance and Gift Tax in accordance with the applicable Spanish regional and state rules, unless they reside in a country for tax purposes with which Spain has entered into a double tax treaty in relation to inheritance tax. In such case, the provisions of the relevant double tax treaty will apply.
          Non-Spanish resident legal entities which acquire ownership or other rights over the Notes by inheritance, gift or legacy are not subject to the Spanish Inheritance and Gift Tax. Such acquisitions will be subject to NRIT (as described above), without prejudice to the provisions of any applicable double tax treaty entered into by Spain. In general, double tax treaties provide for the taxation of this type of income in the country of residence of the beneficiary.

Tax Rules for Notes not Listed on an Organized Market in an OECD Country

Withholding on Account of IIT, NRIT and CIT
          If the Notes are not listed on an organized market in an OECD country on any Interest Payment Date, interest payments to Beneficial Owners in respect of the Notes will be subject to Spanish withholding tax at the then-applicable rate (currently 15% and expected to increase to 18% on January 1, 2007) except in the case of Beneficial Owners which are: (A) residents of a European Union member state other than Spain and obtain the interest income either directly or through a permanent establishment located in another European Union member state, provided that such Beneficial Owners (i) do not obtain the interest income on the Notes through a permanent establishment in Spain and (ii) are not resident of, are not located in, nor obtain income through, a tax haven (as defined by Royal Decree 1080/1991 of July 5); or (B) residents for tax purposes in a country which has entered into a convention for the avoidance of double taxation with Spain which provides for an exemption from Spanish tax or a reduced withholding tax rate with respect to interest payable to any Beneficial Owner. Individuals and entities that may benefit from such exemptions or reduced tax rates would have to follow either the quick refund procedures set forth in Article II of Annex A to this Prospectus Supplement or the Direct Refund from Spanish Tax Authorities Procedure set forth in Article II to Annex B of this Prospectus Supplement in order to obtain a refund of the amounts withheld.

Net Wealth Tax (Impuesto sobre el Patrimonio)
          If the Notes are not listed on an organized market in an OECD country on the last day of any year, individuals (whether or not resident in Spain for tax purposes) holding Notes on the last day of any such year will be subject to the Spanish Net Wealth Tax for such year at marginal rates varying for year 2006 between 0.2% and 2.5% of the face value of the Notes held, with an exempt amount (for individuals resident in Spain for tax purposes) established by the competent autonomous community (comunidad autónoma), or €108,182.18 if no exempt amount is established.

Tax Rules for Payments Made by the Guarantor
          Payments made by the Guarantor to noteholders will be subject to the same tax rules previously set out for payments made by us.

Tax Havens
          Pursuant to Royal Decree 1080/1991 of July 5, the following are each considered to be a tax haven at the date of this Prospectus Supplement:

•	Anguilla

•	Antigua and Barbuda

•	Aruba

•	The Bahamas

•	Bermuda

•	British Virgin Islands

•	Cayman Islands

•	Channel Islands (Jersey and Guernsey)

•	Falkland Islands

•	Fiji Islands

•	Gibraltar

•	Grand Duchy of Luxembourg Area (only as regards the income received by companies referred to in paragraph 1 of Protocol annexed Avoidance of Double Taxation Treaty, dated June 3, 1986, entered into by Spain and Luxembourg)

•	Grenada

•	Hashemite Kingdom of Jordan

•	Hong Kong

•	Isle of Man

•	Jamaica

•	Kingdom of Bahrain

•	Macao

•	Republic of Malta

•	Marianas Islands

•	Mauritius

•	Montserrat

•	Netherlands Antilles

•	Principality of Andorra

•	Principality of Liechtenstein

•	Principality of Monaco

•	Republic of Cyprus

•	Republic of Dominica

•	Republic of Lebanon

•	Republic of Liberia

•	Republic of Nauru

•	Republic of Panama

•	Republic of San Marino

•	Republic of Seychelles

•	Republic of Singapore

•	Republic of Trinidad and Tobago

•	Republic of Vanuatu

•	Saint Lucia

•	Saint Vincent & the Grenadines

•	Soloman Islands

•	Sultanate of Brunei

•	Sultanate of Oman

•	The Cook Islands

•	Turks and Caicos Islands

•	United Arab Emirates

•	United States Virgin Islands

Evidencing of Beneficial Owner Residency in Connection with Interest Payments
          As described under “—Individual and Legal Entities with no Tax Residency in Spain” and provided, among other conditions set forth in Law 13/1985, that the Notes are listed on an organized market in an OECD country, interest and other financial income paid with respect to the Notes for the benefit of non-Spanish resident investors not acting, with respect to the Notes, through a permanent establishment in Spain will not be subject to Spanish withholding tax unless such non-Spanish resident investor is resident in, or obtains income through, a “tax haven” territory (as defined in Royal Decree 1080/1991 of July 5) or fails to comply with the relevant information procedures, as described below.
          The information obligations to be complied with in order to apply the exemption are those laid down in Section 12 of the Spanish Royal Decree 2281/1998 (“Section 12”), as amended by Royal Decree 1778/2004, being the following:
          In accordance with sub-section 1 of Section 12, an annual return must be made to the Spanish tax authorities, by the Issuer and the Guarantor, specifying the following information with respect to the Notes:

(i)	the identity and country of residence of the recipient of the income on the Notes (when the income is received on behalf of a third party (i.e., a Beneficial Owner), the identity and country of residence of that third party);

(ii)	the amount of income received; and
             (iii)          details identifying the Notes.
          In accordance with sub-section 3 of Section 12, for the purpose of preparing the annual return referred to in sub-section 1 of Section 12, certain documentation regarding the identity and country of residence of the Beneficial Owners receiving each interest payment must be submitted to the Issuer and the Guarantor in advance of each such interest payment.
          In particular, Beneficial Owners who are not resident in Spain for tax purposes and act for their own account and are a qualified institution (i.e., a central bank, other public institution or international organization, a bank or credit institution or a financial entity, including collective investment institutions, pension funds and insurance entities, resident in an OECD country (including the United States) or in a country with which Spain has entered into a treaty for the avoidance of double taxation subject to a specific administrative registration or supervision scheme (each a “Qualified Institution”)), must certify their name and tax residency by means of a certificate substantially in the form of the certificates provided by Annex 1 to the Spanish Order of December 16, 1991, setting out the procedure for the payment of interest deriving from Spanish Public Debt to non-Spanish investors (the “Order”), the form of which is attached as Exhibit I of Annex B of this Prospectus Supplement.
          In the case of transactions in which a Qualified Institution which is a holder of certificated Notes acts as intermediary, the entity in question must, in accordance with the information contained in its own records, certify the name and tax residency of each Beneficial Owner not resident in Spain for tax purposes or in a tax haven as of the Interest Payment Date by means of a certificate substantially in the form of the certificates provided by Annex 2 to the Order, the form of which is attached as Exhibit II of Annex B to this Prospectus Supplement.
          In the case of transactions which are channelled through a securities clearing and deposit entity recognized for these purposes by Spanish law or by the law of another OECD member country, the entity in question (i.e., the clearing system participant) must, in accordance with the information contained in its own records, certify the name and tax residency of each Beneficial Owner not resident in Spain for tax purposes or in a tax haven as of the Interest Payment Date by means of a certificate substantially in the form of the certificates provided by Annex 2 to the Order, the form of which is attached as Exhibit II of Annex B to this Prospectus Supplement.

          In any other case, the Beneficial Owner must submit proof of beneficial ownership and a certificate of residency issued by the tax authorities of the country of residency of such Beneficial Owner (a “Government Tax Residency Certificate”).
          In addition to the above, as described under “—Legal Entities with Tax Residency in Spain—Corporate Income Tax (Impuesto sobre Sociedades)”, Spanish CIT taxpayers will not be subject to withholding tax on income derived from the Notes, provided that such CIT taxpayers provide relevant information to qualify as such in advance of each such interest payment.
          For these purposes, the relevant Qualified Institution, with respect to each Beneficial Owner who is a legal entity subject to Spanish CIT, must submit a certification (substantially in the form set forth in Exhibit III to Annex B to this Prospectus Supplement) specifying such Beneficial Owner’s name, address and Tax Identification Number, the ISIN code of the Notes, the Beneficial Owner’s beneficial interest in the principal amount of Notes held at each Interest Payment Date, the amount of gross income and amount withheld.
          In light of the above, we, the Guarantor, the Paying Agent, Acupay and DTC have arranged certain procedures to facilitate the collection of information concerning the identity and country of residence of Beneficial Owners (either non-Spanish resident or CIT taxpayers) holding through a Qualified Institution through and including the close of business on the New York business day prior to each relevant Interest Payment Date. The delivery of such information, while the Notes are in global form, will be made through the relevant direct or indirect participants in DTC. We will withhold at the then-applicable rate (currently 15% and expected to increase to 18% on January 1, 2007) from any interest payment on any principal amount of Notes as to which the required information has not been provided or the required procedures have not been followed.
          The procedures set forth in Article I of Annex A to this Prospectus Supplement are intended to identify Beneficial Owners who are (i) corporations resident in Spain for tax purposes, or (ii) individuals or entities not resident in Spain for tax purposes, that do not act with respect to the Notes through a permanent establishment in Spain and that are not resident in, and do not obtain income deriving from the Notes through, a country or territory defined as a tax haven jurisdiction by Royal Decree 1080/1991 of July 5, as amended.
          These procedures are designed to facilitate the collection of certain information concerning the identity and country of residence of the Beneficial Owners mentioned in the preceding paragraph (who therefore are entitled to receive payments in respect of the Notes free and clear of Spanish withholding taxes) who are participants in DTC or hold their interests through participants in DTC, provided in each case, that the relevant Beneficial Owner or DTC participant is a Qualified Institution.
          Beneficial Owners who are entitled to receive interest payments in respect of the Notes free of any Spanish withholding taxes but who do not hold their Notes through a Qualified Institution and noteholders (other than Cede & Co. as nominee of DTC) who hold certificated Notes will have Spanish withholding tax withheld from interest payments and other financial income paid with respect to their Notes at the then-applicable rate (currently 15% and expected to increase to 18% on January 1, 2007). Beneficial Owners who do not hold their Notes through a Qualified Institution can follow the quick refund procedures set forth in Article II of Annex A to this Prospectus Supplement and noteholders holding certificated Notes can follow the “Direct Refund from Spanish Tax Authorities Procedure” set forth in Article II of Annex B of this Prospectus Supplement in order to have such withheld amounts refunded.
          A detailed description of the procedures to be followed by participants in DTC is set forth in Annex A to this Prospectus Supplement.
          Investors are cautioned that no arrangements have been made by us or the Guarantor with respect to any direct DTC participants or indirect DTC participants, including Euroclear or Clearstream. If the Notes are made eligible by Euroclear and/or Clearstream, investors who own their beneficial interests in the Notes through Euroclear and/or Clearstream, if any, are advised that if Euroclear and/or Clearstream fail or are for any reason unable to comply with the procedures set forth in Annex A to this Prospectus Supplement, then Euroclear and/or Clearstream will receive interest payments on the Notes net of Spanish withholding tax, currently at the rate of 15% (expected to increase to 18% on January 1, 2007), in respect of its entire interest in the Notes, and neither the Issuer nor the Guarantor will pay any Additional Amounts in respect of any such withholding. Beneficial Owners owning their beneficial interests in the Notes through Euroclear and/or Clearstream will be entitled to follow the “Quick Refund Procedures” for a refund of the amounts withheld in the manner and with the limits set forth in Article II of Annex A to this Prospectus Supplement.
          Investors should note that neither the Issuer nor the Guarantor accepts any responsibility relating to the procedures established for the collection of information concerning the identity and country of residence of Beneficial Owners. Accordingly, neither the Issuer nor the Guarantor shall be liable for any damage or loss suffered by any Beneficial Owner who would otherwise be entitled to an exemption from Spanish withholding tax but whose interest payments are nonetheless paid net of Spanish withholding tax either because these procedures prove ineffective or because the relevant direct DTC participants or indirect DTC participants fail to correctly follow such procedures. Moreover, neither the Issuer nor the Guarantor will pay any Additional Amounts with respect to any such withholding. See “Risk Factors”.
          Participants in DTC who are Qualified Institutions and have been paid net of Spanish withholding tax because of a failure to comply with the “Relief at Source Procedure” set forth in Article I of Annex A to this Prospectus Supplement will be entitled to a refund of the amount withheld pursuant to the quick refund procedures set forth in Article II of Annex A to this Prospectus Supplement.
          Beneficial Owners entitled to receive interest payments in respect of the Notes free of any Spanish withholding taxes but in respect of whom relevant documentation is not timely received by the Issuer or Acupay under the “Relief at Source Procedure” or the quick refund procedures may seek a full refund of withholding tax directly from the Spanish tax authorities following the standard refund procedure established by Spanish Tax law and described in Article II of Annex B of this Prospectus Supplement.
          Beneficial Owners, their custodians or DTC participants with questions about these Spanish tax information reporting and withholding procedures, including the submission of tax certification information, may contact Acupay at one of the following locations. Holders should mention the CUSIP or the ISIN for the Notes when contacting Acupay. There is no cost for this assistance.

Via email: info@acupaysystem.com

By post, telephone or fax:

IN LONDON:	IN NEW YORK:
Acupay System LLC	Acupay System LLC
Attention: Carmen Tejada	Attention: Marian Guerrero
28 Throgmorton Street	30 Broad Street—46th Floor
London 2N 2AN	New York, NY 10004
United Kingdom	USA
Tel. +44(0) 20 7382 0340	Tel. +1 (212) 422-1222
Fax. +44(0) 20 7256 7571	Fax. +1 (212) 422-0790
EU Savings Directive
          Under the European Union Council Directive 2003/48/ EU on the taxation of savings income, member states are required to provide to the tax authorities of another member state details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other member state. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-European Union countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland).

Certain U.S. Federal Income Tax Considerations
          The following discussion summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes. This summary does not purport to be a complete analysis of all tax considerations that may be applicable to a decision to acquire the Notes. This summary only applies to U.S. holders (as defined below) who purchase the Notes in the initial offering at their issue price, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and hold such Notes as capital assets within the meaning of Section 1221 of the Code.
          This is a summary for general information purposes only. This summary does not address the tax consequences applicable to all categories of investors, some of which may be subject to special rules (for example, (i) banks, regulated investment companies, insurance companies, broker-dealers in securities or currencies, tax-exempt organizations or traders in securities who elect to mark to market, (ii) investors holding the Notes as part of a straddle, hedge, conversion transaction or other integrated investment, or (iii) investors whose functional currency is not the U.S. Dollar). This summary does not address the effects of any state, local or non-U.S. tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.
          Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions under the Code as of the date of this offering, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein. The tax treatment applicable to you may vary depending on your particular tax situation or status.
          In this summary, a U.S. holder refers to a Beneficial Owner of the Notes that is for U.S. federal income tax purposes:

(i)	a citizen or resident of the United States;

(ii)	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

(iii)	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

(iv)	a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
          If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your tax advisor.
          Prospective investors should consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect and applicability of any state, local or foreign tax laws.
     Interest Payments
          It is expected, and the following discussion assumes, that the Notes will be issued with no more than a de minimis amount of original issued discount for U.S. federal income tax purposes. Accordingly, interest paid to a U.S. holder of Notes (including payments of Additional Amounts, if any) will generally be includible in such U.S. holder’s gross income as ordinary interest income in accordance with such U.S.

holder’s regular method of tax accounting. Interest earned by a U.S. holder on the Notes generally will be treated as foreign source income for U.S. federal income tax purposes which may be relevant in calculating a U.S. holder’s foreign tax credit limitation. Under the foreign tax credit rules, interest paid or accrued in taxable years beginning before January 1, 2007 will generally be “passive” or, in the case of certain U.S. holders, “financial services” income, while interest paid or accrued for taxable years beginning after December 31, 2006 will generally be “passive” or “general” income, which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit. The U.S. federal income tax rules relating to foreign tax credits and limitations thereof are complex and may vary depending on the facts and circumstances of each U.S. holder. Accordingly, U.S. holders should consult their own tax advisers regarding the availability of a foreign tax credit under their particular situation.
     Sale, Exchange, Redemption and Other Disposition of Notes
          Upon the sale, exchange, redemption or other disposition of the Notes, a U.S. holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (other than accrued but unpaid interest not previously included in income, which will be taxable as described above under “Interest Payments”) and the U.S. holder’s adjusted tax basis in such Notes. A U.S. holder’s adjusted tax basis in the Notes generally will equal the cost of such Notes less any principal payments received on the Notes. Any such gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the U.S. holder’s holding period for the Note exceeds one year at the time of disposition of such Note. For U.S. holders other than corporations, long-term capital gains that are recognized before January 1, 2011 are generally taxed at a preferential maximum rate of 15%. The deductibility of capital losses is subject to certain limitations. Any gain or loss realized by a U.S. holder on the sale, exchange, redemption or other disposition of the Notes generally will be treated as U.S. source gain or loss, as the case may be.
     Information Reporting and Backup Withholding
          Information returns may be filed with the IRS in connection with payments of interest on the Notes and the proceeds from a sale or other disposition of the Notes unless the holder of such Notes establishes an exemption from the information reporting rules. A U.S. holder of Notes that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.
          The U.S. federal income tax discussion provided above is included for general information only and may or may not apply to you depending upon your particular situation. You should consult your own tax advisor with respect to the tax consequences to you of owning, holding, and disposing of the Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING
          The Issuer intends to offer the Notes through the underwriters named below for whom Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. are acting as representatives. Subject to the terms and conditions contained in the underwriting agreement between the Issuer, the Guarantor and the underwriters, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes listed opposite the underwriter’s name below:

	Principal Amount	Principal Amount
Underwriter of Notes	(Floating Rate Notes)	(Fixed Rate Notes)

Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Lehman Brothers Inc
Total
          The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased, the offering size may be reduced or the underwriting agreement may be terminated.
          The Issuer and the Guarantor have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities. The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
          The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.
Commissions and discounts
          The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the Notes to other dealers at that price less a concession not in excess of           % of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of           % of the principal amount of the Notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
          The following table shows the public offering price, underwriting discount and proceeds before expenses to the Issuer:

Per Note

Public offering price (Floating Rate Notes)
Public offering price (Fixed Rate Notes)
Underwriting discount
Proceeds to us
          The expenses of the offering, not including the underwriting discount, are estimated to be €                     and are payable by us.

New issue of Notes
          The Notes are a new issue of securities with no established trading market. We intend to apply for listing of the Notes on the New York Stock Exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.
Price stabilization and short positions
          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchase to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
          Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
General
          Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes the accompanying Prospectus, this Prospectus Supplement or any other offering document or any publicity or other material relating to the Notes.
          Each underwriter has agreed that it will not, in connection with the initial distribution of the Notes, sell Notes to any person in an aggregate amount of less than $75,000.
Settlement
          It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the 7th business day following the date of pricing of the Notes. Certain requirements under Spanish law prevent settlement within three business days. Specifically, prior to settlement, (i) the Public Deed of Issuance in respect of the Notes must be registered in the Madrid Mercantile Registry and (ii) the announcement related to the issuance of the Notes must be published in the Official Gazette of the Mercantile Registry (Boletin Oficial del Registro Mercantil).
Other relationships
          The underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions and may do so in the future.
          Affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. are lenders under Tranche A of the loan facilities. Therefore, such affiliate of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. will receive their pro rata share of the amounts used from the net proceeds of this offering to repay a portion of the amounts owed under Tranche A of the loan facilities that we entered into on October 31, 2005 to finance the acquisition of O2.

Selling Restrictions
European Economic Area
          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (other than Spain, where the Notes may not be offered or sold) (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State other than an offer:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
          For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
Kingdom of Spain
          The Notes may not be offered or sold in Spain.
United Kingdom
          Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes or the Guarantee in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes or the Guarantee in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES
          The validity of the Notes will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae as to matters of New York law, and by Uría Menéndez and Telefónica’s general counsel, as to matters of Spanish law. Certain matters will be passed upon for the Underwriters by Davis Polk & Wardwell.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
          The consolidated financial statements of Telefónica appearing in Telefónica’s Annual Report on Form 20-F for the year ended December 31, 2005, have been audited by Ernst & Young S.L., independent registered public accounting firm, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated in this Prospectus Supplement by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
          The consolidated financial statements of Telefónica as of and for the year ended December 31, 2004 incorporated in this Prospectus Supplement by reference from the Annual Report on Form 20-F of Telefónica for the year ended December 31, 2005, have been audited by Deloitte S.L., an independent registered public accounting firm, as stated in their report (Such report includes a qualification because comparative consolidated financial statements related to the year ended December 31, 2003, as required in IAS 1, Presentation of Financial Statements, are not presented. In our opinion, disclosure of such comparative information is required under IFRS-EU. Additionally, such report contains two explanatory paragraphs referring to the fact (1) that Telefónica adopted IFRS-EU in preparing their consolidated financial statements as of December 31, 2005 and that for purposes of the consolidated financial statements as of and for the year ended December 31, 2004, Telefónica has developed accounting policies based on IFRS-EU issued to date that are effective at Telefónica’s reporting date of December 31, 2005 as required by IFRS 1 First-time Adoption of International Financial Reporting Standards, and (2) that IFRS-EU vary in certain significant respects from U.S. GAAP and that the information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements of Telefónica and that consolidated shareholders’ equity and consolidated net income under U.S. GAAP have been restated for the year ended December 31, 2004, in order to remove the effects of inflation that previously were not removed pursuant to Item 17(c)(iv)(A) of Form 20-F, which is no longer applicable as a result of Telefónica’s adoption of IFRS-EU.), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
          The consolidated financial statements of O2 as at March 31, 2005 and 2004 and for the years ended March 31, 2005 and 2004, which are incorporated in this Prospectus Supplement by reference from Telefónica’s Current Report on Form 6-K dated May 16, 2006, have been so incorporated in reliance on the audit report of PricewaterhouseCoopers LLP, Independent Auditors, given on the authority of said firm as experts in auditing and accounting.
INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” the information that Telefónica, the Guarantor, files with the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this Prospectus Supplement. Information that Telefónica files with the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference Telefónica’s annual report on Form 20-F for the year ended December 31, 2005 and filed with the SEC on April 12, 2006. Additionally, we incorporate by reference (i) the audited financial statements of O2 for the years ended March 31, 2005 and March 31, 2004 and the unaudited financial information of O2 for the six months ended September 30, 2005 and September 30, 2004, included in the Form 6-K regarding O2 financial information filed with the SEC by the Guarantor on May 16, 2006, which amends and supercedes the Form 6-K filed by the Guarantor with the SEC on April 12, 2006 and (ii) the information, including the unaudited financial information of Telefónica as of and for the three month periods ended March 31, 2005 and 2006, included in the Form 6-K filed with the SEC by the Guarantor on June 6, 2006.

          We incorporate by reference in this Prospectus Supplement all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the Exchange Act and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this Prospectus Supplement after the date hereof and prior to the completion of an offering of securities under this Prospectus Supplement. This Prospectus Supplement is part of a registration statement filed with the SEC.
          As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this Prospectus Supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.
          You should rely only on the information incorporated by reference or provided in this Prospectus Supplement and in any other prospectus supplements. We have not authorized anyone else to provide you with different information. This Prospectus Supplement is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this or any future prospectus supplements is accurate as of any date other than the date on the front of those documents.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This Prospectus Supplement contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this Prospectus Supplement can be identified, in some instances, by the use of words such as “expect”, “aim”, “hope”, “anticipate”, “intend”, “believe” and similar language or the negative thereof or by the forward-looking nature of discussions of strategy, plans or intentions. These statements appear in a number of places in this Prospectus Supplement and in the documents incorporated by reference herein, including, without limitation, certain statements made in “Risk Factors” in this Prospectus Supplement and “Operating and Financial Review and Prospects” and “Business” in the Form 20-F and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	the effect on the Guarantor’s results of operations of competition in the Spanish telecommunications market and the Guarantor’s other principal markets;

•	trends affecting the Guarantor’s financial condition or results of operations;

•	acquisitions or investments which the Guarantor may make in the future;

•	the Guarantor’s capital expenditures plan;

•	the Guarantor’s estimated availability of funds;

•	the Guarantor’s ability to repay debt with estimated future cash flows;

•	the Guarantor’s shareholder remuneration policies;

•	supervision and regulation of the Spanish telecommunications sector and of the telecommunications sectors in other countries where the Guarantor has significant operations;

•	the Guarantor’s strategic partnerships; and

•	the potential for growth and competition in current and anticipated areas of the Guarantor’s business.
          Such forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements as a result of various factors. The risks and uncertainties involved in our businesses that could affect the matters referred to in such forward-looking statements include but are not limited to:

•	changes in general economic, business or political conditions in the domestic or international markets in which the Guarantor operates or has material investments that may affect demand for the Guarantor’s services;

•	changes in currency exchange rates and interest rates;

•	the impact of current, pending or future legislation and regulation in Spain, the European Union and other countries where the Guarantor operates;

•	the actions of existing and potential competitors in each of the Guarantor’s markets;

•	the outcome of pending litigation where the Group or a member thereof is a party; and

•	the potential effects of technological changes.
          Some of these and other important factors that could cause such differences are discussed in more detail in “Risk Factors”, in this Prospectus Supplement and “Operating and Financial Review and Prospects” and “Business” in the Form 20-F.
          Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date of this Prospectus Supplement or as of the date of the documents incorporated by reference herein, as the case may be. Neither we nor Telefónica undertake any obligation to update any forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus Supplement or the documents incorporated by reference, as the case may be, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.
CURRENCY OF PRESENTATION
          In this Prospectus Supplement, we present the Guarantor’s financial information in euros and we present O2’s financial information in British pounds. In this Prospectus Supplement, references to “euros”, “EUR” or “€” are to the single currency of the participating member states in the Third Stage of the European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended from time-to-time. References to “U.S. Dollars”, “USD” or “$” are to the lawful currency adopted by the United States of America, unless the context otherwise requires. References to “British pounds”, “pounds”, “GBP” or “£” are to the lawful currency adopted by the United Kingdom, unless the context otherwise requires.
          This Prospectus Supplement contains a translation of some euro amounts into U.S. Dollars, some pound amounts into U.S. Dollars and some euro amounts into British pounds at specified exchange rates solely for your convenience. See “Exchange Rate Information” below for information about the rates of exchange between euros and U.S. Dollars, British pounds and U.S. Dollars and British pounds and euros, each for the periods indicated.
EXCHANGE RATE INFORMATION
          Unless this report provides a different rate, the translations of euros into U.S. Dollars have been made at the rate of €1 to $          , which was the Noon Buying Rate as published by the Federal Reserve Bank of New York on June      , 2006 for the euro/U.S. Dollar exchange rate. Using this rate does not mean that euro amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.
          Unless this report provides a different rate, the translations of British pounds into U.S. Dollars have been made at the rate of £1 to $                    , which was the Noon Buying Rate as published by the Federal Reserve Bank of New York on June      , 2006 for the British pound/U.S. Dollar exchange rate. Using this rate does not mean that British pound amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.
          The following tables set forth the history of the exchange rates of one euro to U.S. Dollars, one British pound to U.S. Dollars and one euro to British pounds for the periods indicated.
Euro to U.S. Dollar Exchange Rate History(1)

	Last(2)	High	Low	Average(3)

Period ended June , 2006
Month Ended May 31, 2006	1.2833	1.2888	1.2607	1.2767
Month Ended April 30, 2006	1.2624	1.2624	1.2091	1.2273
Month Ended March 31, 2006	1.2139	1.2197	1.1886	1.2028
Month Ended February 28, 2006	1.1925	1.2100	1.1860	1.1940
Month Ended January 31, 2006	1.2158	1.2287	1.1980	1.2126
Year Ended December 31, 2005	1.1842	1.3476	1.1667	1.2449
Year Ended December 31, 2004	1.3538	1.3625	1.1801	1.2438
Year Ended December 31, 2003	1.2597	1.2597	1.0361	1.1321

(1)	The exchange rates on this page are the Noon Buying Rates for the period indicated as published by the Federal Reserve Bank of New York.

(2)	“Last” is the closing exchange rate on the last business day of each of the periods indicated.

(3)	“Average” for the monthly exchange rates is the average daily exchange rate during the periods indicated. “Average” for the year ended periods is calculated using the exchange rates on the last day of each month during the period.
British Pound to U.S. Dollar Exchange Rate History(1)

	Last(2)	High	Low	Average(3)

Period ended June , 2006
Month Ended May 31, 2006	1.8732	1.8911	1.8286	1.8687
Month Ended April 30, 2006	1.8220	1.8220	1.7389	1.768
Month Ended March 31, 2006	1.7393	1.7567	1.7256	1.7442
Month Ended February 28, 2006	1.7539	1.7807	1.7343	1.7480
Month Ended January 31, 2006	1.7820	1.7885	1.7404	1.7686
Year Ended December 31, 2005	1.7188	1.9292	1.7138	1.8204
Year Ended December 31, 2004	1.9160	1.9482	1.7544	1.8330
Year Ended December 31, 2003	1.7842	1.7842	1.5500	1.6347

(1)	The exchange rates on this page are the Noon Buying Rates for the period indicated as published by the Federal Reserve Bank of New York.

(2)	“Last” is the closing exchange rate on the last business day of each of the periods indicated.

(3)	“Average” for the monthly exchange rates is the average daily exchange rate during the periods indicated. “Average” for the year ended periods is calculated using the exchange rates on the last day of each month during the period.

Euro to British Pound Exchange Rate History(1)

	Last(2)	High	Low	Average(3)

Period ended June , 2006
Month Ended May 31, 2006	1.4571	1.4756	1.4551	1.4637
Month Ended April 30, 2006	1.4432	1.4503	1.4257	1.4402
Month Ended March 31, 2006	1.4332	1.4692	1.4332	1.4500
Month Ended February 28, 2006	1.4688	1.4719	1.4551	1.4637
Month Ended January 31, 2006	1.4639	1.4659	1.4518	1.4582
Year Ended December 31, 2005	1.4552	1.5098	1.4171	1.4629
Year Ended December 31, 2004	1.4127	1.5232	1.4097	1.4739
Year Ended December 31, 2003	1.4197	1.5405	1.3824	1.4456

(1)	The exchange rates on this page are the Spot Exchange Rates for the period indicated as published by the Bank of England.

(2)	“Last” is the closing exchange rate on the last business day of each of the periods indicated.

(3)	“Average” for the monthly exchange rates is the monthly average spot rate during the periods indicated. “Average” for the year ended periods is annual average spot rate.
SUMMARY OF CERTAIN DIFFERENCES BETWEEN IFRS AND U.S. GAAP
          The consolidated financial statements of the Guarantor, incorporated by reference in this Prospectus Supplement to the Guarantor’s Form 20-F, are prepared (and subsequent consolidated financial statements will be prepared) in accordance with IFRS and the pro forma financial data contained in the accompanying Prospectus attached as part of this Prospectus Supplement are prepared in accordance with U.S. GAAP. The matters described below summarize certain differences between U.S. GAAP and IFRS that may be material. Potential investors should consult their own professional advisors for an understanding of the differences between U.S. GAAP and IFRS, and how those differences might affect the available financial information.
Business combinations, goodwill and intangible assets
          The main differences between IFRS and U.S. GAAP arise because IFRS 1 First-time adoption of International Financial Reporting Standards grants an exemption to apply IFRS 3 Business Combinations prospectively and thus not to restate business combinations that occurred before the date of transition to IFRS, which is January 1, 2004. This means that the accumulated differences that existed between Spanish GAAP (our former primary GAAP) and U.S. GAAP in the amount of goodwill as of that date are generally carried forward in the reconciliation from IFRS to U.S. GAAP.
          Under IFRS, goodwill and certain intangible assets are not amortized since January 1, 2004. Under U.S. GAAP, in accordance with SFAS 142 “Goodwill and other intangible assets”, goodwill and certain intangible assets deemed to have indefinite useful lives are not amortized since January 1, 2002, but are instead subject to periodic impairment testing under a fair value approach.
          In the fourth quarter of 2004 and 2005, impairment tests were performed for all the reporting units as required by SFAS 142. The results of the first step tests indicated that the carrying value of the reporting units and their goodwill assigned under U.S. GAAP did not exceed their estimated fair value. Similarly, IAS 36 Impairment of Assets requires goodwill and intangible assets with indefinite useful lives to be tested for impairment annually by comparing the carrying amount with the recoverable amount, irrespective of whether there is an indication that it may be impaired.

          Under U.S. GAAP, after a business combination accounted for by the purchase method, the amount allocated to the assets acquired and liabilities assumed at the acquisition date (including goodwill or an excess of acquired net assets over cost as those terms are used in SFAS No. 141, “Goodwill and Other Intangible Assets”) are translated at the closing exchange rate at the date of the balance sheet, in conformity with the requirements of SFAS No. 52, “Foreign Currency Translation”. This translation procedure is also required by IFRS.
Minority interests
          Under U.S. GAAP, shareholders’ equity and net income is made up only of the equity portion attributed to equity holders of the Parent.
          However, under IFRS shareholders’ equity and net income include the equity and net income corresponding to both the shareholders of the Parent and the minority interests. Therefore, an adjustment to reconcile to U.S. GAAP is recorded in order to exclude the Minority Interests portion of shareholders’ equity and net income.
Capitalized interests costs
          Under the allowed alternative treatment in accordance with IFRS, borrowing costs that are directly attributable to the acquisition or construction of qualifying assets are capitalized. For our reporting purposes, qualifying assets are those assets that necessarily require at least 18 months to get prepared for their intended use or sale.
          Under U.S. GAAP (SFAS 34, “Capitalization of interest”), interests costs incurred during periods in which an asset is under construction prior to its use, sale or lease, are capitalized, regardless of the length of its construction period, and are amortized over the expected life of such assets
Development costs
          Under IFRS the costs incurred during the development phase are capitalized when the technical and economic feasibility of a project can be demonstrated, and further prescribed conditions are satisfied. Such costs are amortized on a straight-line basis over the estimated useful life of the internally generated intangible asset. If the required criteria are not met, development costs are expensed as incurred.
          Under U.S. GAAP, with the exception of some software development costs, all development costs must be expensed as incurred in accordance with SFAS 2, “Accounting for research and development costs”.
Reversal of net effect of revaluation of fixed assets and related accumulated depreciation
          Some property, plant and equipment items in Spain were restated as of December 31, 1996 pursuant to local regulations that were accepted for the purposes of our former primary GAAP (Spanish GAAP). The Company has used the exemption granted by IFRS 1 First-time Adoption of International Financial Reporting Standards and has not removed such restatement for IFRS purposes, using the previous GAAP revalued amounts as deemed cost as of January 1, 2004. Such restatements (revaluation adjustments) are not permitted under U.S. GAAP. This difference gives rise to reconciling items that include a reduction in shareholders’ equity to eliminate these restatements and an increase in net income for the year resulting from the recalculation of the period depreciation on a historical cost basis.
Derivatives
          In accordance with IAS 39 Financial Instruments: Recognition and Measurement, IFRS requires all derivates, including certain derivative instruments embedded in other contracts and derivatives used for hedging activities, to be recorded at fair value. The accounting treatment for gains and losses resulting from changes in fair value depends on whether or not the derivative meets the definition of a hedging instrument and, if so, on the nature of the hedging relationship.

          For U.S. GAAP purposes, SFAS No. 133 establishes similar criteria to account for derivates, including embedded derivatives, and derivative instruments used for hedging activities. However, certain reconciling items arise as of December 31, 2004 and 2005, since certain derivatives designated as hedging instruments under U.S. GAAP, do not have such designation under IFRS, and certain hedging relationships defined upon first-time adoption of IFRS, do not qualify for hedge accounting for U.S. GAAP reporting purposes.
Pension and post-retirement benefits
          The Group has elected to recognize all cumulative actuarial gains and losses at the date of transition to IFRS against shareholders’ equity as permitted by IFRS 1 First-time Adoption of International Financial Reporting Standards. Some of these cumulative actuarial gains and losses recorded for IFRS purposes are referred to prior service costs related to plan amendments, which U.S. GAAP require to be deferred over the future service period of active employees. Accordingly, such difference results in a reconciliation item in shareholders’ equity and net income from IFRS to U.S. GAAP.
Sale and leaseback involving real estate
          Under IFRS, if the sale and leaseback transaction results in an operating lease, the gain or loss on the sale of the asset should be recognised immediately, provided that the sale is made at fair value. Additionally, if at the time of a sale and leaseback transaction the asset’s carrying amount exceeds its fair value, such excess is recognised as an impairment loss. Sale-leaseback transactions involving real estate should be accounted for in the same manner as other sale-leaseback transactions.
          Under U.S. GAAP, because the seller has leased back more than a minor portion of the asset, only the gain on the sale in excess of the present value of the minimum lease payments is recognized at the date of the sale. The remaining gain is deferred and amortized on a straight-line basis over the lease term, as the leaseback has been classified as an operating lease.

ANNEX A
SPANISH WITHHOLDING TAX DOCUMENTATION PROCEDURES FOR NOTES
HELD THROUGH AN ACCOUNT AT DTC
Article I
Relief at Source Procedure (procedure that complies with the Spanish Law 13/1985
(as amended by Law 19/2003 and Law 23/2005) and
Royal Decree 2281/1998 (as amended by Royal Decree 1778/2004))
          1.     At least five New York Business Days prior to each record date, the Issuer shall provide the form of announcement to the Paying Agent to, and the Paying Agent shall, (a) provide DTC with such announcement which will form the basis for a DTC “Important Notice” regarding the related interest payment and tax relief entitlement information, (b) request DTC to post such Important Notice on its website as a means of notifying participants of the requirements described below in this Article I and (c) with respect to each series of Floating Rate Notes, in its capacity as Calculation Agent, confirm to Acupay the Interest Rate and the number of days in the relevant Interest Period.
          2.     Beginning on the New York Business Day following each relevant record date and until 8:00 p.m. (New York time) on the fourth New York Business Day prior to each relevant Interest Payment Date (the “Standard Deadline”), each DTC participant must (i) enter the Beneficial Owner identity and residence information required by the Spanish tax law and set forth in Article I of Annex B to this Prospectus Supplement in respect of the portion of its position in the Notes that is exempt from Spanish withholding tax (the “Beneficial Owner Information”) directly into the system established and maintained for that purpose by Acupay and (ii) make an election via the DTC Elective Dividend Service (“EDS”) certifying that such portion is exempt from Spanish withholding tax (the “EDS Election”).
          3.     Each DTC participant must ensure the continuing accuracy of the Beneficial Owner Information and EDS Election, irrespective of any changes in, or in beneficial ownership of, such participant’s position in the Notes through 8:00 p.m. (New York time) on the New York Business Day next preceding each Interest Payment Date by making adjustments through the Acupay system and DTC’s EDS. All changes must be reflected, including those changes (via Acupay) which do not impact the participant’s overall position at DTC or the portion of that position at DTC as to which no withholding is required.
          4.     After entry of Beneficial Owner Information into the Acupay system by a participant, the Acupay system will produce completed forms of Exhibit I, Exhibit II or Exhibit III to Annex B to this Prospectus Supplement (as required by the Spanish law) (the “Tax Certificates”), which shall summarize the Beneficial Owner Information introduced by such DTC participant into the Acupay system. When any Interest Payment Date is also the Maturity Date for the Notes, and if the Notes were initially issued with an original Issue Discount (“OID”), a separate set of Tax Certificates will be generated by the Acupay system reporting income resulting from the payment of OID at maturity. Such participant will then be required to (i) print out, (ii) review, (iii) sign and (iv) fax or send by email a PDF copy of the duly signed Tax Certificates directly to Acupay for receipt by the close of business on the Standard Deadline. The original of each such certificate must be sent to Acupay no later than the 15th calendar day of the month immediately following the applicable Interest Payment Date. These Tax Certificates will be dated as of the Interest Payment Date. In addition to its other duties and obligations set forth herein, Acupay will be responsible for the following tasks (collectively, the “Acupay DTC Verification Procedures”):

(a)	comparing the Beneficial Owner Information provided in respect of each participant’s position with the EDS Elections provided by that participant in order to determine whether any discrepancies exist between such information, the corresponding EDS Elections and the participant’s position in the Notes at DTC;

(b)	collecting and collating all Tax Certificates received from the DTC participants;

(c)	reviewing the Beneficial Owner Information and the Tax Certificates using an appropriate methodology in order to determine whether the requisite fields of Beneficial Owner Information have been supplied and that such fields of information are responsive to the requirements of such Tax Certificates in order to receive payments without withholding; and

(d)	liaising with the DTC participants in order to request that such DTC participants:

(i)	complete any missing or correct any erroneous Beneficial Owner Information identified pursuant to the procedures set forth in (a) and (c) above,

(ii)	correct any erroneous EDS Election identified pursuant to the procedures set forth in (a) and (c) above, and

(iii)	revise any Tax Certificates identified pursuant to the procedures set forth in (a) and (c) above as containing incomplete or inaccurate information.
          5.     By 9:30 a.m. (New York time) on the New York Business Day following the Standard Deadline, DTC will transmit to Acupay an “EDS Standard Cut-Off Report” (which confirms DTC positions and EDS Elections as of the close of business on the Standard Deadline). By 12:00 p.m. (New York time) on the New York Business Day following the Standard Deadline, Acupay will transmit to DTC a provisional summary report of all Beneficial Owner Information which has been submitted through the Acupay system as of the close of business on the Standard Deadline provisionally confirmed, to the extent possible, against the information set forth in the EDS Standard Cut-Off Report. The provisional summary report shall set forth (i) the position in the Notes held by each DTC participant as of the Standard Deadline and (ii) the portion of each DTC participant’s position in the Notes in respect of which Tax Certificates have been provided to support the payment of interest gross of Spanish withholding tax.
          6.     Participants in DTC will be required to ensure that Beneficial Owner Information entered into the Acupay system and the EDS Elections are updated to reflect any changes in beneficial ownership or in such participants’ DTC positions in the Notes occurring between the relevant Standard Deadline and 8:00 p.m. on the New York Business Day immediately preceding each relevant Interest Payment Date. For this purpose, the DTC EDS system will remain accessible to DTC participants until 8:00 p.m. (New York time) on the New York Business Day immediately preceding the relevant Interest Payment Date. In addition, Acupay will accept new or amended Beneficial Owner Information until 9:45 a.m. (New York time) and DTC will process changes to EDS Elections at the request of DTC participants and Acupay until 10:15 a.m. (New York time) on each Interest Payment Date.
          7.     Beginning at 7:45 a.m. (New York time) on the relevant Interest Payment Date, Acupay will perform the final review of each participant’s Beneficial Owner Information, EDS Elections and changes in DTC position since the Standard Deadline through the Acupay DTC Verification Procedures. Based on this final review, Acupay will seek to notify any affected DTC participant until 9:45 a.m. (New York time) of any inconsistencies among these data, or erroneous or incomplete information, identified as such pursuant to the Acupay DTC Verification Procedures that are provided with respect to such participant’s position and will seek to obtain revised Beneficial Owner Information and/or EDS Elections from any such participant as necessary to correct such inconsistency. The failure to correct any such inconsistency (including the failure to fax or send PDF copies of new or amended Tax Certificates ) by 9:45 a.m. (New York time) on the relevant Interest Payment Date (or if Acupay does not confirm receipt of a communication of such correction by 9:45 a.m. (New York time) on the relevant Interest Payment Date) will result in the payments in respect of the entirety of such participant’s position being made net of Spanish withholding taxes. Any “last minute” Tax Certificates submitted by DTC participants to Acupay must be received by Acupay no later than 9:45 a.m. (New York time) on the relevant Interest Payment Date. Acupay will then notify DTC of (a) any required modifications to the relevant EDS Elections, along with any necessary authorizations from DTC participants requesting DTC to adjust their EDS Elections and (b) the final determination of which portion of each DTC participant’s position in the Notes should be paid gross of Spanish withholding tax and which portion of such position should be paid net of such tax. DTC will make any required EDS Election adjustments by 10:15 a.m. (New York time) on the relevant Interest Payment Date.

          8.     DTC will transmit a “Final Paying Agent Report” to Acupay by 10:30 a.m. (New York time) on each Interest Payment Date setting forth each DTC participant’s position in the Notes as of 8:00 p.m. (New York time) on the New York Business Day immediately preceding each relevant Interest Payment Date and the portion of each such participant’s position in the Notes on which interest payments should be made net of Spanish withholding tax and gross of Spanish withholding tax, as applicable. Acupay will forward all original Tax Certificates it receives for receipt by the Issuer no later than the 18th Day of the month following each Interest Payment Date.Acupay shall immediately, but no later than 11:00 a.m. (New York time), release (through a secure data upload/download facility) PDF copies of the Final Paying Agent Report to the Paying Agent, the Issuer and the Guarantor, along with PDF copies of the related signed Tax Certificates. Acupay shall maintain records of all Tax Certificates (and other information received through the Acupay system) for the longer of (x) five years from the date hereof and (y) five years following the final maturity or redemption of the Notes, and shall, during such period, make such paper copies of records available to the Issuer and the Guarantor at all reasonable times upon request.
          9.     On or prior to each Interest Payment Date, the Issuer or the Guarantor, as the case may be, will deposit with the Paying Agent an amount sufficient to make interest payments on the outstanding principal amount of the Notes gross of Spanish withholding tax.
          10.     By 1:00 p.m. (New York time) on each relevant Interest Payment Date, the Paying Agent will pay the relevant participants (through DTC) for the benefit of Beneficial Owners the interest payment gross or net of withholding tax, as set forth in the Final Paying Agent Report and shall return the remainder to the Issuer or the Guarantor, as the case may be. The transmission of such amounts shall be contemporaneously confirmed by the Paying Agent to Acupay. The Issuer and the Guarantor have authorized the Paying Agent to rely on the Final Paying Agent Report in order to make the specified payments on each Interest Payment Date. Notwithstanding anything herein to the contrary, the Issuer may direct the Paying Agent to make interest payments on the Notes in a manner different from that set forth in the Final Paying Agent Report if the Issuer determines that there are any inconsistencies with the Tax Certificates provided or any information set forth therein is, to the Issuer’s knowledge, inaccurate and provides notice of such determination in writing to the Paying Agent prior to 11.00 a.m. (New York time) on the relevant Interest Payment Date.
Article II
Quick Refund Procedures
A.     Documentation Procedures
1.     Beneficial Owners Holding through a Qualified Institution on Whose Behalf an EDS Election Was Made by 10:15 a.m. (New York Time) on the Relevant Interest Payment Date
          a.     Beginning at 9:00 a.m. (New York time) on the New York Business Day following each Interest Payment Date until 5:00 p.m. (New York time) on the 10th calendar day of the month following the relevant Interest Payment Date (or if such day is not a New York Business Day, the first New York business day immediately preceding such day) (the “DTC Quick Refund Deadline”), a participant (i) which is a Qualified Institution and holds Notes on behalf of Beneficial Owners entitled to exemption from Spanish withholding tax and (ii) which was paid net of Spanish withholding taxes due to a failure to comply with the “Relief at Source Procedure” set forth in Article I of this Annex A, may submit through the Acupay system the Beneficial Owner Information with respect to which such participant had made an EDS election as of 10:15 a.m. (New York time) on the relevant Interest Payment Date. After entry of Beneficial Owner Information into the Acupay system by such participant, the Acupay system will produce completed Tax Certificates. Such participant will then be required to (i) print out, (ii) review, (iii) sign and (iv) fax or send by email a PDF copy of the duly signed Tax Certificate directly to Acupay for receipt by Acupay no later than the DTC Quick Refund Deadline. This Tax Certificate will be dated as of the Interest Payment Date. The original Tax Certificate must be sent to Acupay for receipt no later than the 15th calendar day of the month following the Interest Payment Date.
          Notwithstanding anything contained herein, any participant whose EDS Election did not specify “gross treatment” with respect to at least the portion of its DTC position for which it is claiming a “quick refund” as of 10:15 a.m. (New York time) on the relevant Interest Payment Date will not be permitted to follow the quick refund procedures set forth in this Article II, and any Beneficial Owner holding through such participant will instead need to rely on the Direct Refund Procedures set forth in Article II of Annex B to this Prospectus Supplement.
          b.     Acupay will then conduct the Acupay DTC Verification Procedures with respect to the Beneficial Owner Information submitted by the participants pursuant to part A.1.a of this Article II by comparing such Beneficial Owner Information with such participant’s EDS Election and its position in the Notes as of the close of business on the New York Business Day immediately preceding the relevant Interest Payment Date. The information as to the EDS Election and position in the Notes of each participant as of such date shall be provided to Acupay by DTC. Participants may revise such Beneficial Owner Information in the Acupay system in order to cure any inconsistency detected through the Acupay DTC Verification Procedures.
          c.     Acupay will reconcile Beneficial Owner Information to the reports of DTC positions as of 8:00 p.m. (New York time) on the New York Business Day immediately preceding the relevant Interest Payment Date and EDS Elections as of 10:15 a.m. (New York time) on the relevant Interest Payment Date (as certified by DTC) until the DTC Quick Refund Deadline. Acupay will collect payment instructions from DTC participants or their designees and, no later than 12:00 p.m. (New York time) on the third calendar day following the DTC Quick Refund Deadline, will forward PDF copies of the verified Tax Certificates to the Issuer and the Guarantor and the payment instructions to the Issuer, the Guarantor and the Paying Agent.
2.     Beneficial Owners Not Holding through a Qualified Institution
          a.     Beneficial Owners entitled to receive interest payments in respect of the Notes gross of any Spanish withholding taxes but who have been paid net of Spanish withholding taxes as a result of (a) holding interests in the Notes through participants in DTC who are not Qualified Institutions or (b) an early redemption of the Notes for taxation reasons, will be entitled to utilize the following quick refund procedures.
          b.     Such Beneficial Owners may request from the Issuer the reimbursement of the amount withheld by providing Acupay, as an agent of the Issuer, with (i) documentation to confirm their securities entitlement in respect of the Notes on the relevant Interest Payment Date (which documentation must include statements from (A) DTC and (B) the relevant DTC participant setting forth such participant’s aggregate DTC position on the Interest Payment Date as well as the portion of such position that was paid net and gross of withholding taxes, together with an accounting record of the amounts of such position and payments which were attributable to the Beneficial Owner) and (ii) a Government Tax Residency Certificate. Such Government Tax Residency Certificate (which will be valid for a period of one year after its date of issuance) together with the information regarding the securities entitlement in respect of the Notes must be submitted to Acupay on the behalf of the Issuer no later than the DTC Quick Refund Deadline. Acupay will collect payment instructions from DTC participants or their designees, as the case may be, and, no later than 12:00 p.m. (New York time) on the third calendar day following the DTC Quick Refund Deadline, will forward to the Issuer and the Guarantor PDF copies and originals of the Government Tax Residency Certificates, and to the Issuer, the Guarantor and the Paying Agent (x) the related payment instructions and (y) a reconciliation of such payment instructions to (1) the outstanding principal amount of Notes owned through each DTC participant as of the relevant Interest Payment Date and (2) the outstanding principal amount of such Notes on which interest was paid net of Spanish withholding tax on the relevant Interest Payment Date.
B.     Payment Procedures
          1.     Upon receipt of the relevant Tax Certificates and Government Tax Residency Certificates together with related documentation (if any) from Acupay pursuant to the procedures in part A. of this Article II, the Issuer will review the Government Tax Residency Certificates together with related documentation (if any) and confirm the approved elections and related payments no later than the

18th calendar day of the month following the relevant Interest Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day).
          2.     On the 19th calendar day of the month following the relevant Interest Payment Date (or if such day is not a New York Business Day, the first New York Business Day immediately preceding such day), the Issuer will make payments equal to the amounts initially withheld from participants complying with the quick refund procedures to the Paying Agent and the Paying Agent shall, within one New York Business Day of such date, transfer such payments to DTC participants directly for the benefit of Beneficial Owners.

ANNEX B
FORMS OF REQUIRED SPANISH WITHHOLDING TAX DOCUMENTATION AND
PROCEDURES FOR DIRECT REFUND FROM SPANISH TAX AUTHORITIES
Article I
Documentation Required by Spanish Tax Law Pursuant to the Relief at Source Procedure
          1.     If the holder of a Certificated Note is not resident in Spain for tax purposes and acts for its own account and is a Qualified Institution, the entity in question must certify its name and tax residency substantially in the manner provided in Exhibit I to this Annex B.
          2.     In the case of transactions in which a Qualified Institution which is a holder of Certificated Notes acts as intermediary, the entity in question must, in accordance with the information contained in its own records, certify the name and tax residency of each Beneficial Owner not resident in Spain for tax purposes or in a tax haven as of the Interest Payment Date substantially in the manner provided in Exhibit II to this Annex B.
          3.     In the case of transactions which are channeled through a securities clearing and deposit entity recognized for these purposes by Spanish law or by the law of another OECD member country, the entity in question (i.e., the clearing system participant) must, in accordance with the information contained in its own records, certify the name and tax residency of each Beneficial Owner not resident in Spain for tax purposes or in a tax haven as of the Interest Payment Date substantially in the manner provided in Exhibit II to this Annex B.
          4.     If the Beneficial Owner is resident in Spain for tax purposes and is subject to Spanish Corporate Income Tax, the entities listed in paragraphs (2) or (3) above (such as the participants in DTC which are Qualified Institutions) must submit a certification specifying the name, address, Tax Identification Number, ISIN code of the Notes, the beneficial interest in the principal amount of Notes held at each Interest Payment Date, gross income and amount withheld, substantially in the form set out in Exhibit III to this Annex B.
          5.     In the case of Beneficial Owners who do not hold their interests in the Notes through Qualified Institutions or whose holdings are not channeled through a securities clearing and deposit entity recognized for these purposes by Spanish law or by the law of another OECD member country, the Beneficial Owner must submit (i) proof of beneficial ownership and (ii) a Government Tax Residency Certificate.
Article II
Direct Refund from Spanish Tax Authorities Procedure
          1.     Beneficial Owners entitled to exemption from Spanish withholding tax who have not timely followed either the “Relief at Source Procedure” set forth in Article I of Annex A to this Prospectus Supplement or the quick refund procedures set forth in Article II of Annex A to this Prospectus Supplement, and therefore have been subject to Spanish withholding tax, may request a full refund of the amount that has been withheld directly from the Spanish tax authorities.
          2.     Beneficial Owners have up to the time period allowed pursuant to Spanish law (currently, a maximum of four years as of the relevant Interest Payment Date) to claim the amount withheld from the Spanish Treasury by filing with the Spanish tax authorities (i) the relevant Spanish tax form, (ii) proof of beneficial ownership and (iii) a Government Tax Residency Certificate (from the IRS in the case of U.S. resident Beneficial Owners).

EXHIBIT I
[English translation provided for informational purposes only]
Modelo de certificación en inversiones por cuenta propia
Form of Certificate for Own Account Investments
(nombre) (name)
(domicilio) (address)
(NIF) (tax identification number)
(en calidad de), en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 12.3.a) del Real Decreto 2281/1998,
(function), in the name and on behalf of the Entity indicated below, for the purposes of article 12.3.a) of Royal Decree 2281/1998,
CERTIFICO:
I CERTIFY:

1.	Que el nombre o razón social de la Entidad que represento es:
that the name of the Entity I represent is:

2.	Que su residencia fiscal es la siguiente:
that its residence for tax purposes is:

3.	Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of
(pais, estado, ciudad), con el número
(country, state, city), under number

4.	Que la Entidad que represento está sometida a la supervisión de (Organo supervisor)
that the institution I represent is supervised by (Supervision body)
en virtud de (normativa que lo regula)
under (governing rules).
Todo ello en relación con:
All the above in relation to:
Identificación de los valores poseidos por cuenta propia
Identification of securities held on own account:
Importe de los rendimientos
Amount of income
Lo que certifico en                     a                de                     de 20
I certify the above in [location] on the [day] of [month] of [year]

EXHIBIT II
[English translation provided for informational purposes only]
Modelo de certificación en inversiones por cuenta ajena
Form of Certificate for Third Party Investments
(nombre) (name)
(domicilio) (address)
(NIF) (tax identification number)
(en calidad de), en nombre y representación de la Entidad abajo señalada a los efectosprevistos en el artículo 12.3.b) y c) del Real Decreto 2281/1998,
(function), in the name and on behalf of the Entity indicated below, for the purposes of article 12.3.b) and c) of Royal Decree 2281/1998,
CERTIFICO:
I CERTIFY:

1.	Que el nombre o razón social de la Entidad que represento es:
that the name of the Entity I represent is:

2.	Que su residencia fiscal es la siguiente:
that its residence for tax purposes is:

3.	Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of
(pais, estado, ciudad), con el número
(country, state, city), under number

4.	Que la Entidad que represento está sometida a la supervisión de (Organo supervisor)
that the institution I represent is supervised by (Supervision body)
en virtud de (normativa que lo regula)
under (governing rules).
5.     Que, de acuerdo con los Registros de la Entidad que represento, la relación de titulares adjunta a la presente certificación, comprensiva del nombre de cada uno de los titulares no residentes, su país de residencia y el importe de los correspondientes rendimientos, es exacta, y no incluye personas o Entidades residentes en España o en los países o territorios que tienen en España la consideración de paraíso fiscal de acuerdo con las normas reglamentarias en vigor.
That, according to the records of the Entity I represent, the list of beneficial owners hereby attached, including the names of all the non-resident holders, their country of residence and the amounts and the relevant amounts is accurate, and does not include person(s) or institution(s) resident either in Spain or in tax haven countries or territories as defined under Spanish applicable regulations.
Lo que certifico en                     a                de                     de 20
I certify the above in [location] on the [day] of [month] of [year]
RELACIÓN ADJUNTA A CUMPLIMENTAR:
TO BE ATTACHED:
Identificación de los valores:
Identification of the securities
Listado de titulares:
List of beneficial owners:
Nombre/ País de residencia/ Importe de los rendimientos
Name/ Country of residence/ Amount of income

EXHIBIT III
[English translation provided for informational purposes only]
Modelo de certificación para hacer efectiva la exclusión de retención a los sujetos pasivos del Impuesto sobre Sociedades y a los establecimientos permanentes sujetos pasivos del Impuesto sobre la Renta de No Residentes
Certificate for application of the exemption on withholding to Spanish corporate income taxpayers and to permanent establishments of non-resident income taxpayers
(nombre) (name)
(domicilio) (address)
(NIF) (tax identification number)
(en calidad de), en nombre y representación de la Entidad abajo señalada a los efectos previstos en el artículo 59.s) del Real Decreto 1777/2004,
(function), in the name and on behalf of the Entity indicated below, for the purposes of article 59.s) of Royal Decree 1777/2004,
CERTIFICO:
I CERTIFY:
1.     Que el nombre o razón social de la Entidad que represento es:
that the name of the Entity I represent is:
2.     Que su residencia fiscal es la siguiente:
that its residence for tax purposes is:
3.     Que la Entidad que represento está inscrita en el Registro de that the institution I represent is recorded in the Register of
(pais, estado, ciudad), con el número
(country, state, city), under number
4.     Que la Entidad que represento está sometida a la supervisión de (Organo supervisor)
that the institution I represent is supervised by (Supervision body)
en virtud de (normativa que lo regula)
under (governing rules).
5.     Que, a través de la Entidad que represento, los titulares incluidos en la relacion adjunta, sujetos pasivos del Impuesto sobre Sociedades y establecimientos permanentes en España de sujetos pasivos del Impuesto sobre la Renta de no Residentes, son perceptores de los rendimientos indicados.
That, through the Entity I represent, the list of holders hereby attached, are Spanish Corporate Income Tax payers and permanent establishments in Spain of Non-Resident Income Tax taxpayers, and are recipients of the referred income.
6.     Que la Entidad que represento conserva, a disposición del emisor, fotocopia de la tarjeta acreditativa del número de identificación fiscal de los titulares incluidos en la relación.
That the Entity I represent keeps, at the disposal of the Issuer, a photocopy of the card evidencing the Fiscal Identification Number of the holders included in the attached list.
Lo que certifico en                     a                de                     de 20
I certify the above in [location] on the [day] of [month] of [year]

RELACION ADJUNTA:
TO BE ATTACHED:
Identificación de los valores:
Identification of the securities
Razón social/ Domicilio/ Número de identificación fiscal/ Número de valores/ Rendimientos brutos/ Retención al 15%
Name/ Domicile/ Fiscal Identification Number/ Number of securities/ Gross income/ Amount withheld at 15%.

PROSPECTUS
Debt Securities of Telefónica Emisiones S.A.U.,
which are fully and unconditionally guaranteed by Telefónica, S.A.
We may offer from time-to-time in one or more series Debt Securities of Telefónica Emisiones S.A.U., which are fully and unconditionally guaranteed by Telefónica, S.A.
We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this Prospectus. Such prospectus supplements may also add, update or change information contained in this Prospectus. You should read both this Prospectus and the prospectus supplements, together with the additional information described under the heading “Where You Can Find More Information” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.
Investing in these securities involves risks. See “Risk Factors”.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
We may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time-to-time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.
The date of this Prospectus is April 12, 2006.

ABOUT THIS PROSPECTUS
          This Prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, we may sell any Debt Securities described in this Prospectus from time-to-time in the future in one or more offerings.
          This Prospectus provides you with a general description of the securities that can be offered. Each time Debt Securities are offered under this Prospectus, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this Prospectus. Accordingly, to the extent inconsistent, information in this Prospectus is superseded by the information in any prospectus supplement. You should read both this Prospectus and any prospectus supplement together with the information incorporated by reference that is described in “Incorporation by Reference”.
          The prospectus supplement to be attached to the front of this Prospectus will describe the terms of the offering, including the amount and detailed terms of Debt Securities, the initial public offering price, net proceeds to us, the Guarantor, the expenses of the offering, the terms of offers and sales outside of the United States, if any, the Guarantor’s capitalization, the nature of the plan of distribution, the other specific terms related to such offering, and any U.S. federal income tax consequences and Spanish tax considerations applicable to the Debt Securities.
          In this Prospectus and the prospectus supplements, the “Issuer” refers to Telefónica Emisiones S.A.U. “Telefónica”, “Telefónica, S.A.”, the “Group” or the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. “O2” refers to O2 plc, a subsidiary of Telefónica. We use the words “we”, “us” and “our” to refer to the Issuer or the Guarantor, as the context requires. We use the word “you” to refer to prospective investors in the securities. We use the term “Debt Securities” to refer collectively to any Debt Securities to be issued by us and guaranteed by the Guarantor pursuant to this Prospectus.
INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” the information Telefónica, the Guarantor, files with the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this Prospectus. Information that Telefónica files with the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference Telefónica’s annual report on Form 20-F for the year ended December 31, 2005 and filed with the SEC on April 12, 2006 (the “Form 20-F”). Additionally, we incorporate by reference (i) the audited financial statements of O2 for the years ended March 31, 2005 and March 31, 2004 and (ii) the unaudited financial information of O2 for the six months ended September 30, 2005 and September 30, 2004 filed by the Guarantor with the SEC on Form 6-K on April 12, 2006.
          We incorporate by reference in this Prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this Prospectus after the date hereof and prior to the completion of an offering of securities under this Prospectus. This Prospectus is part of a registration statement filed with the SEC. See “Where You Can Find More Information”.
          As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents that we have incorporated by reference.
          You should rely only on the information incorporated by reference or provided in this Prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This Prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
WHERE YOU CAN FIND MORE INFORMATION
          Telefónica files annual and periodic reports and other information with the SEC. You may read and copy any document that Telefónica files at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the operation of the public reference rooms. Telefónica’s SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.
          Telefónica makes available free of charge through Telefónica’s website, accessible at http://www.telefonica.com, certain of Telefónica’s reports and other information filed with or furnished to the SEC.
          With the exception of the reports specifically incorporated by reference in this Prospectus as set forth above, material contained on or accessible through Telefónica’s website is specifically not incorporated into this Prospectus. See “Incorporation by Reference”.
          You may also request a copy of Telefónica’s filings at no cost by writing or calling Telefónica at the following addresses:
Telefónica, S.A.
GranVía, 28, planta 3
28013 Madrid
Kingdom of Spain
Attention: Shareholders’ Office
+34 91 584 4700
          American Depository Shares representing Telefónica’s common shares are traded on the New York Stock Exchange under the symbol “TEF”. You may inspect Telefónica’s reports filed with or furnished to the SEC and other information concerning Telefónica at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.
          You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with other or different information. In particular, no dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this Prospectus or that is incorporated by reference herein.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
          We are a wholly-owned subsidiary of the Guarantor and are a limited liability company with a sole shareholder (sociedad anónima unipersonal) organized under the laws of the Kingdom of Spain. Telefónica, the Guarantor, is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. All of our directors and the executive officers and directors of Telefónica, and certain of the experts named in this Prospectus, are not residents of the United States. All or a substantial portion of our assets and those of Telefónica and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either us or the Guarantor or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either us or the Guarantor or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.
          We and Telefónica have expressly submitted to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York and any appellate court from any such court thereof for the purpose of any suit, action or proceeding arising out of the Debt Securities or the Guarantee and have appointed CT Corporation System as our agent to accept service of process in any such action.
RISK FACTORS
          You should carefully consider the risk factors contained in the prospectus supplements and the documents incorporated by reference into this Prospectus, including, but not limited to, those risk factors in Item 3.D in the Form 20-F, in deciding whether to invest in the Debt Securities being offered pursuant to this Prospectus.
RATIO OF EARNINGS TO FIXED CHARGES
          The following table sets forth the Guarantor’s ratio of earnings to fixed charges, using financial information compiled in accordance with (i) International Financial Reporting Standards (“IFRS”) for the year ended December 31, 2005 and 2004, and (ii) the accounting principles generally accepted in the Kingdom of Spain (“Spanish GAAP”) for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31,

	2005	2004	2003	2002		2001

IFRS Ratio of Earnings to Fixed Charges	3.86	2.88	—	—		—
Spanish GAAP Ratio of Earnings to Fixed Charges	—	—	2.85	—	(1)	2.22

(1)	Earnings were inadequate to cover fixed charges by €14,013.19 million for the year ended December 31, 2002.
          For the purpose of calculating ratios of earnings to fixed charges, earnings consist of net profit for the year from continuing operations, plus income tax, minority interests, share of profit or loss from equity investees, amortization of capitalized interest and fixed charges. Fixed charges consist of interest expenses, including borrowing costs, amortized premiums, discounts and other expenses related to indebtedness and capitalized interest, all calculated in euros.
          Prior to January 1, 2005, the Guarantor’s consolidated annual and interim financial statements were prepared in accordance with Spanish GAAP. Since January 1, 2005, the Guarantor’s consolidated annual and interim financial statements, including its consolidated financial statements as of and for the year ended December 31, 2005, are and were prepared in accordance with IFRS. The Guarantor’s consolidated financial information as of and for the year ended December 31, 2004, included in its annual consolidated financial statements, was restated in accordance with IFRS for comparative purposes. For quantitative information regarding the adjustments required to reconcile the Guarantor’s Spanish GAAP financial information to IFRS, see Note 2 to the Guarantor’s consolidated financial statements prepared under IFRS, which are included in the Form 20-F.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
          The unaudited pro forma financial data have been prepared by applying adjustments relating to the transactions described below to the Guarantor’s historical consolidated financial statements reconciled to the accounting principles generally accepted in the United States (“U.S. GAAP”). The historical consolidated financial statements have been prepared under IFRS, and Note 23 to Telefónica’s 2005 consolidated financial statements filed on Form 20-F includes an explanation of the differences between IFRS and U.S. GAAP, as well as a reconciliation of net income and equity from IFRS to U.S. GAAP.
          The pro forma financial data are provided for illustrative purposes only, are preliminary and do not purport to represent what the Guarantor’s actual financial position or results of operations would have been had the transactions described below occurred on the respective dates assumed. The pro forma financial data are not indicative of the Guarantor’s future financial position or results of operations. You are cautioned not to place undue reliance upon the pro forma financial data.
          The pro forma financial data should be read in conjunction with Telefónica’s consolidated financial statements and the accompanying notes included in the Form 20-F and O2’s consolidated financial statements and the accompanying notes included in the Form 6-K filed by the Guarantor with the SEC on April 12, 2006.
          The pro forma financial data have been prepared in accordance with U.S. GAAP.
          The pro forma financial data give effect to:

1.	The Guarantor’s agreement to acquire the minority interest in Telefónica Móviles, S.A., through an exchange of shares and subsequent merger of Telefónica Móviles with and into Telefónica. The Guarantor has assumed that the value of the total purchase consideration to be issued by the Guarantor to complete this acquisition would amount to approximately €3,194 million. For the purposes of the pro forma financial data, we have assumed that the Guarantor will be required to issue four Telefónica shares for each five Telefónica Móviles shares. Assuming this exchange ratio, the Guarantor would be required to issue approximately 245 million Telefónica shares. The number of ordinary shares of Telefónica to be delivered to Telefónica Móviles shareholders in the merger has been calculated by excluding (i) the number of Telefónica Móviles’ shares owned directly or indirectly by Telefónica, (ii) the number of Telefónica Móviles’ treasury shares and (iii) the number of shares that will be acquired by Telefónica Móviles through the execution of a call option with respect to the economic hedge of its stock option plan, and not used for the liquidation of such stock option plan, none of which shares will be a part of the merger exchange. It has been assumed that the number of shares that will not be used for the liquidation of the stock option plan (and hence will not be exchanged pursuant to the merger) will be 18,657,784 shares. In the event that the definitive number of shares not used by Telefónica Móviles in the liquidation of the stock option plan differs from this estimated number, the number of Telefónica shares to be delivered in the merger will vary accordingly. (See Note (c) below.) The maximum amount of the capital increase to be carried out by Telefónica pursuant to the established exchange ratio may be reduced through the delivery of Telefónica’s treasury shares.

2.	The Guarantor’s acquisition of O2, a European mobile telecommunication services provider, in early 2006 as a result of a public tender offer announced in October 2005 for all of the outstanding shares of O2 for £2 per share, for a total cash consideration of approximately £17.8 billion (approximately €26 billion). On January 23, 2006, the Guarantor’s tender offer for O2 was declared unconditional in accordance with the rules of the U.K. City Code on Takeovers and Mergers. In February 2006 the Guarantor initiated the process of compulsory acquisition of the remaining O2 shares in respect of which the offer had not been accepted. This process was closed on April 6, 2006, resulting in the acquisition by the Guarantor of the remaining interest in O2. Additionally, effective on March 7, 2006, the O2 shares were de-listed from the Official List and their admission to trading on the London Stock Exchange’s market for listed securities was cancelled.

          The unaudited pro forma condensed consolidated income statements for the twelve months ended December 31, 2005 reflect the transactions described above as if they had occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 reflects the transactions described above as if they had occurred on December 31, 2005. The Guarantor’s fiscal year ends on December 31. As O2’s fiscal year ended on March 31, 2005, we have made certain adjustments to the O2 historical financial data for purposes of preparing the pro forma financial data. These adjustments are discussed in note (a) below.
          The unaudited pro forma financial data do not reflect:

1.	acquisitions other than those described above made during year 2005 and up to April 12, 2006 that would not have a material effect on the Guarantor’s pro forma financial position or results of operations; and

2.	probable acquisitions other than those described above that would not have a material effect on the Guarantor’s pro forma financial position or results of operations.

TELEFÓNICA, S.A.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005
U.S. GAAP (UNAUDITED) (Millions of Euro)

				Acquisition of	Total Telefónica
			O2 plc Acquisition	minority interest in	Group pro
	Telefónica Group	O2 plc (a)	Adjustments (b)	Telefónica Móviles (c)	forma

Non-current assets	64,261.39	26,556.45	496.98	2,806.88	94,121.70
Intangible assets	6,407.15	13,559.74	—	—	19,966.89
Goodwill	14,200.20	6,138.29	1,762.81	2,806.88	24,908.18
Property, plant and equipment	25,752.13	6,829.49	—	—	32,581.62
Deferred tax assets	8,722.44	—	—	—	8,722.44
Other non-current assets	9,179.47	28.93	(1,265.83)	—	7,942.57
Current assets	12,386.40	3,784.56	—	(133.11)	16,037.85
Total Assets	76,647.79	30,341.01	496.98	2,673.77	110,159.55
Equity	19,221.96	24,264.43	(24,264.43)	3,193.84	22,415.80
Minority interest	2,604.27	—	—	(520.07)	2,084.20
Non-current liabilities	34,064.84	3,116.01	24,761.41	—	61,942.26
Interest-bearing debt	25,167.58	1,984.97	24,761.41	—	51,913.96
Other long-term liabilities	8,897.26	1,131.04	—	—	10,028.30
Current liabilities	20,756.72	2,960.57	—	—	23,717.29
Total Liabilities and Equity	76,647.79	30,341.01	496.98	2,673.77	110,159.55
The accompanying notes to the pro forma condensed consolidated financial statements are an integral part of this pro forma condensed consolidated balance sheet.

TELEFÓNICA, S.A.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2005
U.S. GAAP (UNAUDITED) (Millions of Euro, except per share data)

				Acquisition of
	Telefónica		O2 plc Acquisition	minority interest in	Total Telefónica
	Group	O2 plc(a)	Adjustments(b)	Telefónica Móviles(c)	pro forma

Revenues	35,993.30	10,467.74	—	—	46,461.04
Operating expenses	(22,717.76)	(7,662.22)	—	—	(30,379.98)
Supplies	(9,507.56)	(4,974.26)	—	—	(14,481.82)
Personnel expenses	(5,769.54)	(822.95)	—	—	(6,592.49)
Marketing	(1,506.42)	(1,103.84)	—	—	(2,610.26)
Other	(5,934.24)	(761.17)	—	—	(6,695.41)
Other net operating income (expense)	1,360.01	(44.04)	—	—	1,315.97
Depreciation and amortization	(6,252.34)	(2,703.88)	—	—	(8,956.22)
Operating income	8,383.21	57.60	—	—	8,440.81
Share of profit (loss) of associates	(243.38)	(1.02)	—	—	(244.40)
Net financial income (expense)	(1,687.75)	(3.42)	(1,046.36)		(2,737.53)
Profit before taxes	6,452.08	53.16	(1,046.36)	—	5,458.88
Corporate income tax	(1,911.92)	(15.95)	366.23		(1,561.64)
Minority interests	(395.96)	—	—	134.93	(261.03)
Net income	4,144.20	37.21	(680.13)	134.93	3,636.21
Basic and diluted earnings per share(€ )	0.851				0.711
Weighted average number of shares (‘000)	4,870,852			244,793	5,115,645
The accompanying notes to the pro forma condensed consolidated financial statements are an integral part of this pro forma condensed consolidated income statement

(a)	O2’s fiscal year ended on March 31, 2005, which differs from the Guarantor’s fiscal year end. Consequently, for the purpose of presenting the pro forma condensed consolidated income statement, we have prepared the financial data presented for O2 to reflect its results of operations for the twelve-month period ended December 31, 2005. The calculation of the results of operations of O2 for the twelve-month period from January 1, 2005 to December 31, 2005 shows the aggregate of its results of operations for the following periods:

•	Three-month period from January 1, 2005 to March 31, 2005 (Interims not published and prepared in accordance with IFRS;

•	Six-month period from March 31, 2005 to September 30, 2005 (Published interims prepared in accordance with IFRS); and

•	Three-month period from October 1, 2005 to December 31, 2005 (Interims not published prepared in accordance with IFRS).

The necessary conversion adjustments have been considered in order to present the required pro forma financial information in accordance with U.S. GAAP.

For the purposes of presenting the pro forma condensed consolidated balance sheet as of December 31, 2005, we have used the O2 consolidated balance sheet as of December 31, 2005 and restated the amounts from pounds into euros using the exchange rate in effect at December 31, 2005 (0.6853 pounds per euro). For the purposes of presenting the pro forma condensed consolidated income statement for the year ended December 31, 2005, we have used the O2 consolidated results of operations for the twelve-month period ended December 31, 2005 and restated the amounts from pounds into euros using the average exchange rate for such period (0.6839 pounds per euro).

We have excluded from the O2 consolidated income statement two non-recurring items which occurred in the twelve-month period ended December 31, 2005 that fall outside the ordinary activities of the company and do not have a continuing impact on Telefónica in the future, as follows:

•	In March 2005, a charge totaling £20 million (approximately €29 million) relating to the costs of the capital reorganization to introduce O2 as the new listed holding company of the mmO2 plc group. The purpose of the reorganization was to create distributable reserves and allow the implementation of the O2 Group’s distribution policy. Subsequently O2 also de-listed from the NYSE and deregistered from the SEC. For additional information, please refer to Note 19 to the O2 Financial Statements as of March 31, 2005 incorporated into this Prospectus by reference from the Form 6-K filed by the Guarantor with the SEC on April 12, 2006. The costs represent advisors and other professional fees in relation to the reorganization.

•	In March 2005, an unusual charge of £45 million (approximately €66 million) relating to the restructuring of the O2 UK business, which comprised costs of redundancies and property exit costs.

For the purposes of presenting the pro forma condensed consolidated income statement for the year ended December 31, 2005, we have also excluded non-recurring reversals of certain deferred tax assets, and have estimated the Corporate income tax charge for the period based on the statutory corporation taxation rate in the United Kingdom, being the tax jurisdiction in which the O2 Group is expected to pay the majority of its corporation tax in the foreseeable future.

(b)	These amounts represent adjustments related to our acquisition of O2 and the elimination of O2’s equity accounts and other eliminations.

•	As of December 31, 2005, Telefónica held a 4.97% interest in O2’s share capital which had a carrying amount of €1,266 million.

•	For the purposes of these pro forma financial data, we have assumed that the value of the total purchase consideration paid for the remaining 95.03% interest in O2 would be approximately €24,761 million, fully funded by a mix of fixed and floating long-term debt.

•	For the purposes of these pro forma financial data, the financial cost incurred related to the debt assumed in connection with the acquisition of O2, amounting to €1,046 million, is based on the average market interest rate during 2005 for the floating portion, and the prevailing interest rates as of January 2005 for the fixed part of the debt. We have also assumed a related tax effect amounting to €366 million, using the current tax rate.

Variances in interest rate considered in a range of 1/8 percent would not have a significant effect on the financial cost incurred that should be disclosed.

•	For the purposes of these pro forma financial data, we have preliminarily estimated the fair value of the net assets acquired from O2 based on the historical financial statements of O2 as of December 31, 2005. The excess of the purchase price over a preliminary estimate of the fair value of the net assets of O2 acquired has been allocated to goodwill.
The above allocation of purchase price as it relates to the acquisition of O2 has been prepared on a preliminary basis and is subject to revision based upon a formal study to be performed. Based on this study, the allocation of the purchase price may differ from the assumptions shown above. The effects of this revised allocation may have a material effect on the pro forma results of operations. The most significant impact on operations would result from a different allocation to goodwill, property, plant and equipment and intangible assets. Goodwill is subject to an annual impairment test, while property, plant and equipment and intangible assets are subject to amortization and depreciation. The useful lives for property, plant and equipment are the following:

Freehold buildings	40 years
Network assets	5 to 15 years
Computers, software and office equipment	2 to 6 years
Motor vehicles	5 years

Intangible assets comprise principally UMTS licences. The useful economic life of the UMTS licences is considered to be the period from the market launch of service to the end of the licence period.

		Price per share	Total price
	Number of shares	(£)	(£ million)

Market acquisitions, prior to the tender offer	747,606,107	1.99	1,486.90
Acquisitions under the tender offer	8,133,206,057	2.00	16,266.41
Stamp duty			83.16
Total Purchase Price	8,880,812,164		£17,836.47
Exchange rate (0.6853)			€26,027.24

Preliminary allocation (€ million):

Intangible assets	13,559.74
Property, plant and equipment	6,829.49
Current assets	3,784.56
Other non-current assets	28.93
Non-current liabilities	(3,116.01)
Current liabilities	(2,960.57)
Total	18,126.14
Excess (allocated to goodwill)	7,901.10

(c)	These amounts represent the adjustments related to our acquisition of the minority share in Telefónica Móviles and the elimination of the minority interest (c) accounts.

•	For the purposes of these pro forma financial statements, we have assumed that Telefónica will issue four shares for each five Telefónica Móviles shares. Assuming this exchange ratio, the Guarantor would be required to issue approximately 245 million Telefónica shares.

The final amount of shares to be issued by Telefónica will be affected by the delivery of Telefónica Móviles treasury shares that could be necessary to liquidate the stock option plan. Considering a minimum and maximum range of treasury shares estimated by management, the expected effect from this variance on the purchase price is not significant.

•	We have assumed that the fair value of the shares to be issued will be €13.05 per share, which is based on their average market price a few days before and after the approval of the transaction.

•	For the purposes of this pro forma financial data, we have assumed the payment to the minority shareholders of a €0.435 gross dividend per share of Telefónica Móviles, which was proposed by the Board of Directors of Telefónica Móviles for approval by its General Shareholders’ Meeting within the framework of negotiation between Telefónica and Telefónica Móviles, which dividend payment is subject to final approval of the projected merger by the General Shareholders’ Meetings of both companies.

•	For the purposes of this pro forma financial data, we have preliminarily estimated the fair value of the net assets acquired through this share exchange based on the historical financial statements of Telefónica Móviles as of December 31, 2005. The excess of the purchase price over a preliminary estimate of the fair value of the net assets acquired has been allocated to goodwill.

The above allocation of purchase price as it relates to the acquisition of the minority interests in Telefónica Móviles has been prepared on a preliminary basis and is subject to revision based upon a formal study to be performed. Based on this study, the allocation of the purchase price may differ from the assumptions shown above. The effects of this revised allocation may have a material effect on the pro forma results of operations.

LEGAL MATTERS
          Certain legal matters with respect to Spanish law will be passed upon for us by our Spanish counsel, Uría Menéndez. Certain legal matters with respect to United States and New York law will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae.
EXPERTS
          The consolidated financial statements of Telefónica, S.A. appearing in Telefónica, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2005, have been audited by Ernst & Young S.L., independent registered public accounting firm, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated in this Prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
          The consolidated financial statements of Telefónica, S.A. as of and for the year ended December 31, 2004 incorporated in this Prospectus by reference from the Annual Report on Form 20-F of Telefónica, S.A. for the year ended December 31, 2005, have been audited by Deloitte S.L., an independent registered public accounting firm, as stated in their report (Such report includes a qualification because comparative consolidated financial statements related to the year ended December 31, 2003, as required in IAS 1, Presentation of Financial Statements, are not presented. In our opinion, disclosure of such comparative information is required under International Financial Reporting Standards, as adopted by the European Union (“IFRS-EU”). Additionally, such report contains two explanatory paragraphs referring to the fact (1) that Telefónica, S.A. adopted IFRS-EU in preparing their consolidated financial statements as of December 31, 2005 and that for purposes of the consolidated financial statements as of and for the year ended December 31, 2004, Telefónica has developed accounting policies based on IFRS-EU issued to date that are effective at Telefónica’s reporting date of December 31, 2005 as required by IFRS 1 First-time Adoption of International Financial Reporting Standards, and (2) that IFRS-EU vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) and that the information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements of Telefónica, S.A. and that consolidated shareholders’ equity and consolidated net income under U.S. GAAP have been restated for the year ended December 31, 2004, in order to remove the effects of inflation that previously were not removed pursuant to Item 17(c)(iv)(A) of Form 20-F, which is no longer applicable as a result of Telefónica’s adoption of IFRS-EU), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
          The consolidated financial statements of O2 plc as at March 31, 2005 and 2004 and for the years ended March 31, 2005 and 2004, which are incorporated in this Prospectus by reference from Telefónica’s Current Report on Form 6-K dated April 12, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Independent Auditors, given on the authority of said firm as experts in auditing and accounting.

Telefónica Emisiones S.A.U.
$                Floating Rate Senior Notes due
$                Fixed Rate Senior Notes due
guaranteed by:
Telefónica, S.A.

Preliminary Prospectus Supplement
                                , 2006

Joint Bookrunning Lead Managers

Citigroup	Credit Suisse	Deutsche Bank Securities	Lehman Brothers